COX & SMITH
                             I N C O R P O R A T E D
                              ATTORNEYS COUNSELORS



                              112 East Pecan Street
                                   Suite 1800
                          San Antonio, Texas 78205-1521
                                 (210) 554-5500
                               Fax (210) 226-8395



Writer's Direct Number                                Writer's E-Mail Address
(210) 554-5255                                         srjacobs@coxsmith.com

                                 June 25, 1999



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

                                 Re:   Registration Statement on Form S-4 for
                                       Abraxas Petroleum Corporation (333-79349)

Ladies and Gentlemen:

         On behalf of Abraxas Petroleum Corporation, this letter accompanies the filing of Amendment No. 1 to the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (No. 333-79349), for the registration of $63,500,000 Senior Secured Notes due 2003 of Abraxas Petroleum Corporation .

         As required under the EDGAR rules, a paper copy of the Form S-4 is on file with Abraxas' office of the secretary.

         Please direct any communication regarding this filing to the undersigned at (210) 554-5255 or to Tobin E. Olson of this Firm at (210) 554-5298.

                                                     Yours very truly,


                                                     /s/ Steven R. Jacobs
                                                     Steven R. Jacobs

SRJ/cap/248186.06

As filed with the Securities and Exchange Commission on June 25, 1999
                                                    Registration No. 333-79349


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NUMBER 1
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          ABRAXAS PETROLEUM CORPORATION
                            NEW CACHE PETROLEUMS LTD.
                          SANDIA OIL & GAS CORPORATION
                       CANADIAN ABRAXAS PETROLEUM LIMITED

             (Exact name of registrant as specified in the charter)

Nevada                                1331               74-2584033
Texas                                 1331               74-2368968
Alberta                               1331                  N/A
Alberta                               1331                  N/A
(State or other jurisdiction  (Primary Standard      (I.R.S. Employer
of incorporation or            Classifiacation       Identification Number)
 organization)                 Code Number)

                                                   Robert L. G. Watson
  500 North Loop 1604 East                      500 North Loop 1604 East
        Suite 100                                     Suite 100
  San Antonio, Texas 78232                      San Antonio, Texas 78232
     (210) 490-4788                                 (210) 490-4788

(Address, including zip code, and               (Address, including zip
 telephone number, including area code,          code,  and telephone  number,
 of  registrant's  principal executive           including area code, of agent
 offices)                                        for service)


                                   Copies to:

                            Cox & Smith Incorporated
                         112 E. Pecan Street, Suite 1800
                            San Antonio, Texas 78205
                                 (210) 554-5500
                           Attention: Steven R. Jacobs

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED June 24, 1999


        OFFER TO EXCHANGE 12 7/8% SENIOR SECURED NOTES DUE 2003, SERIES B
                   FOR ANY AND ALL OUTSTANDING 12 7/8% SENIOR
                             SECURED NOTES DUE 2003
                        OF ABRAXAS PETROLEUM CORPORATION

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

             NEW YORK CITY TIME, ON JULY ___, 1999, UNLESS EXTENDED



THE 12 7/8% SENIOR SECURED NOTES DUE 2003 -

o        Were originally offered and sold on March 26, 1999.
o        Will mature on March 15, 2003.
o Bear interest at the annual rate of 12 7/8%, payable semi-annually beginning on September 15, 1999.
o Are secured by most of our current and future assets other than certain excluded assets, and rank senior in right of payment to any of our subordinated indebtedness and rank equally with any of our senior indebtedness.
o Are subject to redemption or repurchase by us under certain circumstances.

THE 12 7/8% SENIOR SECURED NOTES DUE 2003, SERIES B -

o Are offered in exchange for an equal principal amount of our outstanding Senior Secured Notes.
o Evidence the same indebtedness as our outstanding Senior Secured Notes and are entitled to the benefits of the indenture under which those notes were issued.
o Are substantially identical in all material respects to our outstanding Senior Secured Notes, except for certain transfer restrictions and registration rights.

THE EXCHANGE OFFER -


o Expires at 5:00 p.m., New York City time, on July ___, 1999, unless extended

o Is our offer to exchange our Series B Senior Secured Notes for an equal amount of our outstanding Senior Secured Notes. o Satisfies our obligations under a registration rights agreement which we entered into with the initial purchaser of our Senior Secured Notes.
o Terminates the rights of most holders of any outstanding Senior Secured Notes to exercise registration rights under the registration rights agreement.
o        Is not a taxable exchange for U.S. Federal income tax purposes.
o Is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.



YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 15 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE NOTES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this Prospectus is June 25, 1999.

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         NOTICE TO NEW HAMPSHIRE RESIDENTS

         NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER THIS CHAPTER WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.


           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

         Canadian Abraxas and New Cache are Alberta corporations, certain of their officers and directors may be residents of various jurisdictions outside the United States and their Canadian counsel, Bennett Jones, are residents of Canada. All or a substantial portion of the assets of Canadian Abraxas and New Cache and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act. Notwithstanding the foregoing, Canadian Abraxas and New Cache have irrevocably agreed that they may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Chris E. Williford, c/o Abraxas Petroleum Corporation, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, Canadian Abraxas' and New Cache's United States agent appointed for that purpose. Canadian Abraxas and New Cache have been advised by their Canadian counsel, Bennett Jones, that there is doubt as to the enforceability in Canada against Canadian Abraxas and New Cache or against any of their directors, controlling persons, officers or experts who are not residents of the United States, in original actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

                                TABLE OF CONTENTS

                                                                            Page

   Summary...............................................................      4
   Risk Factors..........................................................     15
   Plan of Distribution..................................................     25
   The Exchange Offer....................................................     26
   Use of Proceeds.......................................................     34
   Capitalization........................................................     35
   Unaudited Pro Forma Financial Information.............................     36
   Selected Historical Financial Data....................................     41
   Management's Discussion and Analysis of Financial Condition
     and Results of Operations...........................................     44
   Business..............................................................     55
   Management............................................................     71
   Executive Compensation ...............................................     74
   Certain Transactions .................................................     78
   Principal Stockholders ...............................................     79
   Description of the Exchange Notes ....................................     81
   Certain United States Income Tax Considerations.......................    127
   Where You Can find More Information ..................................    134
   Legal Matters.........................................................    134
   Experts...............................................................    134
   Glossary of Terms.....................................................    135
   Index to Financial Statements.........................................    F-1



         We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

         Until September _____, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     SUMMARY


     The following highlights certain information in this Prospectus that is important to you. This Prospectus includes the terms of the Exchange Notes we are offering, as well as information regarding our business and detailed financial information. We encourage you to read this Prospectus in its entirety. The terms "Abraxas" or the "Issuer" refer only to Abraxas Petroleum Corporation and not to any of Abraxas' subsidiaries and the terms "Company," "we," "our," "ours" and "us" refer to Abraxas and all of its wholly-owned subsidiaries, including New Cache, Canadian Abraxas and Sandia, for the relevant time periods. Except as otherwise noted, our consolidated financial, reserve and operating information includes the financial, reserve and operating information of Grey Wolf, which is consolidated for financial reporting purposes but is not wholly-owned by Abraxas. Except as otherwise noted, the reserve data reported in this Prospectus are based on the reserve estimates of our independent petroleum engineers. Except as otherwise noted, the terms "on a pro forma basis" or "pro forma" refer to what our business might have looked like if the sale of the Outstanding Notes, the acquisition of New Cache and the sale by Abraxas of the Wyoming Properties had occurred at the times indicated. You should read the discussions under the heading "Glossary of Terms" for definitions of certain terms used in this Prospectus.

                                   The Company

         We are an independent energy company engaged primarily in the acquisition, exploration, exploitation and production of crude oil and natural gas. Since January 1, 1991, our principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. We utilize a disciplined acquisition strategy, focusing our efforts on producing properties and related assets with the following characteristics:

     o   A concentration of operations.
     o   Significant and quantifiable development potential.
     o   Historically low operating expenses.
     o The potential to reduce general and administrative ("G&A") expense per Mcfe. We seek to complement our acquisition and development activities by selectively participating in exploration projects with experienced industry partners. Our principal areas of operation are Texas and western Canada.

         We have completed 20 acquisitions of producing properties totaling 406 Bcfe of estimated proved reserves since January 1, 1991. At December 31, 1998, on a pro forma basis:
     o   We owned interests in 1,211,788 gross acres (772,651 net acres).
     o   Our estimated total proved reserves were 320 Bcfe.
     o   Our PV-10 was $237 million.
     o We operated properties accounting for 69% of our PV-10, affording us substantial control over the timing and occurrence of operating and capital expenditures.
     o We had net natural gas processing capacity of 121 MMcfpd through our 22 natural gas processing plants in Canada. o Our natural gas processing assets had a net book value of $44 million.

    Abraxas was founded in 1977 by Robert L. G. Watson, Abraxas' Chairman of the Board, President and Chief Executive Officer. Abraxas' principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and its telephone number is (210) 490-4788.

                                Business Strategy

    Our primary business objectives are to increase reserves, production and cash flow through the following:

    o Improved Liquidity. The sale of the Outstanding Notes increased our cash balance to approximately $21 million, allowing us to meet our near-term debt service requirements and facilitating limited capital expenditures. We have historically funded operations primarily through cash flow from operations and borrowings under credit facilities. As a result of the sale of the Outstanding Notes, our ability to incur additional indebtedness will be substantially limited causing us to rely on cash on hand, cash flow from operations, asset sales and equity issuances to fund crude oil and natural gas exploitation activities and acquisitions.

    o Low Cost Operations. We seek to maintain low operating and G&A expenses per Mcfe by operating a majority of our producing properties and related assets and by maintaining a high rate of production on a per well basis. As a result of this strategy, we have achieved per unit operating and G&A expenses that compare favorably with similar companies and that have historically been lower than the currently depressed crude oil and natural gas prices realized by us.

    o Exploitation of Existing Properties. We will allocate a portion of our operating cash flow to the exploitation of our producing properties. We believe that the proximity of our undeveloped reserves to existing production makes development of these properties less risky and more cost-effective than other drilling opportunities available to us. Given our high degree of operating control, the timing and incurrence of operating and capital expenditures is largely within our discretion.

    o Producing Property Acquisitions. As cash flow permits, we intend to continue to acquire producing crude oil and natural gas properties that can increase cash flow, production and reserves through operational improvements and additional development. We expect that the combination of low crude oil and natural gas prices, limited access to liquidity through the capital markets and reduced availability of commercial bank facilities will result in an increase in attractive acquisition opportunities offered by crude oil and natural gas companies seeking additional liquidity.

    o Focused Exploration Activity. In periods of increased crude oil and natural gas prices, we intend to allocate a portion of our capital budget to the drilling of exploratory wells that have high reserve potential. We believe that by devoting a relatively small amount of capital to high impact, high risk projects while reserving the majority of our available capital for development projects, we can reduce drilling risks while still benefiting from the potential for significant reserve additions.

                               Recent Developments

    In November 1998, Abraxas sold all of its interests in producing properties located in the Wamsutter area of southwestern Wyoming (the "Wyoming Properties") to a limited partnership (the "Partnership") for $58.6 million in cash. A subsidiary of Abraxas owns a one percent equity interest in the Partnership and acts as general partner of the Partnership. Abraxas also receives a management fee and reimbursement of certain overhead costs from the Partnership.

    In January 1999, Canadian Abraxas, Abraxas' wholly-owned Canadian subsidiary, acquired all of the outstanding common shares of New Cache Petroleums Ltd. for an aggregate purchase price of $78 million in cash and the assumption of approximately $10 million in debt (the "New Cache Debt"). The New Cache Debt was repaid with a portion of the proceeds from the sale of the Outstanding Notes. New Cache:
    o Owns interests in 285 gross wells (88.5 net wells) and 445,294 gross (256,524 net) acres located primarily in western Canada.
    o    Owns three natural gas processing plants.
    o Had estimated total proved reserves of 77 Bcfe (75% natural gas), all of which were proved developed, at December 31, 1998.



    In June 1999, Abraxas announced that it is exploring alternatives to increase its liquidity. The alternatives include potential private equity issuances and a restructuring of the Company's indebtedness as well as the sale of certain non-core properties including the potential sale of some or all of the Company's ownership position in New Cache to Grey Wolf. The Company also intends to review project financing alternatives.

                               The Exchange Offer


    On March 26, 1999, Abraxas sold $63.5 million of its 12 7/8% Senior Secured Notes due 2003 through an unregistered offering. The Outstanding Notes are, and the Exchange Notes will be, guaranteed by Canadian Abraxas, New Cache and Sandia Oil & Gas Corporation, Abraxas' wholly-owned United States subsidiary.


    Simultaneously with the unregistered offering, the guarantor subsidiaries and Abraxas agreed to provide the holders of the Outstanding Notes with certain registration rights pursuant to a Registration Rights Agreement. Under the Registration Rights Agreement, Abraxas must deliver this Prospectus to the holders of the Outstanding Notes and must complete the Exchange Offer on or before September 7, 1999. If the Exchange Offer does not take place on or before September 7, 1999, we must pay liquidated damages to the holders of the Outstanding Notes until the Exchange Offer is completed. You may exchange your Outstanding Notes for Exchange Notes with substantially the same terms in the Exchange Offer. You should read the discussion under the heading "Summary of Terms of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the Exchange Notes.

    We believe that holders of the Outstanding Notes may resell the Exchange Notes without complying with the registration and prospectus delivery provisions of the Securities Act, if certain conditions are met. You should read the discussion under the headings "Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the Exchange Offer and resales of the Exchange Notes.

                         SUMMARY OF THE EXCHANGE OFFER


REGISTRATION RIGHTS.................  We sold the Outstanding Notes on March 26,
                                      1999 to the initial purchaser - -
                                      Jefferies & Company, Inc. The initial
                                      purchaser then sold the Outstanding Notes to institutional investors. Simultaneously with the initial sale of the Outstanding Notes, we agreed to provide the holders of the Outstanding Notes with certain registration rights. The Registration Rights Agreement provides for the Exchange Offer.

                                      You may exchange your Outstanding Notes
                                      for Exchange Notes, which have
                                      substantially identical terms. After the
                                      Exchange Offer is over, you will not be
                                      entitled to any exchange or registration rights with respect to your Outstanding Notes.

THE EXCHANGE OFFER..................  We are offering to exchange $63.5 million total principal amount of our 12 7/8%
                                      Senior Secured Notes due 2003, Series B, which have been registered under the Securities Act, for your outstanding 12 7/8% Senior Secured Notes due 2003 issued in the March 1999 unregistered offering. To exchange your Outstanding Notes, you must properly tender them, and we must accept them. We will exchange all Outstanding Notes that you validly tender and do not validly withdraw. We will issue registered Exchange Notes at or promptly after the end of the Exchange Offer.

RESALES.............................  We believe that you can offer for resale, resell or otherwise transfer the Exchange
                                      Notes without complying with the
                                      registration and prospectus delivery
                                      requirements of the Securities Act if:

                                      - you are acquiring the Exchange Notes in the ordinary course of your business;

                                      - you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

                                      - you are not an "affiliate" of the
                                      Company, as defined in Rule 405 of the
                                      Securities Act.

                                      If any of these conditions is not
                                      satisfied and you transfer any Exchange
                                      Notes without delivering a proper
                                      prospectus or without qualifying for a
                                      registration exemption, you may incur
                                      liability under the Securities Act. We
                                      will not assume or indemnify you against such liability.

                                      Each broker-dealer that receives Exchange
                                      Notes for its own account in exchange for Outstanding Notes that such broker-dealer acquired through market-making or other trading activities must acknowledge that it will deliver a proper prospectus when it transfers any Exchange Notes. A broker-dealer may use this Prospectus for a limited period for an offer to resell, a resale or other transfer of the Exchange Notes.


EXPIRATION DATE.....................  The Exchange Offer expires at 5:00 p.m.,
                                      New York City time, on July ___,
                                      1999, unless we extend the expiration
                                      date.


CONDITIONS TO THE EXCHANGE            The Exchange Offer is subject to customary
OFFER...............................  conditions, some of which we may waive.
                                      You should read the discussions under the heading "The Exchange Offer--Conditions to the Exchange Offer" for more information.

ACCRUED INTEREST ON THE               The Exchange Notes will bear interest from
EXCHANGE NOTES AND THE                March 26, 1999. If we accept your
OUTSTANDING NOTES...................  Outstanding Notes for exchange, then you will waive all interest accrued but unpaid on such Outstanding Notes.

PROCEDURES FOR TENDERING              Abraxas issued the Outstanding Notes in
OUTSTANDING NOTES...................  global and registered form. When the
                                      Outstanding Notes were issued, Abraxas
                                      deposited the global note with Norwest
                                      Bank Minnesota, National Association, as book-entry depositary. Norwest Bank
                                      Minnesota, National Association issued a certificateless depositary interest in the global note, which represents a 100% interest in the note, to The Depository
                                      Trust Company ("DTC"). Beneficial
                                      interests in the Outstanding Notes, which are held by direct or indirect participants in DTC through the certificateless depositary interest, are shown on records maintained in book-entry form by DTC.

                                      You may tender your Outstanding Notes held in global form through book-entry transfer in accordance with DTC's Automated Tender Offer Program ("ATOP"). To tender your Outstanding Notes by a means other than book-entry transfer, a Letter of Transmittal must be completed and signed according to the instructions contained in the letter. The Letter of Transmittal and any other documents required by the Letter of Transmittal must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the Outstanding Notes to the Exchange Agent or comply with the procedures for guaranteed delivery. You should read the discussions under the heading "The Exchange Offer--Procedures for Tendering Outstanding Notes" for more information.

                                      Do not send Letters of Transmittal and
                                      certificates representing Outstanding
                                      Notes to the Company. Send these documents only to the Exchange Agent. You should read the discussions under the heading "The Exchange Offer--Exchange Agent" for more information.

SPECIAL PROCEDURES FOR                If you are a beneficial owner whose
BENEFICIAL OWMERS...................  Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your Outstanding Notes in the Exchange Offer, please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with our instructions set forth elsewhere in this Prospectus.

WITHDRAWAL RIGHTS...................  You may withdraw the tender of your
                                      Outstanding Notes at any time before 5:00 p.m., New York City time, on the expiration date.

APPRAISAL OR DISSENTER'S RIGHTS.....  Holders of Outstanding Notes do not have any appraisal or dissenters' rights in the Exchange Offer. If you do not tender your Outstanding Notes or Abraxas rejects your tender, you will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. However, your notes will remain outstanding and entitled to the benefits of the indenture governing the notes (the "Indenture"). You should read the discussion under the heading "Risk Factors--Consequences of Failure to Exchange Outstanding Notes" for further information.

FEDERAL TAX CONSEQUENCES............  The exchange of notes generally is not a taxable exchange for United States federal income tax purposes. You generally will not recognize any taxable gain or loss or any interest income as a result of such exchange. For additional information regarding federal tax consequences, you should read the discussion under the heading "Certain United States Federal Tax Consequences."

EXCHANGE AGENT......................  Norwest Bank Minnesota, National
                                      Association is serving as the Exchange
                                      Agent in the Exchange Offer. The Exchange
                                      Agent's address, and telephone and
                                      facsimile numbers are listed in the
                                      section of this Prospectus entitled "The
                                      Exchange Offer--Exchange Agent" and in the Letter of Transmittal.

USE OF PROCEEDS.....................  We will not receive any proceeds from the
                                      Exchange Offer, and we will pay the
                                      expenses of the Exchange Offer.



    You should consider carefully the information set forth under the caption "Risk Factors" beginning on page 15 and all other information set forth in this Prospectus before deciding whether to participate in the Exchange Offer.



                 SUMMARY OF TERMS OF THE EXCHANGE NOTES

         The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Outstanding Notes. The Exchange Notes represent the same debt as the Outstanding Notes. The Outstanding Notes and the Exchange Notes are governed by the same Indenture.


AGGREGATE AMOUNT....................  $63.5 million principal amount of 12 7/8%
                                      Senior Secured Notes due 2003.

MATURITY DATE.......................  March 15, 2003.

INTEREST PAYMENT DATES..............  March 15 and September 15, commencing
                                      September 15, 1999.

RANKING; COLLATERAL.................  The Outstanding Notes are and the Exchange
                                      Notes will be senior indebtedness of
                                      Abraxas secured by a first lien on
                                      substantially all of existing and future
                                      Collateral owned by Abraxas, which
                                      initially includes substantially all of
                                      the crude oil and natural gas properties of Abraxas and the shares of common stock of Grey Wolf Exploration Inc. owned by Abraxas.

GUARANTEES; COLLATERAL..............  The Outstanding Notes are and the Exchange
                                      Notes will be jointly and severally
                                      guaranteed (the "Guarantees") on a senior secured basis by each of the Guarantors. The initial Guarantors are Canadian Abraxas, New Cache and Sandia. The Guarantees are senior obligations of the Guarantors secured by a first lien or charge on substantially all existing and future Collateral owned by the Guarantors, which initially includes substantially all of the crude oil and natural gas properties and natural gas processing plants of Canadian Abraxas, New Cache and Sandia, as well as the shares of common stock of Grey Wolf owned by Canadian Abraxas. See "Description of the Exchange Notes -- The Guarantees."

OPTIONAL REDEMPTION.................  At our option, we may redeem all or some of the Exchange Notes on or after March, 2001. In addition, at any time on or prior to March 15, 2001, we may redeem up to 35% of the total amount of the notes ever issued under the Indenture with the net proceeds of one or more offerings of our capital stock.

                                      The optional redemption prices for the
                                      Exchange Notes are contained in this
                                      Prospectus under the heading "Description of the Exchange Notes--Redemption."

CHANGE OF CONTROL...................  Upon a change of control of Abraxas,
                                      Abraxas must offer to repurchase your
                                      Exchange Notes at a price of 101% of their principal amount plus accrued interest to the repurchase date. For more information, you should read the discussions under the heading "Description of the Exchange Notes-- Repurchase Upon Change of Control."

CERTAIN COVENANTS...................  The Indenture contains certain covenants for your benefit which, among other things and subject to certain exceptions, restrict our ability to:

                                      o incur additional indebtedness;
                                      o pay dividends;
                                      o create liens;
                                      o make certain payments;
                                      o enter into transactions with affiliates;
                                      o sell assets; or
                                      o consolidate, merge or transfer all or
                                        substantially all of our assets.

FORM OF THE EXCHANGE NOTES..........  The Exchange Notes will be represented by one or more permanent global securities in bearer form deposited with Norwest Bank Minnesota, National Association, as book-entry depositary, for the benefit of DTC. You will not receive notes in registered form unless one of the events set forth under the heading "Description of the Exchange Notes--Certificated Notes" occurs. Instead, beneficial interests in the Exchange Notes will be shown on, and transfers of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

ABSENCE OF A PUBLIC MARKET FOR        While the Outstanding Notes are presently
THE EXCHANGE NOTES..................  eligible for trading in the Private
                                      Offerings, Resales and Trading through
                                      Automated Linkages ("PORTAL") market of
                                      the National Association of Securities
                                      Dealers, Inc. ("NASD") by qualified
                                      institutional buyers, there is no existing market for the Exchange Notes. The initial purchaser of the Outstanding Notes has advised Abraxas that it currently intends to make a market in the Exchange Notes following the Exchange Offer, but it is not obligated to do so, and any market-making may be stopped at any time without notice. Abraxas does not intend to apply for a listing of the Exchange Notes on any securities exchange. We do not know if an active public market for the notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. Abraxas cannot make any assurances regarding the liquidity of the market for the Exchange
                                      Notes, the ability of holders to sell
                                      their Exchange Notes or the price at which holders may sell their Exchange Notes.


         For additional information regarding the Exchange Notes, you should read the discussion under the heading "Description of the Exchange Notes."

           Summary Historical and Pro Forma Financial Information

    The following table presents summary historical and pro forma consolidated financial data of the Company for the three years ended December 31, 1998, and as of and for the three months ended March 31, 1999 and 1998 which have been derived from the Company's consolidated financial statements and unaudited historical and pro forma financial data. The unaudited Pro Forma Statement of Operations for the year ended December 31, 1998 and the three months ended March 31, 1998 reflects the sale of the Outstanding Notes, the sale of the Wyoming Properties and the acquisition of New Cache, as if all were consummated on January 1, 1998.

    It is important that you read the information in this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data," the Consolidated Financial Statements of the Company and the notes thereto and the unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Prospectus.

                                                  Year Ended December 31,               Three Months Ended March 31,
                                            -----------------------------------   --------------------------------------
                                                                         Pro                 Pro                Pro
                                                                        Forma               Forma              Forma
                                            1996     1997      1998    1998 (1)   1998     1998(1)      1999   1999 (1)
                                            ----     ----      ----    --------   ----     -------      ----   --------
                                                                   (dollars in thousands)
Consolidated  Statement of Operations Data:
  Total operating revenue(2)...........  $ 26,653  $ 70,931 $ 60,084  $ 66,175  $ 16,739 $ 17,922   $ 15,970    $15,970
  Operating expense(3).................     6,289    16,429   18,612    22,840     4,761    5,840      4,897      4,897
  Depreciation, depletion and
   amortization expense................     9,605    30,581   31,226    41,420     8,252    9,493      9,146      9,146
  Proved property impairment...........        --     4,600   61,224    61,224        --       --         --         --
  General and administrative expense...     1,933     4,171    5,522     7,732     1,305    1,682      1,323      1,323
  Interest expense, net of interest
  income...............................     5,987    24,300   30,043    38,399     7,189    9,142      8,497      9,625
  Amortization of deferred
   financing fee.......................       280     1,260    1,571     2,196       327      483        345        345
  Income(loss)from continuing operations
   before extraordinary items..........   $ 1,940   $(6,485) $(83,960)$(126,137)$ (5,284)$ (8,008)  $ (8,238)     9,366

Other Data:
   EBITDA (4)(5).......................   $18,431   $50,331  $35,950   $35,603   $10,675 $ 10,400   $  9,750    $ 9,750
   Capital expenditures (including
    acquisitions)......................   $173,155  $87,764  $57,861   $65,821   $18,303 $ 24,410     97,925     97,925
   Ratio of earnings to fixed charges(6)    1.34x      --       --        --        --       --         --           --



                                                            March 31, 1999
                                                        ---------------------
Consolidated Balance Sheet Data:                        (dollars in thousands)
--------------------------------------
  Total assets                                                 $355,461
  Total debt (7)                                                344,869
  Stockholders' equity (deficit) (8)                            (66,654)

---------

(1) Reflects the sale of the Outstanding Notes, the sale of the Wyoming Properties and the acquisition of New Cache as if they occurred on January 1, 1998.
(2) Consists of crude oil and natural gas production sales, revenue from rig operations and processing facilities, and other miscellaneous revenue.
(3) Consists of lease operating expenses, production taxes, rig operating expenses and processing costs.
(4) Includes $0.2 million, $0.8 million, $3.2 million, $3.2 million, $0.4 million and $1.2 million attributable to Grey Wolf in 1996, 1997, 1998, Pro Forma 1998, March 31, 1998, Pro Forma March 31, 1998 and March 31, 1999, respectively.
(5) EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is presented not as an actual measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), but because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA, however, should not be construed as an alternative to net income as a measure of a company's operating results or to operating cash flow as a measure of liquidity. This methodology may not be consistent with a similarly captioned item presented by other companies.
(6) Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and premium on the Series D Notes. The Company's earnings were inadequate to cover fixed charges in 1997, 1998, March 31, 1999 and March 31, 1998 Pro Forma by $10.0 million, $88.1 million, $6.3 million and 4.6 million, respectively.
(7) Consists of long-term debt, including the premium on the Series D Notes and capital lease obligations.
(8) Consists of 6,672,456 shares of Abraxas Common Stock of which 171,015 are treasury shares.

                 Summary Historical Reserves and Operating Data

    The following table sets forth summary information with respect to the Company's estimated proved crude oil, NGLs and natural gas reserves and certain summary information with respect to the Company's operations as of the dates or for the periods indicated.

    It is important that you read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                Year Ended December 31,                    Three Months Ended March 31,
                                    -------------------------------------------------  -------------------------------------
                                                                           Pro Forma                 Pro Forma
                                       1996         1997         1998       1998 (1)       1998       1998(1)       1999
                                      --------    ---------    ---------    ---------    ---------    --------    ---------
                                                                     (dollars in thousands)
Estimated Proved Reserves
   (period-end):
     Crude oil and NGLs (MBbls)....   18,035        17,777        7,695       10,840      n/a(3)       n/a(3)      n/a(3)
     Natural gas (MMcf)............  177,260       224,314      197,478      254,559      n/a(3)       n/a(3)      n/a(3)
     Natural gas equivalents (MMcfe) 285,470       330,976      243,648      319,599      n/a(3)       n/a(3)      n/a(3)
       % Proved developed..........       87%          82%         74%          80%       n/a(3)       n/a(3)      n/a(3)

     Estimated future net revenue
       before income taxes.........  $756,352   $  464,444   $  336,232   $  446,274      n/a(3)       n/a(3)      n/a(3)
     PV-10 (2).....................  415,908       268,614      181,581      237,162      n/a(3)       n/a(3)      n/a(3)
       % Proved developed..........       88%         83%          82%          87%       n/a(3)       n/a(3)      n/a(3)
Production:
     Crude oil (MBbls).............      425           937          729        1,148       199.0          322       225.0
     NGLs (MBbls)..................      300           992          867          413       241.5          116        73.3
     Natural gas (MMcf)............    6,350        21,050       24,930       28,761     6,139.2        6,759     7,149.5
       Mmcfe(3)....................   10,698        32,624       34,506       38,127        8,785       9,386       8,938
Average Sales Price: (4)
Crude oil (per Bbl)................  $  20.85    $   18.63   $   13.65    $   12.93    $   14.47    $   14.40   $    12.14
NGLs (per Bbl).....................     14.55        10.75        6.81         6.81         8.24        11.23         7.56
Natural gas (per Mcf)..............      1.97         1.79        1.54         1.47         1.59         1.46         1.48
     Per Mcfe......................      2.40         2.02        1.57         1.54         1.67         1.69         1.55
LOE (per Mcfe).....................  $   0.55    $    0.46       $0.49        $0.55         0.53         0.61         0.53
Reserve Life (Years): (5)..........      26.7         10.1         7.1          8.4        n/a(3)       n/a(3)      n/a(3)
Natural Gas Processing Plants
(period-end):
     Number of natural gas
      processing plants............        19           20          19           22           21           24          22
     Net plant capacity (MMCfpd)...       128          137         108          121          136          150         121


----------

(1) With respect to period-end information, reflects the acquisition of New Cache as if it occurred at December 31, 1998. With respect to all other information, reflects the sale of the Wyoming Properties and the acquisition of New Cache as if they occurred on January 1, 1998.
(2) Includes $1.0 million, $11.5 million, $27.3 million and $27.3 million attributable to Grey Wolf in 1996, 1997, 1998 and Pro Forma 1998, respectively.
(3) Not available. Reserve information for 1998 was prepared by our independent petroleum engineers at December 31, 1998 and no reserve information has been prepared in 1999.
(4) Average sales prices include effects of hedging activities. You should read the discussions under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."
(5) Except as otherwise noted, Reserve Life is calculated as proved reserves at year end divided by annual production, both on an Mcfe basis.

                                   RISK FACTORS

    We make forward-looking statements throughout this Prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this Prospectus will happen as described (or that they will happen at all). The forward-looking information contained in this Prospectus is generally located in the material set forth under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's reasonable estimates of future results or trends. The factors that may affect our expectations of our operations include, among others, the following:

    o    Our lack of liquidity
    o    Our high debt level
    o    Economic and business conditions
    o Our success in completing acquisitions or in development and exploration activities
    o    Prices for crude oil and natural gas; and
    o Other factors discussed under "Risk Factors" or elsewhere in this Prospectus.

    You should carefully consider the following risk factors in addition to the other information in this Prospectus before making a decision to exchange your outstanding Notes in the Exchange Offer.

We Lack Liquidity Due to Our Reduced Cash Flow


     We have historically funded our operations primarily through cash flow from operations and borrowings under our bank credit facility and other credit sources. Due to severely depressed crude oil and natural gas market prices, our cash flow from operations has been substantially reduced. We anticipate that we will have two principal sources of liquidity during the next 12 months: (i) cash on hand, including the net proceeds from the sale of the Outstanding Notes after the repayment of our bank credit facility and the New Cache Debt and (ii) cash generated by operations. We are also considering restructuring some of our indebtedness other than the Outstanding Notes and the New Notes, the sale of non-core producing properties and certain project financing alternatives. You should read the discussions under the headings "-- Leverage Materially Affects Our Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of the Exchange Notes," the unaudited Pro Forma Financial Information and the notes thereto and the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus for more information regarding our lack of liquidity.


    Our ability to raise funds through additional indebtedness will be substantially limited by the terms of the Indenture and the Indenture governing our outstanding Series D Notes (the "Series D Indenture"). Additionally, our ability to raise funds through additional indebtedness will be limited because substantially all of our crude oil and natural gas properties and natural gas processing facilities are subject to a lien or floating charge for the benefit of the holders of the Outstanding Notes and the Exchange Notes. We may also choose to issue equity securities or sell certain of our assets to fund our operations, although the Indenture and the Series D Indenture substantially limit our use of the proceeds of any such asset sales. Because of our diminished cash flow from operations and the resulting depressed prices for our common stock, we may not be able to obtain equity financing on satisfactory terms.


    We have implemented a number of measures to conserve our cash resources, including reducing our 1999 capital expenditure budget. However, while these measures will help conserve our cash resources in the near term, they will also limit our ability to replenish our depleting reserves. This could negatively impact our operating cash flow and results of operations in the future. You should read the discussion under the heading "-- Our Ability to Replace Production with New Reserves Is Highly Dependent on Acquisitions or Successful Development and Exploration Activities Which In Turn Are Adversely Affected By Our Reduced 1999 Capitol Expenditures" for more information.

Leverage Materially Affects Our Operations


    We have substantial indebtedness and debt service requirements. Our total debt and stockholders' equity (deficit) were $344.9 million and $(66.7) million, respectively, as of March 31, 1999. You should read the discussions under the heading "Capitalization" for more information regarding our high degree of leverage. We may incur additional indebtedness in the future in connection with acquiring, developing and exploiting producing properties, although our ability to incur additional indebtedness is substantially limited by the terms of the Series D Indenture and the Indenture. You should read the discussions under the heading "-- We Lack Liquidity Due To Our Reduced Cash Flow," "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources," "Description of the Exchange Notes," the unaudited Pro Forma Financial Information and the notes thereto and the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus for more information regarding our indebtedness.


    Our high level of debt affects our operations in several important ways, including:

    o Substantially all of our cash flow from operations is used to pay interest on the Outstanding Notes and the Series D Notes;

    o The covenants contained in the Indenture and the Series D Indenture will limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possibly limiting acquisition activities;

    o Our debt level may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, interest payments, scheduled principal payments, general corporate purposes or other purposes; and

    o The terms of the Indenture and the Series D Indenture permit the holders of the Outstanding Notes and the Series D Notes to accelerate payments upon an event of default or a change of control.



Our Ability to Service Our Debt is Limited By Factors Beyond Our Control

    Our ability to meet our debt obligations and to reduce our indebtedness, including the Outstanding Notes and the Exchange Notes, will depend on our future performance. Our performance, to a certain extent, is subject to general economic conditions and financial, business and other factors that are beyond our control. Based upon the current level of operations and the historical production of the producing properties and related assets currently owned by us, we believe that the net proceeds from the sale of Outstanding Notes and cash flow from operations will be adequate to meet our anticipated requirements for working capital, capital expenditures, interest payments, scheduled principal payments and general corporate or other purposes for the remainder of 1999. We cannot assure you however, that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our interest payments on all of our debt or that the historical production of the producing properties and related assets currently owned by us can be sustained in the future. Our cash flow from operations will be negatively affected by, among other things, depressed commodity prices. Further, our operating cash flow could be negatively affected by our limited ability, due to our diminished liquidity and ability to borrow funds, to acquire producing properties, to undertake exploration and development projects and to otherwise replenish our depleting reserves.

    If we are unable to generate cash flow from operations in the future to service the Outstanding Notes, Exchange Notes, the Series D Notes and our other debt, we may try to refinance all or a portion of our debt or repay such debt with the proceeds of an equity offering. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future borrowings or equity financing will be available to pay or refinance our debt. Our ability to refinance all or a portion of our debt or to obtain additional financing is substantially limited under the terms of the Indenture and the Series D Indenture. Also, substantially all of our crude oil and natural gas properties and natural gas processing facilities are subject to a lien or floating charge for the benefit of the holders of the Outstanding Notes and the Exchange Notes. In addition, the Outstanding Notes and the Series D Notes are, and the Exchange Notes will be, subject to certain limitations on redemption. You should read the discussions under the heading "-- We Lack Liquidity Due To Our Reduced Cash Flow," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Existing Indebtedness" and "Description of the Exchange Notes -- Redemption" for more information regarding the factors which may limit our ability to service our debt, redeem the Outstanding Notes, the Exchange Notes and the Series D Notes and to refinance our debt.


The Collateral Securing the Outstanding Notes and The Exchange Notes May Not Be Adequate


    The Outstanding Notes and the Guarantees are, and the Exchange Notes and the Guarantees will be, secured by a first lien or charge on substantially all of the crude oil and natural gas properties and natural gas processing facilities of Abraxas and the Guarantors, as well as the shares of Grey Wolf common stock owned by Abraxas and Canadian Abraxas (collectively, the "Collateral"), including crude oil and natural gas properties with a PV-10 of $209.3 million at December 31, 1998. The reserve data with respect to such interests, however, represent estimates only and should not be construed as exact. Moreover, the PV-10 estimates should not be construed as the current market value of the estimated proved reserves attributable to Abraxas', Sandia's, Canadian Abraxas' and New Cache's properties. You should read the discussions under the heading "-- Estimates of Proved Reserves and Future Net Revenue Are Uncertain and Inherently Imprecise" and "Business -- Reserves Information" for more information regarding our reserves. We cannot assure you that if an event of default occurs that the liquidation of the Collateral would produce proceeds sufficient to pay all of our obligations under the Outstanding Notes and the Exchange Notes. The ability of the trustee to foreclose upon the Collateral will be subject to certain procedural limitations described in "Description of the Exchange Notes -- Events of Default and Remedies", in the Security Documents (as defined herein) and the Indenture and would be further restricted by applicable law in the event of a bankruptcy proceeding involving the Company.


Fraudulent Conveyance Laws Could Allow a Court to Void the Guarantees

    Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

    o received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

    o    was insolvent or rendered insolvent by reason of such incurrence; or

    o was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

    o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

    In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

    The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

    o the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or

    o if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

    o    it could not pay its debts as they become due.

    We believe that Abraxas and Sandia received reasonably equivalent value at the time they incurred the indebtedness under the Outstanding Notes or Guarantees, as applicable, and granted the security interests in the Collateral securing the Outstanding Notes and the Guarantees. In addition, Abraxas and Sandia believe that neither of them were, at the time of or as a result of the issuance of the Outstanding Notes or the Guarantees and the granting of the security interests in the Collateral securing the Outstanding Notes and the Guarantees, insolvent under the foregoing standards, that neither Abraxas nor Sandia will be engaged in a business or transaction for which its remaining assets constitute unreasonably small capital and that neither intends or will intend to incur debts beyond its ability to pay such debts as they mature. These beliefs are based upon management's analysis of internal cash flow projections and estimated values of assets and liabilities of Abraxas and Sandia. There can be no assurance, however, that a court passing on such questions would agree with Abraxas.

    Under applicable provisions of Canadian federal bankruptcy law or comparable provisions of provincial fraudulent preference laws, if a court in an action brought by an unpaid creditor of Canadian Abraxas or New Cache or by a bankruptcy trustee of Canadian Abraxas or New Cache were to find that the liens granted by Canadian Abraxas or New Cache over its assets were intended to prefer the holders of the Outstanding Notes and the Exchange Notes over other creditors, such liens could be set aside. This would become an issue if Canadian Abraxas or New Cache became insolvent or bankrupt within a certain period after granting the liens. However, to the extent that the grant of security is to secure new loan advances, there would be no fraudulent preference under Canadian bankruptcy or fraudulent preference laws. The liens granted by Canadian Abraxas and New Cache when the Outstanding Notes were issued secure new loan advances represented by the Outstanding Notes and as such should not be subject to attack.


Bankruptcy Laws Could Impair Your Rights

    In the event Abraxas or any of the Guarantors were to become a debtor subject to insolvency proceedings under the United States Bankruptcy Code ("Bankruptcy Code"), Canadian Federal bankruptcy law or general state or provincial laws (to the extent not superseded by respective federal laws), it is likely delays may occur in payment of the Outstanding Notes and the Exchange Notes and in enforcing remedies under the Outstanding Notes and the Exchange Notes, any Guarantee or the liens securing the Outstanding Notes and the Exchange Notes and the Guarantees because of specific provisions of such laws or by a court applying general principles of equity. Provisions under the Bankruptcy Code or general principles of equity that could result in the impairment of your rights include, but are not limited to:

    o    the automatic stay,

    o avoidance of preferential transfers by a trustee or debtor-in-possession,

    o    substantive consolidation,

    o limitations on collectability of unmatured interest or attorney fees and forced restructuring of the Outstanding Notes or the Exchange Notes.

There are similar provisions under Canadian law.

    Under the Bankruptcy Code, a trustee or debtor-in-possession may generally recover payments or transfers of property of a debtor if such payment or transfer was:

    o    to or for the benefit of a creditor,

    o    in payment of an antecedent debt owed before the transfer was made,

    o    made while the debtor was insolvent,

    o within ninety (90) days (or one year if the payment was to an "insider" of the debtor) before the filing of the bankruptcy case that

    o enabled the creditor to receive more than it would have received in a liquidation under Chapter 7 of the Bankruptcy Code, the transfer had not been made and the creditor received payment of the debt as provided in the Bankruptcy Code.

    As an example, if payments were made on the Outstanding Notes or the Exchange Notes prior to the filing of a bankruptcy case and a court subsequently determined that the value of the collateral pledged by the entity making the payment was less than the debt owed, such payments could be subject to avoidance as a preferential transfer.

    Our financial failure could also result in impairment of payment of the Outstanding Notes or the Exchange Notes if a bankruptcy court were to "substantially consolidate" Abraxas and its subsidiaries. If a bankruptcy court substantially consolidated Abraxas and its subsidiaries, the assets of each entity would be subject to the claims of creditors for all entities. Such a consolidation would expose the holders of the Outstanding Notes or the Exchange Notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base.

    Forced restructuring of the Outstanding Notes or the Exchange Notes could occur through the "cram-down" provision of the Bankruptcy Code. Under this provision, the Outstanding Notes or the Exchange Notes could be restructured over objections of holders of the Outstanding Notes or the Exchange Notes as to their general terms, primarily interest rate and maturity. Additionally, the Outstanding Notes or the Exchange Notes could be bifurcated into a secured debt and unsecured debt if a bankruptcy court were to find that the debt owed by Abraxas exceeded the value of the collateral. If this were to occur, the unsecured portion of the debt could be afforded different treatment than the secured portion of the debt, including the disallowance of the accrual of post petition interest on the Outstanding Notes or the Exchange Notes.

    Additionally, due to Abraxas' and the Guarantors' being domiciled in Canada and in the United States, Abraxas and the Guarantors could be subject to multi-jurisdictional insolvency proceedings in Canada and the United States. If multi-jurisdictional insolvency proceedings were to occur, this could result in additional delay in payment of the Outstanding Notes or the Exchange Notes, as well as delay in or prevention from enforcing remedies under the Outstanding Notes or the Exchange Notes, any Guarantee and the liens securing the Outstanding Notes or the Exchange Notes and the Guarantees. Likewise, the Outstanding Notes or the Exchange Notes could be subject to different treatment inasmuch as the multiple insolvency proceedings would be conducted by different courts applying different laws.

Our Ability to Replace Production with New Reserves Is Highly Dependent On Acquisitions or Successful Development and Exploration Activities Which In Turn Are Adversely Affected By Our Reduced 1999 Capital Expenditures

    The rate of production from crude oil and natural gas properties declines as reserves are depleted. Our proved reserves will decline as reserves are produced unless we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves. Our future crude oil and natural gas production is therefore highly dependent upon our level of success in acquiring or finding additional reserves. Our ability to acquire or find additional reserves in the near future will be severely diminished by our lack of available funds for acquisition, exploration and development projects. We have implemented a number of measures to conserve our cash resources, including postponement of exploration and development projects. While these measures will help conserve our cash resources in the near term, they will also limit our ability to replenish our depleting reserves.

    Our ability to continue to acquire producing properties or companies that own such properties assumes that major integrated oil companies and independent oil companies will continue to divest many of their crude oil and natural gas properties. We cannot assure you that such divestitures will continue or that the Company will be able to acquire such properties at acceptable prices or develop additional reserves in the future. In addition, under the terms of the Indenture and the Series D Indenture, our ability to obtain additional financing in the future for acquisitions and capital expenditures will be limited.

Crude Oil and Natural Gas Price Declines and Their Volatility Could Adversely Affect Our Revenue, Cash Flows and Profitability

    Our revenue, profitability and future rate of growth depend substantially upon prevailing prices for crude oil and natural gas. Crude oil and natural gas prices fluctuate and in recent years have declined significantly. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. We have reduced our 1999 capital expenditures budget because of lower crude oil and natural gas prices. In addition, we may have ceiling test writedowns when prices decline. Lower prices may also reduce the amount of oil and natural gas that we can produce economically.

    We cannot predict future crude oil and natural gas prices and prices may decline further. Factors that can cause this fluctuation include:

    o relatively minor changes in the supply of and demand for crude oil and natural gas;
    o    market uncertainty;
    o    the level of consumer product demand;
    o    weather conditions;
    o    domestic and foreign governmental regulations;
    o    the price and availability of alternative fuels;
    o    political conditions in the Middle East;
    o    the foreign supply of crude oil and natural gas;
    o    the price of oil and natural gas imports; and
    o    overall economic conditions.

    We enter into energy swap agreements and other financial arrangements at various times to attempt to minimize the effect of crude oil and natural gas price fluctuations. We cannot assure you that such transactions will reduce risk or minimize the effect of any decline in oil or natural gas prices. Any substantial or extended decline in oil or natural gas prices would have a material adverse effect on our business and financial results. Energy swap agreements may limit the risk of declines in prices, but such arrangements may also limit additional revenues from price increases.

Lower Oil and Gas Prices Increase the Risk of Ceiling Limitation Writedowns

    We use the full cost method to account for our crude oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop crude oil and natural gas properties. Under full cost accounting rules, the net capitalized cost of crude oil and natural gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of crude oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling limitation writedown." This charge does not impact cash flow from operating activities, but does reduce our stockholders' equity. The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are low or volatile. In addition, writedowns may occur if we experience substantial downward adjustments to our estimated proved reserves or if purchasers cancel long-term contracts for our natural gas production. In 1998, we recorded a writedown of $61.2 million. The subsequent significant declines in natural gas prices increase the risk that we will have a ceiling limitation writedown in the second quarter of 1999. We cannot assure you that we will not experience ceiling limitation writedowns in the future.

Estimates of Proved Reserves and Future Net Revenue Are Uncertain and Inherently Imprecise

    This Prospectus contains estimates of our proved crude oil and natural gas reserves and the estimated future net revenue from such reserves. The process of estimating crude oil and natural gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

    Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this Prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, may of which are beyond our control.

    You should not assume that the present value of future net revenues referred to in this Prospectus is the current market value of our estimated oil and gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the year of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the year of the estimate. Recent significant declines in crude oil and natural gas prices have reduced our present value of future net revenues. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. For example, we have reduced our 1999 capital expenditure budget. This reduction will delay cash flows and thereby reduce present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

    The estimates are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this Prospectus are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 1998. The average sales prices as of such date used for purposes of such estimates of the Company except for New Cache were $9.95 per Bbl of crude oil, $8.97 per Bbl of NGLs and $1.90 per Mcf of natural gas and the average sales prices used for purposes of such estimate of New Cache were $10.42 per Bbl of crude oil and $1.47 per Mcf of natural gas. It is also assumed that New Cache will make future capital expenditures of approximately $0.8 million in the aggregate, which are necessary to develop and realize the value of proved undeveloped reserves on its properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein. You should read the discussions under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Reserves Information."

Net Losses

    We have experienced recurring losses. The following table shows the losses we had in 1994, 1995, 1997 and 1998:

                                              Year Ended December 31,
                                   ---------------------------------------------
                                     1994        1995         1997        1998
                                                   (in millions)

Net loss applicable to Common
   Stockholders ...............    $(2.4)      $(2.4)       $(6.7)      $(84.0)



    You should read the discussions under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus for more information regarding these losses. We cannot assure you that the Company will become profitable in the future.

The Terms of Our Indebtedness Will Restrict Our Future Activities

    The Series D Indenture and the Indenture restrict, among other things, our ability to :

    o    incur additional indebtedness

    o    incur liens

    o    pay dividends or make certain other restricted payments

    o    consummate certain asset sales

    o    enter into certain transactions with affiliates

    o    merge or consolidate with any other person; or

    o sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

    You should read the discussions under the heading "Description of the Notes -- Certain Covenants," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for more information regarding these restrictions. A breach of any of these covenants could result in a default under the Series D Indenture and/or the Indenture.

Our Future Operations Depend on Integrating New Cache

    Our future operations and earnings will depend, in part, upon our ability to integrate the operations of New Cache. We cannot assure you that we will be able to successfully integrate New Cache's operations with ours, and a failure to do so would have a material adverse effect on our financial position, results of operations and cash flows. In addition, although we do not currently have any specific acquisition plans, the need to focus attention on New Cache's integration, as well as other factors, may limit our ability to successfully pursue acquisitions or other opportunities related to our business for the foreseeable future. Successful integration of operations will be subject to numerous contingencies, some of which are beyond our control, including general and regional economic conditions, prices for crude oil and natural gas, competition and changes in regulation.

Canadian Operations Are Subject to the Risks of Currency Fluctuations and In Some Instances Economic and Political Developments

    We have significant operations in Canada. The expenses of such operations are payable in Canadian dollars while most of the revenue from natural gas and oil sales is based upon U.S. dollar price indices. As a result, Canadian operations are subject to the risk of fluctuations in the relative values of the Canadian and U.S. dollars. We are also required to recognize foreign currency translation gains or losses related to the debt issued by our Canadian subsidiary because the debt is denominated in U.S. dollars and the functional currency of such subsidiary is the Canadian dollar. Our foreign operations may also be adversely affected by local political and economic developments, royalty and tax increases and other foreign laws or policies, as well as U.S. policies affecting trade, taxation and investment in other countries.

Our Operations are Subject to Numerous Risks of Crude Oil and Natural Gas Drilling and Production Activities

    Crude oil and natural gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the following:

    o that no commercially productive crude oil or natural gas reservoirs will be found;
    o that oil and gas drilling and production activities may be shortened, delayed or canceled; and
    o that our ability to develop, produce and market our reserves may be limited by:

               o   title problems,
               o   weather conditions,
               o   compliance with governmental requirements, and
               o   mechanical   difficulties  or  shortages  or  delays  in  the
                   delivery of drilling rigs, work boats and other equipment.

    In the past, we have had difficulty securing drilling equipment in certain of our core areas. We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may be unprofitable. Dry wells and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. In addition, our properties may be susceptible to hydrocarbon draining from production by other operations on adjacent properties.

    Our industry also experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures or discharges of toxic gases. If any of these industry operating risks occur, we could have substantial losses. Substantial losses may be caused by injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

We Operate in a Highly Competitive Industry Which May Adversely Affect Our Operations

    We operate in a highly competitive environment. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. We compete with major and independent crude oil and natural gas companies for properties and the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than ours.

    The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We must compete for such resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future we cannot assure you that such materials and resources will be available to us.

    We face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. Our principal competitors include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than the Company. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

    We compete against other companies in its natural gas processing business both for supplies of natural gas and for customers to which it will sell its products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

We May Not Be Able to Finance A Change of Control Offer

    Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all of the Outstanding Notes and Exchange Notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of such Notes.

Our Oil and Gas Operations are Subject to Various U.S. Federal, State and Local and Canadian Federal and Provincial Governmental Regulation That Materially Affect Our Operations

    Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of oil and gas, these agencies have restricted the rates of flow of oil and gas wells below actual production capacity. In addition, the Oil Pollution Act of 1990 requires operators of offshore facilities to prove that they have the financial responsibility to address potential oil spills. Under such law and other federal and state environmental statutes, owners and operators of certain defined facilities are strictly liable for such spills, subject to certain limitations. A substantial spill from one of our facilities could have a materially adverse effect on our results of operations, competitive position or financial condition. Federal, state, provincial and local laws regulate production, handling, storage, transportation and disposal of oil and gas, by-products from oil and gas and other substances and materials produced or used in connection with oil and gas operations. To date, our expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant. We believe that we are in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

Dependence on Key Personnel

    The Company depends to a large extent on Robert L. G. Watson, its Chairman of the Board, President and Chief Executive Officer, for its management and business and financial contacts. You should read the discussions under the heading "Management." The unavailability of Mr. Watson would have a materially adverse effect on the Company's business. The Company's success is also dependent upon its ability to employ and retain skilled technical personnel. While the Company has not to date experienced difficulties in employing or retaining such personnel, its failure to do so in the future could adversely affect its business.

Absence of a Public Market for the Outstanding Notes

    Prior to this offering, there was no public market for these Outstanding Notes. We have been informed by the initial purchaser that it intends to make a market in the Exchange Notes after this offering is completed. However, the initial purchaser may cease its market-making at any time. In addition, the liquidity of the trading market in the Exchange Notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the Exchange Notes.

Consequences of Failure to Exchange Outstanding Notes

    We did not register the Outstanding Notes under the Securities Act or any state securities laws and we do not intend to after the Exchange Offer. As a result, the Outstanding Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Outstanding Notes do not exchange their notes in the Exchange Offer, they lose their right to have the Outstanding Notes registered under the Securities Act, subject to certain limitations. A holder of Outstanding Notes after the Exchange Offer may be unable to sell the notes.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the Exchange Notes issued in the Exchange Offer in exchange for the Outstanding Notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of such holders' business and the holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of Exchange Notes. This position does not apply to any holder that is (1) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (2) a broker-dealer who acquired Exchange Notes directly from the Company or (3) broker-dealers who acquired Exchange Notes as a result of market-making or other trading activities. Any broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer are subject to a prospectus delivery requirement with respect to resales of the Exchange Notes. To date, the SEC has taken the position that Participating Broker-Dealers may, for a limited period, fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Outstanding Notes to the initial purchasers) with this Prospectus.

    Each broker-dealer receiving Exchange Notes for its own account in the Exchange Offer must acknowledge that it will deliver a Prospectus in any resale of the Exchange Notes. Participating Broker-Dealers may use this Prospectus in reselling Exchange Notes, if the Outstanding Notes were acquired for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that a Participating Broker-Dealer may use this Prospectus in reselling Exchange Notes for a period ending 180 days after the Expiration Date or, if earlier, when a Participating Broker-Dealer has disposed of all Exchange Notes. A Participating Broker-Dealer intending to use this Prospectus in the resale of Exchange Notes must notify the Company on or before the Expiration Date, that it is a Participating Broker-Dealer. This notice may be given in the space provided for in the Letter of Transmittal or may be delivered to the Exchange Agent. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests these documents in the Letter of Transmittal. See "The Exchange Offer -- Resales of Exchange Notes" for more information.

    The Company will not receive any cash proceeds from any sale of the Exchange Notes by broker-dealers. Broker-dealers acquiring Exchange Notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the Exchange Notes or a combination of such methods. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of Exchange Notes.

    Any broker-dealer reselling Exchange Notes that it received in the Exchange Offer and any broker or dealer that participates in a distribution of Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a dealer-broker will not admit that it is an "underwriter" within the meaning of the Securities Act.




                               THE EXCHANGE OFFER

Purpose Of The Exchange Offer

    Abraxas issued and sold the Outstanding Notes to the initial purchaser on March 26, 1999, pursuant to the terms and conditions of a purchase agreement dated as of March 19, 1999. We agreed in the Purchase Agreement to provide the holders of the Outstanding Notes with registration rights. The registration rights with respect to the Outstanding Notes are set forth in a Registration Rights Agreement dated as of March 26, 1999, among Abraxas, the Subsidiary Guarantors and the initial purchaser of the Original Notes.

    Abraxas is conducting the Exchange Offer to satisfy its contractual obligations under the Registration Rights Agreement. The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act, and holders of the Exchange Notes will not be entitled to liquidated damages.

Exchange Offer Registration Statement

     The Registration Rights Agreement requires us to:

    o file with the Securities and Exchange Commission (the "SEC") by June 9, 1999 a registration statement with respect to an offer to exchange the Outstanding Notes for the Exchange Notes, which would have terms substantially identical in all material respects to the Outstanding Notes;

    o use our best efforts to cause such exchange offer registration statement to become effective under the Securities Act by August 9, 1999;

    o keep the exchange offer registration statement effective until the consummation of the Exchange Offer pursuant to its terms; and

    o commence the Exchange Offer and use our best efforts to issue by September 7, 1999 Exchange Notes in exchange for all Outstanding Notes tendered prior thereto in the Exchange Offer.

    Abraxas has agreed to keep the Exchange Offer open for not less than 30 days, or longer if required by applicable law, after the date notice thereof is mailed to the holders of Outstanding Notes.

Shelf Registration Statement

     The Registration Rights Agreement requires us to file a shelf registration statement with respect to the resale of the Outstanding Notes if:

    o applicable interpretations of the staff (the "Staff") of the SEC would not permit the completion of the Exchange Offer;

    o certain holders of the Outstanding Notes notify the Company that they are not eligible to participate in the exchange of Outstanding Notes for Exchange Notes or would not receive freely tradeable Exchange Notes in exchange for tendered Outstanding Notes;

    o    the initial purchaser so requests under certain circumstances; or

    o    the Exchange Offer is not completed by September 7, 1999.

    Abraxas has agreed to use its best efforts to keep the shelf registration statement effective until two years after its date of effectiveness.

Liquidated Damages

    The Registration Rights Agreement requires Abraxas to pay liquidated damages to the holders of the Outstanding Notes if:

    o neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC by June 9, 1999;

    o neither the exchange offer registration statement nor the shelf registration statement is declared effective by the SEC by August 9, 1999;

    o Abraxas has not exchanged Exchange Notes for Outstanding Notes validly tendered in accordance with the terms of the Exchange Offer within 45 days after the date on which an exchange offer registration statement is declared effective by the SEC; or

    o a shelf registration statement is filed and declared effective by the SEC but thereafter ceases to be effective without being succeeded within 30 days by a subsequent shelf registration statement filed and declared effective.

    Upon the completion of the Exchange Offer, holders of Outstanding Notes will not be entitled to any liquidated damages on the Outstanding Notes or any further registration rights, except under limited circumstances. See "Risk Factors--Consequences of Failure to Exchange Outstanding Notes" and "Description of the Exchange Notes" for further information regarding the rights of holders of Outstanding Notes after the Exchange Offer. The Exchange Offer is not extended to holders of Outstanding Notes in any jurisdiction where the Exchange Offer does not comply with the securities or blue sky laws of that jurisdiction.

    The term "holder" as used in this section of the Prospectus entitled "The Exchange Offer" means (1) any person in whose name the Outstanding Notes are registered on the books of the Company, or (2) any other person who has obtained a properly completed bond power from the registered holder, or (3) any person whose Outstanding Notes are held of record by DTC and who wants to deliver such Outstanding Notes by book-entry transfer at DTC.

Terms Of The Exchange Offer

    We are offering to exchange up to $63.5 million total principal amount of Exchange Notes for a like total principal amount of Outstanding Notes. The Outstanding Notes must be tendered properly on or before the Expiration Date and not withdrawn. In exchange for Outstanding Notes properly tendered and accepted, we will issue a like total principal amount of up to $63.5 million in Exchange Notes.

    The Exchange Offer is not conditioned upon holders tendering a minimum principal amount of Outstanding Notes. As of the date of this Prospectus, $63.5 million aggregate principal amount of Outstanding Notes are outstanding.

    Holders of the Outstanding Notes do not have any appraisal or dissenters' rights in the Exchange Offer. If holders do not tender Outstanding Notes or tender Outstanding Notes that the Company does not accept, their Outstanding Notes will remain outstanding. Any Outstanding Notes will be entitled to the benefits of the Indenture, but will not be entitled to any further registration, except under limited circumstances. See "Risk Factors--Consequences of Failure to Exchange Outstanding Notes" for further information regarding the rights of holders of Outstanding Notes after the Exchange Offer.

    After the Expiration Date, the Company will return to the holder any tendered Outstanding Notes that the Company did not accept for exchange.

    Holders exchanging Outstanding Notes will not have to pay brokerage commissions or fees or transfer taxes if they follow the instructions in the Letter of Transmittal. The Company will pay the charges and expenses, other than certain taxes described below, in the Exchange Offer. See "The Exchange Offer--Fees and Expenses" for further information regarding fees and expenses.

NEITHER ABRAXAS NOR ITS BOARD OF DIRECTORS RECOMMENDS YOU TO TENDER OR NOT TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, THE COMPANY HAS NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER.


         The Expiration Date is 5:00 p.m., New York City time, on July ____, 1999, unless the Company extends the Exchange Offer.


  The Company has the right, in accordance with applicable law, at any time:

    o    to delay the acceptance of the Outstanding Notes;

    o to terminate the Exchange Offer if the Company determines that any of the conditions to the Exchange Offer have not occurred or have not been satisfied;

    o to extend the Expiration Date of the Exchange Offer and keep all Outstanding Notes tendered other than those notes properly withdrawn; and

    o    to waive any condition or amend the terms of the Exchange Offer.

    If the Company materially changes the Exchange Offer, or if the Company waives a material condition of the Exchange Offer, the Company will promptly distribute a prospectus supplement to the holders of the Outstanding Notes disclosing the change or waiver. The Company also will extend the Exchange Offer as required by Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    If the Company exercises any of the rights listed above, it will promptly give oral or written notice of the action to the Exchange Agent and will issue a release to an appropriate news agency. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Acceptance For Exchange And Issuance Of Exchange Notes

    Promptly after the Expiration Date, the Company will issue Exchange Notes to the Exchange Agent for Outstanding Notes tendered and accepted and not withdrawn. The Exchange Agent might not deliver the Exchange Notes to all tendering holders at the same time. The timing of delivery depends upon when the Exchange Agent receives and processes the required documents.

    The Company will be deemed to have exchanged Outstanding Notes validly tendered and not withdrawn when the Company gives oral or written notice to the Exchange Agent of their acceptance. The Exchange Agent is an agent for the Company for receiving tenders of Outstanding Notes, Letters of Transmittal and related documents. The Exchange Agent is also an agent for tendering holders for receiving Outstanding Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to validly tendering holders. If for any reason, the Company (1) delays the acceptance or exchange of any Outstanding Notes; (2) extends the Exchange Offer; or (3) is unable to accept or exchange Outstanding Notes, then the Exchange Agent may, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered notes. Notes retained by the Exchange Agent may not be withdrawn, except according to the withdrawal procedures outlined in the section entitled "--Withdrawal Rights" below.

    In tendering Outstanding Notes, you must warrant in the Letter of Transmittal or in an Agent's Message (described below) that:

    o you have full power and authority to tender, exchange, sell, assign and transfer Outstanding Notes;

    o the Company will acquire good, marketable and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and other encumbrances, and

    o the Outstanding Notes tendered for exchange are not subject to any adverse claims or proxies.

    You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by the Company or the Exchange Agent to complete the exchange, sale, assignment and transfer of the Outstanding Notes.

Procedures For Tendering Outstanding Notes

    Valid Tender

    You may tender your Outstanding Notes by book-entry transfer or by other means. For book-entry transfer, you must deliver to the Exchange Agent either
(1) a completed and signed Letter of Transmittal or (2) an Agent's Message, meaning a message transmitted to the Exchange Agent by DTC stating that you agree to be bound by the terms of the Letter of Transmittal. You must deliver your Letter of Transmittal or the Agent's Message by mail, facsimile, hand delivery or overnight carrier to the Exchange Agent on or before the Expiration Date. In addition, to complete a book-entry transfer, you must also either (1) have DTC transfer the Outstanding Notes into the Exchange Agent's account at DTC using the ATOP procedures for transfer, and obtain a confirmation of such a transfer, or (2) follow the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures."

    If you tender fewer than all of your Outstanding Notes, you should fill in the amount of notes tendered in the appropriate box on the Letter of Transmittal. If you do not indicate the amount tendered in the appropriate box, the Company will assume you are tendering all Outstanding Notes that you hold.

    For tendering your Outstanding Notes other than by book-entry transfer, you must deliver a completed and signed Letter of Transmittal to the Exchange Agent. Again, you must deliver the Letter of Transmittal by mail, facsimile, hand delivery or overnight carrier to the Exchange Agent on or before the Expiration Date. In addition, to complete a valid tender you must either (1) deliver your Outstanding Notes to the Exchange Agent on or before the Expiration Date, or (2) follow the guaranteed delivery procedures set forth below under "--Guaranteed Delivery Procedures."

DELIVERY OF REQUIRED DOCUMENTS BY WHATEVER METHOD YOU CHOOSE IS AT YOUR SOLE RISK. DELIVERY IS COMPLETE WHEN THE EXCHANGE AGENT ACTUALLY RECEIVES THE ITEMS TO BE DELIVERED. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    Signature Guarantees

    You do not need to endorse certificates for the Outstanding Notes or provide signature guarantees on the Letter of Transmittal, unless (a) someone other than the registered holder tenders the certificate or (b) you complete the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, you must sign your Outstanding Notes or provide a properly executed bond power, with the signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution." Eligible Guarantor Institutions include: (1) a bank; (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (3) a credit union; (4) a national securities exchange, registered securities association or clearing agency; or (5) a savings association that is a participant in a securities transfer association.

    Guaranteed Delivery Procedures

    If you want to tender your Outstanding Notes in the Exchange Offer and (1) the certificates for the Outstanding Notes are not immediately available or all required documents are unlikely to reach the Exchange Agent on or before the Expiration Date, or (2) a book-entry transfer cannot be completed in time, you may tender your Outstanding Notes if you comply with the following guaranteed delivery procedures:

    o    the tender is made by or through an Eligible Guarantor Institution;

    o you deliver a properly completed and signed Notice of Guaranteed Delivery, similar to the form provided with the Letter of Transmittal, to the Exchange Agent on or before the Expiration Date;

    o you deliver the certificates or a confirmation of book-entry transfer and a properly completed and signed Letter of Transmittal to the Exchange Agent within three New York Stock Exchange trading days after the Notice of Guaranteed Delivery is executed; and

    o you may deliver the Notice of Guaranteed Delivery by hand, facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Guarantor Institution in the form described in the notice.

    The Company's acceptance of properly tendered Outstanding Notes is a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

    Determination Of Validity

    The Company will resolve all questions regarding the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Outstanding Notes. The Company's resolution of these questions as well as the Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal) is final and binding on all parties. A tender of Outstanding Notes is invalid until all irregularities have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person is under any obligation to give notice of any irregularities in tenders nor will they be liable for failing to give any such notice. The Company reserves the absolute right, in its sole and absolute discretion, to reject any tenders determined to be in improper form or unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any condition or irregularity in the tender of Outstanding Notes by any holder. The Company need not waive similar conditions or irregularities in the case of other holders.

    If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate that capacity when signing. In addition, unless waived by the Company, the person must submit proper evidence satisfactory to the Company, in its sole discretion, of his or her authority to so act.

    A beneficial owner of Outstanding Notes that is held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the holder wants to participate in the Exchange Offer.

Resales Of Exchange Notes

    Abraxas is exchanging the Outstanding Notes for Exchange Notes based upon the position of the Staff set forth in interpretive letters to third parties in other similar transactions. Abraxas will not seek its own interpretive letter. As a result, Abraxas cannot assure you that the Staff will take the same position on this Exchange Offer as it did in interpretive letters to other parties. Based on the Staff's letters to other parties, the Company believes that holders of Exchange Notes, other than broker-dealers, can offer the notes for resale, resell and otherwise transfer the Exchange Notes without delivering a prospectus to prospective purchasers. However, prospective holders must acquire the Exchange Notes in the ordinary course of business and have no intention of engaging in a distribution of the notes, as a "distribution" is defined by the Securities Act.

    Any holder of Outstanding Notes who is an "affiliate" of the Company or who intends to distribute Exchange Notes, or any broker-dealer who purchased Outstanding Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

    o cannot rely on the Staff's interpretations in the above-mentioned interpretive letters;

    o    cannot tender Outstanding Notes in the Exchange Offer; and

    o must comply with the registration and prospectus delivery requirements of the Securities Act to transfer the Outstanding Notes, unless the sale is exempt.

    In addition, if any broker-dealer acquired Outstanding Notes for its own account as a result of market-making or other trading activities and exchanges the Outstanding Notes for Exchange Notes, the broker-dealer must deliver a prospectus with any resales of the Exchange Notes.

     If you want to exchange your Outstanding Notes for Exchange Notes, you will be required to affirm that:

    o    you are not an "affiliate" of the Company;

    o you are acquiring the Exchange Notes in the ordinary course of your business;

    o you have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes (within the meaning of the Securities Act); and

    o you are not a broker-dealer, not engaged in, and do not intend to engage in, a distribution of the Exchange Notes (within the meaning of the Securities Act).

    In addition, the Company may require you to provide information regarding the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) of the Outstanding Notes. Each broker-dealer that receives Exchange Notes for its own account must acknowledge that it acquired the Outstanding Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. By making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act. Based on the Staff's position in certain interpretive letters, the Company believes that broker-dealers who acquired Outstanding Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Notes with a prospectus meeting the requirements of the Securities Act. Accordingly, a broker-dealer may use this Prospectus to satisfy such requirements. The Company has agreed that a broker-dealer may use this Prospectus for a period ending 180 days after the Expiration Date or, if earlier, when a broker-dealer has disposed of all Exchange Notes. See "Plan of Distribution" for further information. A broker-dealer intending to use this Prospectus in the resale of Exchange Notes must notify the Company, on or prior to the Expiration Date, that it is a Participating Broker-Dealer (as defined in "Plan of Distribution"). This notice may be given in the Letter of Transmittal or may be delivered to the Exchange Agent. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on the Staff's interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act when reselling Exchange Notes.

Withdrawal Rights

    You can withdraw tenders of Outstanding Notes at any time on or before the Expiration Date.

    For a withdrawal to be effective, you must deliver a written, telegraphic, telex or facsimile transmission of a Notice of Withdrawal to the Exchange Agent on or before the Expiration Date. The Notice of Withdrawal must specify the name of the person tendering the Outstanding Notes to be withdrawn, the total principal amount of Outstanding Notes withdrawn, and the name of the registered holder of the Outstanding Notes if different from the person tendering the Outstanding Notes. If you delivered Outstanding Notes to the Exchange Agent, you must submit the serial numbers of the Outstanding Notes to be withdrawn and the signature on the Notice of Withdrawal must be guaranteed by an Eligible Guarantor Institution, except in the case of Outstanding Notes tendered for the account of an Eligible Guarantor Institution. If you tendered Outstanding Notes as a book-entry transfer, the Notice of Withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Outstanding Notes and you must deliver the Notice of Withdrawal to the Exchange Agent by written, telegraphic, telex or facsimile transmission. You may not rescind withdrawals of tender. Outstanding Notes properly withdrawn may again be tendered at any time on or before the Expiration Date.

    The Company will determine all questions regarding the validity, form and eligibility of withdrawal notices. The Company's determination will be final and binding on all parties. Neither the Company, any affiliate or assign of the Company, the Exchange Agent nor any other person is under any obligation to give notice of any irregularities in any Notice of Withdrawal, nor will they be liable for failing to give any such notice. Withdrawn Outstanding Notes will be returned to the holder after withdrawal.

Interest On The Exchange Notes

    The Exchange Notes will bear interest at 12 7/8% per annum, payable semi-annually, on March 15 and September 15 of each year, commencing September 15, 1999. Holders of Exchange Notes will receive interest on September 15, 1999, from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued but unpaid interest on the Outstanding Notes. If we accept your Outstanding Notes for exchange, then you will waive all interest accrued but unpaid on such Outstanding Notes.

Conditions To The Exchange Offer

    The Company need not exchange any Outstanding Notes, may terminate the Exchange Offer or may waive any conditions to the Exchange Offer or amend the Exchange Offer, if any of the following conditions have occurred:

    o the Staff no longer allows the Exchange Notes to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act;

    o a governmental body passes any law, statute, rule or regulation which, in the Company's opinion, prohibits or prevents the Exchange Offer;

    o the SEC or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement; or

    o the Company is unable to obtain any governmental approval that the Company believes is necessary to complete the Exchange Offer.

    If the Company reasonably believes that any of the above conditions has occurred, it may (1) terminate the Exchange Offer, whether or not any Outstanding Notes have been accepted for exchange, (2) waive any condition to the Exchange Offer or (3) amend the terms of the Exchange Offer in any respect.

If the Company's waiver or amendment materially changes the Exchange Offer, the Company will promptly disclose the waiver or amendment through a prospectus supplement, distributed to the registered holders of the Outstanding Notes. The prospectus supplement also will extend the Exchange Offer as required by Rule 14e-1 of the Exchange Act.

Exchange Agent

    The Company has appointed Norwest Bank Minnesota, National Association as Exchange Agent for the Exchange Offer. Holders should direct questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery to the Exchange Agent addressed as follows:

BY REGISTERED OR             REGULAR MAIL OR             BY HAND DELIVERY:
CERTIFIED MAIL:              COURIERS:
  Norwest Bank               Norwest Bank                Norwest Bank
Minnesota, N.A.               Minnesota, N.A.              Minnesota, N.A.
Corporate Trust              Corporate Trust             Northstar East Building
 Operations                   Operations                 608 2nd Avenue South
P.O. Box 1517                6th & Marquette Avenue      12th Floor-Corporate
Minneapolis, MN 55480-1517   Minneapolis, MN 55479-0113    Trust Services
                                                         Minneapolis, MN

    If you deliver Letters of Transmittal or any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees And Expenses

    The Company will pay the Exchange Agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. The Company also will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for sending copies of this Prospectus and related documents to holders of Outstanding Notes, and in handling or tendering for their customers.

    The Company will pay the transfer taxes for the exchange of the Outstanding Notes in the Exchange Offer. If, however, Exchange Notes are delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than for the exchange of Outstanding Notes in the Exchange Offer, then the tendering holder will pay the transfer taxes. If a tendering holder does not submit satisfactory evidence of payment of taxes or exemption from taxes with the Letter of Transmittal, the taxes will be billed directly to the tendering holder.

    The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances in the Exchange Offer.



                                 USE OF PROCEEDS

    Abraxas will not receive any proceeds from the Exchange Offer. The net proceeds of the Offering, after deducting estimated offering expenses payable by Abraxas, were approximately $61 million. The Company used the net proceeds to repay outstanding indebtedness under the Credit Facility and the New Cache Debt and for additional working capital for general corporate purposes, including, without limitation, the payment of interest on the Series D Notes. Indebtedness under the Credit Facility was incurred in connection with certain acquisitions and for general corporate purposes, had an initial revolving term that expired in April 1999 followed by a reducing period of three years from April 30, 1999, and bore interest based on an adjusted rate of the London Inter-Bank Offered Rate or the prime rate. The New Cache Debt was incurred by New Cache prior to its acquisition by the Company in January 1999. The New Cache Debt represented the unpaid principal balance owed by New Cache under a demand debenture. The New Cache Debt bore interest at a rate equal to two percentage points above the lender's prime rate in effect from time to time.
                                       34

                                 CAPITALIZATION

    The following table sets forth the total consolidated capitalization of the Company at March 31, 1999. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, the unaudited Pro Forma Financial Information and the notes thereto and the other financial information included elsewhere in this Prospectus.

                                                            March 31, 1999
                                                           -----------------
                                                             (dollars in
                                                               thousands)
     Cash and cash equivalents............................   $    14,725
     Total debt, including current maturities:
       Credit Facility due to a Canadian bank (1) ........         4,610
       12 7/8% Senior Secured Notes due 2003..............        63,500
       111/2% Senior Notes due 2004, Series D(2)..........        276,748
       Other long-term obligations........................            11
               Total debt.................................       344,869
     Stockholders' equity:
       Common stock.......................................            65
       Treasury stock, 171,015 shares.....................        (1,167)
       Additional paid-in capital.........................        51,708
       Foreign currency translation.......................        (7,821)
       Accumulated deficit................................      (109,439)
                                                             ------------
               Total stockholders' equity.................       (66,654)
                                                             ------------
               Total capitalization.......................   $   278,215
                                                             -----------

----------


(1)  Indebtedness  of Grey  Wolf,  which is  non-recourse  to the  Company.
(2)  Includes a debt issuance premium of $3.5 million.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION



    The following unaudited pro forma financial information is derived from the historical financial statements of the Company and New Cache set forth elsewhere in this Prospectus and is adjusted to reflect the following:

    The Unaudited Pro Forma Condensed Balance Sheet of the Company as of December 31, 1998, has been prepared assuming the Offering and the acquisition of New Cache were consummated on December 31, 1998. The Unaudited Pro Forma Statement of Operations of the Company for the year ended December 31, 1998 and for the three month period ended March 31, 1998 has been prepared assuming the Offering, the acquisition of New Cache and the sale of the Wyoming Properties were consummated at the beginning of the reporting period. The historical revenues and expenses of New Cache and the Wyoming Properties represent amounts recorded by or with respect to such businesses or properties for the periods indicated.

    The historical financial statements of New Cache were prepared in Canadian dollars in accordance with Canadian generally accepted accounting principles. The New Cache historical statement of operations included in the Unaudited Pro Forma Statement of Operations of the Company for the year ended December 31, 1998 represents the historical results of operations of New Cache for the twelve months ended November 30, 1998, has been adjusted to present the results in accordance with United States generally accepted accounting principles and has been translated into U.S. dollars at the average exchange rate of $0.6792 to one Canadian dollar. The balance sheet information of New Cache as of March 31, 1999, has been translated at the period-end exchange rate of $0.6647 to one Canadian dollar. See "Business -- Primary Operating Areas -- Western Canada."

    The Unaudited Pro Forma Financial Information should be read in conjunction with the notes thereto, the Consolidated Financial Statements of the Company and the notes thereto and the historical financial statements and the notes thereto of New Cache included elsewhere in this Offering Memorandum.

    The Unaudited Pro Forma Financial Information is not indicative of the financial position or results of operations of the Company which would actually have occurred if the Offering, the acquisition of New Cache and the sale of the Wyoming Properties had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal crude oil and natural gas production declines, reductions in prices paid for crude oil and natural gas, future acquisitions and other factors.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1998


                                         Historical
                                --------------------------
                                 Abraxas                       New Cache      Sale of
                                 Petroleum                     Pro Forma      Wyoming       Offering
                                 Corporation    New Cache      Adjustments    Properties    Adjustments    Pro Forma
                                ------------   -----------    -------------   -----------  -------------   ---------
                                                     (dollars in thousands, except per share data)
Revenue:
  Oil and gas production
   revenues.................      $ 54,263      $  16,896           --       $ (11,805)           --      $  59,354
  Gas processing revenues....         3,159             --          --              --            --          3,159
  Rig revenues...............           469             --          --              --            --            469
  Other revenues.............         2,193            902          --              98            --          3,193
                                   --------      ---------    --------       ---------       -------      ---------
         Total revenue.......        60,084         17,798          --         (11,707)           --         66,175
Operating costs and expenses:
  Lease operating and
production taxes.............        16,841          6,237          --          (2,009)           --         21,069
  Gas processing costs.......         1,250             --          --              --            --          1,250
  Depreciation, depletion and
    amortization.............        31,226         13,609    $  3,300(a)       (3,415)           --         44,720
  Proved property impairment.        61,224         32,616     (32,616)(b)          --            --         90,862
                                                                29,638(b)
  Rig operations.............           521             --          --              --            --            521
  General and administrative
    expense..................         5,522          2,210          --              --            --          7,732
                                   --------      ---------    --------       ---------       -------      ---------
         Total operating
           expenses..........       116,584         54,672         322          (5,424)           --        166,154
                                   --------      ---------    --------       ---------       -------      ---------
Operating income (loss)......       (56,500)       (36,874)       (322)         (6,283)           --        (99,979)
Other (income) expense:
  Interest income............          (805)            (6)         --              --            --           (811)
  Amortization of deferred
    financing fee............         1,571             --          --              --       $   625(c)       2,196
  Interest expense...........        30,848          1,372          --              --         6,990(d)      39,210
  Minority interest..........             4             --          --              --            --              4
                                   --------      ---------    --------       ---------       -------      ---------
Income (loss) before tax.....       (88,118)       (38,240)       (322)         (6,283)       (7,615)      (140,578)
Income tax (expense) benefit:
  Current....................          (231)          (189)         --              --            --           (420)
  Deferred...................         4,389         14,782       8,410(e)           --            --         14,861
                                                               (12,720)(e)
Net (loss) applicable to
common stockholders..........      $(83,960)     $ (23,647)   $ (4,632)      $  (6,283)      $(7,615)     $(126,137)
                                   ========      =========    ========       =========       =======      =========
Net (loss) per share:........      $ (13.26)                                                              $  (19.92)
                                   ========                                                               =========


             See notes to unaudited proforma financial information.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    For the Three Months Ended March 31, 1998

                                         Historical
                                --------------------------
                                 Abraxas                       New Cache      Sale of
                                 Petroleum                     Pro Forma      Wyoming       Offering
                                 Corporation    New Cache      Adjustments    Properties    Adjustments    Pro Forma
                                ------------   -----------    -------------   -----------  -------------   ---------
                                                     (dollars in thousands, except per share data)
Revenue:
  Oil and gas production
    revenues.................      $ 14,655      $   4,927          --       $  (3,744)           --      $  15,838
  Gas processing revenues....           735             --          --              --            --            735
  Rig revenues...............           116             --          --              --            --            116
  Other revenues.............         1,233             --          --              --            --          1,233
                                   --------      ---------    --------       ---------       -------      ---------
         Total revenue.......        16,739          4,927          --          (3,744)           --         17,922
Operating costs and expenses:
  Lease operating and
    production taxes.........         4,639          1,781          --            (702)           --          5,718
  Depreciation, depletion and
    Amortization.............         8,252          2,709         850 (a)      (2,318)           --          9,493
  Rig operations.............           122             --          --              --            --            122
  General and administrative
    expense..................         1,303            379          --              --            --          1,682
                                   --------      ---------    --------       ---------       -------      ---------
         Total operating
           expenses..........        14,316          4,869         850          (3,020)           --         17,015
                                   --------      ---------    --------       ---------       -------      ---------
Operating income (loss)......         2,423             58        (850)           (724)           --            907
Other (income) expense:
  Interest income............          (136)            (4)         --              --            --           (140)
  Amortization of deferred
    financing fee............           327             --          --              --       $   156(b)         483
  Interest expense...........         7,516            237          --              --         1,529(c)       9,282
  Minority interest..........           (77)            --          --              --            --           (77)
                                   --------      ---------    --------       ---------       -------      ---------
Income (loss) before tax.....        (5,207)          (175)       (850)           (724)       (1,685)        (8,641)
                                   --------      ---------    --------       ---------       -------      ---------
Income tax (expense) benefit:
  Current....................           (60)           (47)         --              --            --           (107)
  Deferred...................           695             45          --              --            --            740
                                   --------      ---------    ---------
Net   (loss)    applicable   to
common stockholders..........      $ (4,572)     $    (177)   $   (850)      $    (724)      $(1,685)     $  (8,008)
                                   ========      =========    =========      =========       =======      =========
Net (loss) per share:........      $  (0.72)                                                             $    (1.26)
                                   ========                                                               =========

             See notes to unaudited pro forma financial information.

                                              UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                               For the Three Months Ended March 31, 1999


                                                               Historical
                                                               Abraxas
                                                               Petroleum           Offering
                                                               Corporation         Adjustments        Pro Forma
                                                               -------------       ------------      -----------
                                                                   (dollars in thousands, except per share data)
Revenue
  Oil and gas production Revenues................                $ 13,838            $      --         $  13,838
  Gas processing revenues........................                     865                   --               865
  Rig revenues...................................                      90                   --                90
  Other revenues.................................                   1,177                   --             1,177
                                                                 --------            ----------        ---------
         Total revenue...........................                  15,970                   --            15,970
Operating costs and expenses:
  Lease operating and production taxes...........                   4,758                   --             4,758
  Depreciation, depletion and Amortization.......                   9,146                   --             9,146
  Rig operations.................................                     139                   --               139
  General and administrative Expense.............                   1,323                   --             1,323
                                                                 --------            ----------        ---------
         Total operating expenses................                  15,366                   --            15,366
Operating income (loss)..........................                     604                   --               604
Other (income) expense:
  Interest income................................                    (186)                  --              (186)
  Amortization of deferred Financing fee.........                     345                   --               345
  Interest expense...............................                   8,683                1,128  (a)        9,811
  Minority interest..............................                      (7)                  --                (7)
                                                                 ---------           ---------         ----------
Income (loss) before tax.........................                  (8,231)              (1,128)           (9,359)
Income tax (expense) benefit:
  Current........................................                     102                   --               102
  Deferred.......................................                  (2,039)                  --            (2,039)
                                                                ---------          -----------       ------------
Net (loss) applicable to common stockholders
                                                                 $ (6,294)           $  (1,128)        $  (7,422)
                                                                 ========            ==========        ==========
Net (loss) per share:........                                    $  (0.99)                             $   (1.17)
                                                                 ========                              ==========

             See notes to unaudited pro forma financial information


                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                             As of December 31, 1998

                                                  Historical
                                       -----------------------------
                                           Abraxas                       New Cache Pro
                                         Petroleum                           Forma         Offering
                                         Corporation      New Cache       Adjustments     Adjustments        Pro Forma
                                       --------------    -----------    ---------------   -----------     --------------
                                                                      (dollars in thousands)
Assets:
  Cash...........................        $   61,390      $      7        $ (61,724)(a)    $ 18,820(b)     $      18,493
  Accounts receivable............            10,505         5,359               --              --               15,864
  Other..........................             1,348            --               --              --                1,348
                                         ----------      --------        ---------        --------        -------------
   Total current assets..........            73,243         5,366          (61,724)         18,820               35,705
Property and equipment...........           374,316       128,282           32,938 (c)          --              535,536
Less accumulated DD&A............          (165,867)      (64,727)         (32,938)(d)          --             (263,532)
                                         ----------      --------        ---------        --------        -------------
  Net property and equipment.....           208,449        63,555               --              --              272,004
Deferred financing fees..........             8,059            --               --           2,500(b)            10,559
Other assets.....................             1,747            --               --              --                1,747
                                         ----------      --------        ---------        --------        -------------
         Total assets............        $  291,498      $ 68,921        $ (61,724)       $ 21,320        $     320,015
                                         ==========      ========        =========        ========        =============
Liabilities and stockholders'
   equity (deficit):
         Total current liabilities       $   22,554      $ 29,190            1,949 (e)    $ (9,730)       $      27,213
                                                                           (16,750)(d)
Long-term debt:
  Credit facility................            15,700                         16,750 (d)     (32,450)                  --
  Senior secured notes...........                --            --               --          63,500(b)            63,500
  Senior notes...................           277,471            --               --              --              277,471
  Other..........................             6,527            --               --              --(b)             6,527
                                         ----------      --------        ---------        --------        -------------
         Total...................           299,698        29,190           16,750          31,050              374,711
Deferred income taxes............            19,820         2,105               --              --               21,925
Minority interest................             9,672            --               --              --                9,672
Other liabilities................             3,276           430               --              --                3,706
Stockholders' equity (deficit):
  Common stock...................                65        64,752          (64,752)(f)          --                   65
  Additional paid-in capital.....            51,695            --               --              --               51,695
  Accumulated deficit............          (103,145)      (18,418)          18,418 (f)          --             (129,622)
                                                                           (24,528)(g)
                                                                            (1,949)(h)
  Foreign currency translation
    adjustment...................           (10,970)       (9,138)           9,138 (f)          --              (10,970)
  Treasury stock.................            (1,167)           --               --              --               (1,167)
                                         ----------      --------        ---------        --------        -------------
   Total stockholders' equity
     (deficit)...................           (63,522)       37,196          (63,673)             --              (89,999)
                                         ----------      --------        ---------        --------        -------------
         Total liabilities and
           stockholders' equity
           (deficit).............        $  291,498      $ 68,921        $ (61,724)       $ 21,320        $     320,015
                                         ==========      ========        =========        ========        =============



             See notes to unaudited pro forma financial information.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

    NOTE 1. The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1998, reflects the Offering, the acquisition of New Cache on and the sale of the Wyoming Properties as if all were consummated on January 1, 1998.

    a. Adjust depletion expense for the acquisition of New Cache.

    b. Reverse New Cache ceiling writedown and record ceiling writedown based on purchase price.

    c. Adjust amortization of deferred financing fee to reflect amortization of additional fees incurred in connection with the issuance of the Notes.

    d. Adjust interest expense using an annual interest rate of 12 7/8% for the issuance of the Notes, 11.5% for the Series D Notes, and to reflect the repayment of the Credit Facility and the New Cache Debt.

    e. Reverse New Cache deferred tax benefit relating to ceiling writedown and record deferred tax benefit for writedown of properties based on purchase price.

    NOTE 2. The Unaudited Pro Forma Statement of Operations for the three months ended March 31, 1998 reflects the Offering, the acquisition of New Cache on and the sale of the Wyoming Properties as if all were consummated on January 1, 1998.

    a. Adjust depletion expense for the acquisition of New Cache.

    b. Adjust amortization of deferred financing fee to reflect amortization of additional fees incurred in connection with the issuance of the Notes.

    c. Adjust interest expense using an annual interest rate of 12.875% for the issuance of the Notes and reducing interest expense interest incurred during the period on the existing Credit Facility which was paid off with the proceeds of the Notes.

    NOTE 3. The Unaudited Pro Forma Statement of Operations for the three months ended March 31, 1999 reflects the Offering as if it were consummated on January 1, 1999.

    a. Adjust interest expense using an annual interest rate of 12.875% for the issuance of the Notes and reducing interest expense interest incurred during the period on the existing Credit Facility which was paid off with the proceeds of the Notes.

    NOTE 4. The Unaudited Pro Forma Condensed Balance Sheet as of December 31, 1998, reflects the Offering and the acquisition of New Cache as if they had occurred as of December 31, 1998:


    To reflect the sale of $63.5 million principal amount of the Notes. The proceeds are to be used to repay the Credit Facility and the New Cache Debt and for general corporate purposes.

                                                                (in thousands)
     a. Cash expenditure for the acquisition of New Cache.... $    (61,724)
     b. Allocation of proceeds for sale of the Notes:
        Increase in senior secured notes.....................       63,500
        Paydown of credit facility...........................      (32,450)
        Reduction of current liabilities.....................       (9,730)
        Increase in deferred financing fees..................       (2,500)
                                                              ------------
        Increase in cash.....................................       18,820
                                                              ------------
     c.   Increase in basis of oil and gas properties
          attributable to New Cache acquisition..............       32,938

     d. Reduce basis in oil and gas properties due to ceiling
          writedown..........................................      (32,938)

     e. Increase in New Cache current liabilities at December 31,
          1998 for costs incurred in connection
            with the  acquisition of New Cache...............        1,949
     f. To eliminate New Cache's equity:
             Common stock....................................      (64,752)
             Accumulated deficit.............................       18,418
             Foreign currency translation adjustment.........        9,138
     g. Reduce equity for after tax impact of ceiling writedown    (24,528)
     h. Reduce equity for increase in current liabilities....       (1,949)

                    SELECTED HISTORICAL FINANCIAL DATA

    The following historical selected consolidated financial data are derived from, and qualified by reference to, the Company's Consolidated Financial Statements and the notes thereto. The statement of operations data for the three months ended March 31, 1999, is not necessarily indicative of results for a full year. The consolidated financial data for each of the three months ended March 31, 1998 and 1999, are derived from the unaudited financial statements and, in the opinion of management, include all adjustments that are of a normal and recurring nature and necessary for a fair presentation. The selected historical consolidated financial information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Offering Memorandum and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                        Three Months Ended
                                                        Year Ended December 31,                              March 31,
                                       ----------------------------------------------------------     -------------------
                                          1994        1995        1996        1997        1998           1998       1999
                                       ----------  ----------  ----------  ----------  ----------     ----------  -------
                                                 (in thousands, except per share data)
Consolidated Statements of
  Operations:
Operating revenue:
  Oil and gas production revenues.      $ 11,114     $13,660     $25,749    $ 65,826    $ 54,263      $  14,655   $  13,838
  Gas processing revenues.........            --          --         600       3,568       3,159            735         865
  Other revenue...................           235         157         304       1,537       2,662          1,349       1,267
                                        --------     -------     -------    --------    --------       --------    --------
          Total operating revenue.        11,349      13,817      26,653      70,931      60,084         16,739      15,970
                                        --------     -------     -------    --------    --------       --------    --------
Operating costs and expenses:
  Lease operating and production
    taxes.........................         3,693       4,333       6,120      16,133      18,091          4,639       4,758
  Depreciation, depletion and
    amortization expense..........         3,790       5,434       9,605      30,581      31,226          8,252       9,146
  General and administrative expense.        810       1,042       1,933       4,171       5,522          1,303       1,323
  Other...........................           133         125         169         296         521            122         139
  Proved property impairment......            --          --          --       4,600      61,224             --          --
                                        --------     -------     -------    --------    --------       --------   ---------
          Total operating expenses...      8,426      10,934      17,827      55,781     116,584         14,316      15,366
                                        --------     -------     -------    --------    --------       --------   ---------
Operating income (loss)...........         2,923       2,883       8,826      15,150     (56,500)         2,423         604
Net interest expense..............         2,343       3,877       5,987      24,300      30,042          7,189       8,499
Amortization of deferred financing
  fees(1).........................           400         214         280       1,260       1,571            327         345
Other (income) expense............            67          --         443         (34)          4           (136)       (186)
                                        --------     -------     -------    --------    --------       ---------   ---------
Income (loss)from continuing
operations before tax and
 extraordinary items..............           113      (1,208)      2,116     (10,376)    (88,118)        (5,284)     (8,238)

Deferred income tax (expense) benefit         --          --        (176)      3,891       4,158           (635)      1,937
Loss from discontinued operations(2).     (1,335)         --          --          --          --             --          --
                                        --------     -------     -------    --------    --------       --------    --------
Minority  interest  in income  (loss)
   of consolidated foreign subsidiary.                                                                      (77)         (7)
                                        --------     -------     -------    --------    --------       --------    --------
Income (loss) before extraordinary
  items...........................        (1,222)     (1,208)      1,940      (6,485)    (83,960)        (4,572)     (6,294)
Extraordinary items(3)............        (1,172)         --        (427)         --          --             --          --
                                        --------     -------     -------    --------    --------       --------    --------
Net income (loss).................        (2,394)     (1,208)      1,513      (6,485)    (83,960)        (4,572)     (6,294)
Preferred dividends...............          (183)       (366)       (366)       (183)         --             --          --
                                        --------     -------     -------    --------    --------       --------    --------
Net income (loss) applicable to
common stockholders...............      $ (2,577)    $(1,574)    $ 1,147    $ (6,668)   $(83,960)     $ (14,572)  $  (6,294)
                                        ========     =======     =======    ========    ========       ========   =========


                                                                                                        Three Months Ended
                                                        Year Ended December 31,                              March 31,
                                       -----------------------------------------------------------    ------------------------
                                          1994        1995        1996        1997        1998           1998        1999
                                       ----------  ----------  ----------  ----------  -----------    ----------  ------------
                                                 (in thousands, except per share data)
Earnings per share:
  Income (loss) from continuing
     operations...................      $  (0.02)    $  (0.34)   $   0.23   $   (1.11)  $  (13.26)    $    (0.72) $    (0.99)
  Discontinued operations.........         (0.31)         --          --          --          --             --          --
  Extraordinary items.............         (0.27)         --         (.06)        --          --             --          --
                                        --------     -------     --------   --------    --------       --------    --------
Net income (loss) per common share...   $  (0.60)    $  (0.34)   $   0.17   $   (1.11)  $  (13.26)     $   (0.72)  $   (0.99)
                                        ========     ========    ========   =========   =========      =========   =========
Weighted average shares outstanding..      4,310        4,635       6,794       6,025       6,331          6,360       6,333
                                        ========     ========    ========   =========   =========      =========   =========


                                                           At December 31,                                 At March 31,
                                       --------------------------------------------------------------------------------
                                         1994         1995        1996        1997        1998           1998        1999
                                       --------    ----------  ----------  ----------  ----------     ---------   -------
                                                         (dollars in thousands)
Consolidated Balance Sheet Data:
Total assets......................     $ 75,361     $ 85,067    $304,842    $338,528   $ 291,498      $ 364,507   $355,461
Long-term debt(4).................       41,235       41,557     215,000     248,617     299,698        280,934     344,889
Stockholders' equity (deficit)....       28,502       37,063      35,656      26,813     (63,522)        22,545     (66,654)
Other Data:
EBITDA(5).........................     $  6,713    $   8,317   $  18,431   $  50,331   $  35,950      $  10,675   $   9,750
Capital expenditures (including
  acquisitions)...................       40,906       12,330     173,155      87,764      57,861         18,303      97,925
Ratio  (deficiency) of earnings to
fixed charges(6)..................          --           --        1.34x         --          --             --          --

----------

(1) Consists of financing fees incurred in connection with the acquisition of crude oil and natural gas producing properties and financing.

(2) Discontinued operations consist primarily of coal operations which were terminated in January 1995. The Company anticipates no additional costs associated with coal operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(3) Consists of loss incurred in connection with extinguishment of debt.

(4) Excludes current maturities of long-term debt and capital lease obligations. Includes the premium on the Series D Notes and capital lease obligations.

(5) EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is presented not as an actual measure of operating results or cash flow from operation (as determined in accordance with generally accepted accounting principles), but because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA, however, should not be construed as an alternative to net income as a measure of a company's operating results or to operating cash flow as a measure of liquidity. This methodology may not be consistent with a similarly captioned item presented by other companies. Includes $0.2 million, $0.8 million, $3.2 million, $3.2 million, $1.2 million and $0.4 million attributable to Grey Wolf in 1996, 1997, 1998, March 31, 1999 and March 31, 1998, respectively.

(6) Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and premium on the Series D Notes. The Company's earnings were inadequate to cover fixed charges in 1997, 1998, March 31, 1999 and March 31, 1998 by $10.0 million, $88.1 million, $5.3 million and $8.2 million, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following is a discussion of the Company's financial condition, results of operations, liquidity and capital resources. This discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

General

    The Company has incurred net losses for a number of years. The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil, natural gas and natural gas liquids produced by the Company. Natural gas and crude oil prices weakened somewhat during 1997 and continued to decrease during 1998. Crude oil and natural gas prices have generally remained low in 1999. The average natural gas prices realized by the Company were $1.54 per Mcf in 1998 compared with $1.79 per Mcf in 1997 and $1.97 per Mcf in 1996. During 1998, crude oil prices averaged $13.65 per Bbl compared to $18.63 during 1997 and $20.85 during 1996. Although the Company had net income during 1996, losses were incurred in 1997 and 1998, and there can be no assurance that operating income and net earnings will be achieved in future periods. In addition, because the Company's proved reserves will decline as crude oil, natural gas and natural gas liquids are produced, unless the Company is successful in acquiring properties containing proved reserves or conducts successful exploration and development activities, the Company's reserves and production will decrease. The Company's ability to acquire or find additional reserves in the near future will be severely diminished by its lack of available funds for acquisition, exploration and development projects. If crude oil and natural gas prices remain at depressed levels, or if the Company's production levels decrease, the Company's revenues, cash flow from operations and financial condition will be materially adversely affected.

Results of Operations

    The factors which most significantly affect the Company's results of operations are (1) the sales prices of crude oil, natural gas liquids and natural gas, (2) the level of total sales volumes of crude oil, natural gas liquids and natural gas, (3) the level of borrowings and interest rates thereon and (4) the level and success of exploration and development activity.

    Selected Operating Data. The following table sets forth certain operating data of the Company for the periods presented:

                                                                                           Three Months Ended March
                                                     Years Ended December 31,                         31,
                                             -----------------------------------------    --------------------------
                                                 1996           1997          1998            1998           1999
                                             ------------   ------------  ------------    ------------   -----------
                                                             (dollars in thousands, except per unit data)
Operating revenue:
    Crude oil sales.......................     $  8,864       $  17,453     $   9,948       $   2,880      $   2,731
    NGLs sales............................        4,359          10,668         5,905           1,989            552
    Natural gas sales.....................       12,526          37,705        38,410           9,786         10,555
    Gas processing revenue................          600           3,568         3,159             736            865
    Other.................................          304           1,537         2,662           1,348          1,267
                                               --------       ---------     ---------       ---------      ---------
            Total operating revenue.......     $ 26,653       $  70,931     $  60,084       $  16,739      $  15,970
                                               ========       =========     =========       =========      =========
  Operating income(loss)..................     $  8,826       $  15,150     $ (56,500)      $   2,423      $     604
  Crude oil production(MBbls).............         425.2          936.7         728.6           199.0          225.0
  NGLs production(MBbls)..................         299.5          992.3         867.4           241.5           73.3
  Natural gas production(MMcf)............       6,350.1       21,050.0      24,929.9         6,139.2       27,149.5
  Average crude oil sales prices(per Bbl).     $   20.85      $   18.63     $   13.65       $   14.47      $   12.14
  Average NGLs sales price(per Bbl).......     $   14.55      $   10.75     $    6.81       $    8.24      $    7.56
  Average natural gas sales price(per Mcf)     $    1.97      $    1.79     $    1.54       $    1.59      $    1.48

Comparison of the Three Months Ended March 31, 1999 to Three Months Ended March 31, 1998


    Operating Revenue. During the three months ended March 31, 1999, operating revenue from crude oil, natural gas and natural gas liquid sales decreased 5.6% to $13.8 million compared to $14.7 million in the three months ended March 31, 1998. The decrease in revenue was primarily due to a decrease in crude oil, natural gas and natural gas liquids prices realized during the period. Average sales prices were $12.14 per Bbl of crude oil, $7.53 per Bbl of natural gas liquid and $1.48 per Mcf of natural gas for the quarter ended March 31, 1999 compared with $14.47 per Bbl of crude oil, $8.24 per Bbl of natural gas liquid and $1.59 per Mcf of natural gas in the same period of 1998. The decline in prices contributed $1.1 million of the decrease in revenue which was partially offset by $0.2 million attributable to increased crude oil and natural gas volumes. Natural gas volumes increased 16.5% from 6,139 MMcf for the period ended March 31,1998 to 7,149 MMcf for the same period in 1999. The increase in natural gas volumes was primarily attributable to the Company's ongoing development program and from the acquisition of New Cache in January 1999. New Cache contributed 1,777 MMcf for the period ended March 31, 1999. This natural gas production replaced the production from the Company's Wyoming Properties which were sold in the fourth quarter of 1999. The Wyoming Properties contributed 1,511 MMcf for the three months ended March 31, 1998. Crude oil volumes increased 13.1% from 199.0 MBbls in the first three months of 1998 to
225.0 MBbls. The increase in crude oil volumes was primarily due to the New Cache acquisition. The New Cache properties contributed 89.2 MBbls during the first three months of 1999 compared to 22.9 MBbls produced from the Wyoming Properties during the same period of 1998. Crude oil from the Company's existing properties declined by approximately 40.2 MBbls as a result of the de-emphasis of the Company's oil exploration and development, due to the decline in crude oil prices during the later part of 1998 and the first quarter of 1999. Natural gas liquids volumes declined 69.6% for the period ended March 31, 1999 to 73.2 MBbls compared to 241.5 MBbls for the same period of 1998. The decline in natural gas liquids volumes was due to the divestiture of the Wyoming properties in the fourth quarter of 1998 and the Company's decision to shut down two natural gas processing plants in South Texas. The Wyoming Properties contributed
125.5 MBbls of natural gas liquids during the first three months of 1998 which was offset by only 21.0 MBbls from the New Cache properties acquired in January 1999. The Company shut down it's East White Point processing plant during the fourth quarter of 1998 and shut down it's Portilla Plant in January 1999. The East White Point plant produced 13.0 MBbls of natural gas liquids during the first three months of 1998, the Portilla Plant contributed 11.4 MBbls of natural gas liquids during the first three months of 1998 compared to 2.1 MBbls in 1999. The Company began processing the East White Point gas through a third party plant in April 1999. The Company also elected not to process it's West Texas gas during the first quarter of 1999 due to the depressed prices of natural gas liquids. Processing of the West Texas gas resumed in April 1999.

    Lease Operating Expenses. Lease operating expenses and natural gas processing costs ("LOE") for the three months ended March 31, 1999 increased to $4.7 million compared to $4.6 million for the same period in 1998. The Company's LOE on a per Mcfe basis for the three months ended March 31, 1999 and March 31, 1998 remained the same at $0.53 per Mcfe.

    G&A Expenses. G&A expenses were unchanged at $1.3 million for the first three months of 1999 and 1998. G&A expense on a per Mcfe basis was $0.148 for each of the three month periods ended March 31, 1999 and 1998.

    Depreciation, Depletion and Amortization Expenses. Depreciation, depletion and amortization ("DD&A") expense increased by $0.89 million to $9.1 million for the three months ended March 31, 1999, from $8.3 million in the same period of 1998. The increase is primarily due to increased production during the first three months of 1999. The Company's DD&A on a per Mcfe basis for the three months ended March 31, 1999 was $1.02 per Mcfe compared to $0.94 in 1998. The per Boe increase is due to higher finding costs added to the full cost pool in 1998 and the first quarter of 1999.

    Interest Expense . Interest expense increased to $8.7 million for the first three months of 1999 from $7.5 million for the same period of 1998. This increase is attributable to increased borrowings by the Company during the first quarter of 1999. Long-term debt increased from $277.4 million at March 31, 1998 to $344.9 million at March 31, 1999. The increase in debt levels is the result of the Company's issuing the Outstanding Notes in March 1999.

    General . The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil, natural gas and natural gas liquids produced by the Company. The prices of natural gas, crude oil and natural gas liquids received by the Company declined during the first quarter of 1999. The average natural gas price realized by the Company declined to $1.48 per Mcf during the first three months of 1999 compared with $1.59 per Mcf during the same period of 1998. Crude oil prices declined from $14.47 per Bbl during the first three months of 1998, to $12.14 per Bbl for the same period of 1999. Natural gas liquids prices declined to $7.53 per Bbl compared to $8.24 per Bbl in the first quarter of 1998. In addition, the Company's proved reserves will decline as crude oil, natural gas and natural gas liquids are produced unless the Company is successful in acquiring properties containing proved reserves or conducts successful exploration and development activities. In the event crude oil, natural gas and natural gas liquids prices remain at depressed levels or if the Company's production levels decrease, the Company's revenues, cash flow from operations and profitability will be materially adversely affected.


Comparison of Year Ended December 31, 1998 to Year Ended December 31, 1997

    Operating Revenue. During the year ended December 31, 1998, operating revenue from crude oil, natural gas and natural gas liquids sales, and natural gas processing revenues decreased by $12.0 million from $69.4 million in 1997 to $57.4 million in 1998, of which $11.8 million was attributable to the Wyoming Properties. This decrease was primarily attributable to a decline in commodity prices. Production volumes increased 5.8% from 32,622 MMcfe in 1997 to 34,505 MMcfe for the year ended December 1998, of which 8,609 MMcfe were attributable to the Wyoming Properties. Crude oil and natural gas liquids sales volumes decreased by 17.2% from 1,930 MBbls in 1997 to 1,596 MBbls during 1998, and natural gas sales volumes increased by 18.4% from 21.1 Bcf in 1997 to 38.4 Bcf in 1998. The increase in natural gas sales volumes was attributable to increased production attributable to the Company's ongoing development program on existing and acquired properties. Crude oil sales volumes decreased 22.2% to 729 MBbls during 1998 from 937 MBbls in 1997 due primarily to the Company's decreased emphasis on crude oil development projects during 1998 in response to the continuing decline in crude oil prices. Natural gas liquids sales volumes decreased 12.6% to 867 MBbls in 1998 from 992 MBbls in 1997. Approximately 66 MBbls of the decline in natural gas liquids was attributable to the loss of production from the Wyoming Properties. In the ten and one-half months that the Company owned the Wyoming Properties during 1998, they contributed 89 MBbls of crude oil, 454 MBbls of natural gas liquids and 5.4 Bcf of natural gas production. Average sales prices in 1998 were $13.65 per Bbl of crude oil, $6.81 per Bbl of natural gas liquids and $1.54 per Mcf of natural gas compared to $18.63 per Bbl of crude oil, $10.75 per Bbl of natural gas liquids and $1.79 per Mcf of natural gas in 1997. The Company also had natural gas processing revenues of $3.1 million in 1998 as compared to $3.6 million in 1997.

    Lease Operating Expense. Lease operating expense ("LOE") and natural gas processing costs increased by $2.0 million from $16.1 million for the year ended December 31, 1997 to $18.1 million for the same period of 1998, of which $2.0 million was attributable to the Wyoming Properties. The increase was due primarily to the greater number of wells owned by the Company for the year ended December 31, 1998 compared to the year ended December 31, 1997. The Company's LOE on a per Mcfe basis for 1998 was $0.49 per Mcfe as compared to $0.46 per Mcfe in 1997. Natural gas processing costs remained constant at $1.2 million in 1998 as compared to $1.2 million in 1997.

    G&A Expense. G&A expense increased from $4.2 million for the year ended December 31, 1997 to $5.3 million for the year ended December 31, 1998, as a result of the Company's hiring additional staff. The sale of the Wyoming Properties has not had a material effect on G&A expense. The Company's G&A expense on a per Mcfe basis was $0.16 per Mcfe in 1998 compared to $0.13 per Mcfe for 1997.

    DD&A Expense. Due to the increase in sales volumes of crude oil and natural gas, depreciation, depletion and amortization ("DD&A") expense increased by $600,000 from $30.6 million for the year ended December 31, 1997 to $31.2 million for the year ended December 31, 1998, of which $3.4 million was attributable to the Wyoming Properties. The Company's DD&A expense on a per Mcfe basis for 1998 was $0.90 per Mcfe as compared to $0.94 per Mcfe in 1997.

    Interest Expense and Preferred Dividends. Interest expense and preferred dividends increased by $6.2 million from $24.6 million to $30.8 million for the year end December 31, 1998 compared to 1997. This increase was attributable to increased borrowings by the Company during 1998. In January 1998, Abraxas and Canadian Abraxas issued $60.0 million in principal amount of 11.5% Senior Notes due 2004, Series C ("Series C Notes"), and in June 1998, Abraxas and Canadian Abraxas exchanged all of their outstanding Series C Notes and their 11.5% Senior Notes due 2004, Series B in the original principal amount of $215.0 million ("Series B Notes") for $275.0 million of the Series D Notes. During 1998, the Company also made additional borrowings under its revolving credit facility (the "Credit Facility"). Long-term debt increased from $248.6 million at December 31, 1997 to $299.7 million at December 31, 1998. During 1998, the Company paid no preferred dividends as compared to $183,000 in 1997. Preferred dividends were eliminated on July 1, 1997 as the result of the conversion of all outstanding preferred stock into Abraxas common stock.

    Ceiling Limitation Writedown. The Company records the carrying value of its crude oil and natural gas properties using the full cost method of accounting for oil and gas properties. Under this method, the Company capitalizes the cost to acquire, explore for and develop oil and gas properties. Under the full cost accounting rules, the net capitalized cost of crude oil and natural gas properties less related deferred taxes, are limited by country, to the lower of the unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves, discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. If the net capitalized cost of crude oil and natural gas properties exceeds the ceiling limit, the Company is subject to a ceiling limitation writedown to the extent of such excess. A ceiling limitation writedown is a charge to earnings which does not impact cash flow from operating activities. However, such writedowns do impact the amount of the Company's stockholders' equity. The risk that the Company will be required to writedown the carrying value of its crude oil and natural gas assets increases when crude oil and natural gas prices are depressed or volatile. In addition, writedowns may occur if the Company has substantial downward revisions in its estimated proved reserves or if purchasers or governmental action cause an abrogation of, or if the Company voluntarily cancels, long-term contracts for its natural gas. For the year ended December 31, 1998, the Company recorded a writedown of $61.2 million related to its United States properties. No assurance can be given that the Company will not experience additional writedowns in the future. Should commodity prices continue to decline, a further writedown of the carrying value of the Company's crude oil and natural gas properties may be required. See Note 16 of Notes to Consolidated Financial Statements.

Comparison of Year Ended December 31, 1997 to Year Ended December 31, 1996

    Operating Revenue. During the year ended December 31, 1997, operating revenue from crude oil, natural gas and natural gas liquids sales, and natural gas processing revenues increased by $43.1 million from $26.3 million in 1996 to $69.4 million in 1997. This increase was primarily attributable to increased volumes which were partially offset by a decline in commodity prices. Production volume increased from 10,698 MMcfe to 32,624 MMcfe for the year ended December 1997. Crude oil and natural gas liquids sales volumes increased by 166% to 11,573 MMcfe during 1997 compared to 4,350 MMcfe in 1996, and natural gas sales volumes increased by 231% to 21.1 Bcf in 1997 compared to 6.3 Bcf in 1996. The increases in volumes were attributable to a full year of production from property acquisitions completed during the fourth quarter of 1996 as well as increased production attributable to the Company's ongoing development program on existing and acquired properties. Acquisitions and the subsequent development of the acquired properties contributed 1,182 MBbls of oil and natural gas liquids and 15.9 Bcf of natural gas. Development of existing properties contributed 747 MBbls of oil and natural gas liquids and 5.2 Bcf of natural gas during 1997. Average sales prices in 1997 were $18.63 per Bbl of crude oil, $10.75 per Bbl of natural gas liquid and $1.79 per Mcf of natural gas compared to $20.85 per Bbl of crude oil, $14.55 per Bbl of natural gas liquids and $1.97 per Mcf of natural gas in 1996. The Company also had gas processing revenue of $3.6 million in 1997 as a result of the acquisition of CGGS Canadian Gas Gathering Systems Inc. ("CGGS") in November 1996. Prior to the acquisition, the Company was not engaged in third party gas processing.

    Lease Operating Expense. LOE and natural gas processing costs increased by $10.0 million from $6.1 million for the year ended December 31, 1996 to $16.1 million for the same period of 1997. LOE increased by $9.0 million to $14.9 million primarily due to the greater number of wells owned by the Company for the year ended December 31, 1997 compared to the year ended December 31, 1996. The Company's LOE on a per Mcfe basis for 1997 was $0.46 per Mcfe as compared to $0.55 per Mcfe in 1996. Natural gas processing costs increased to $1.3 million in 1997 as compared to $262,000 in 1996. The increase in gas processing expense was due to the acquisition of CGGS in November 1996. Prior to the acquisition, the Company was not engaged in third party gas processing

    G&A Expense. G&A expense increased by $2.3 million from $1.9 million for the year ended December 31, 1996 to $4.2 million for the year ended December 31, 1997, as a result of the Company's hiring additional staff, including an increase in personnel to manage and develop properties acquired in the fourth quarter of 1996. The Company's G&A expense on a per Mcfe basis was $0.13 per Mcfe in 1997 compared to $0.18 per Mcfe for 1996.

    DD&A Expense. Due to the increase in sales volumes of crude oil and natural gas, DD&A expense increased by $21.0 million from $9.6 million for the year ended December 31, 1996 to $30.6 million for the year ended December 31, 1997. The Company's DD&A expense on a per Mcfe basis for 1997 was $0.94 per Mcfe as compared to $0.90 per Mcfe in 1996.

    Interest Expense and Preferred Dividends. Interest expense and preferred dividends increased by $18.1 million from $6.4 million to $24.5 million for the year end December 31, 1997, compared to 1996. This increase was attributable to increased borrowings by the Company to finance the acquisitions consummated during 1996. In November 1996, the Company issued $215 million in principal amount of the Series B Notes. During 1997, the Company made additional borrowings under the Credit Facility. Long-term debt increased from $215.0 million at December 31, 1996 to $248.6 million at December 31, 1997. During 1997, the Company paid $183,000 in preferred dividends as compared to $366,000 in 1996. Preferred dividends were eliminated on July 1, 1997 as the result of the conversion of all outstanding preferred stock into Abraxas common stock.

    Ceiling Limitation Writedown. For the year ended December 31, 1997, the Company recorded a writedown of $4.6 million, $3.0 million after tax, related to its Canadian properties

Liquidity and Capital Resources

    Current Liquidity Needs. The Company has historically funded its operations and acquisitions primarily through its cash flow from operations and borrowings under the Credit Facility and other credit sources. Due to severely depressed prices for crude oil and natural gas, the Company's cash flow from operations has been substantially reduced.

    The Company will have two principal sources of liquidity during the next 12 months: (i) cash on hand, including the net proceeds of the offering of the Outstanding Notes after the repayment of the Credit Facility and the New Cache Debt and (ii) cash generated by operations. While the availability of capital resources cannot be predicted with certainty and is dependent upon a number of factors including factors outside of management's control, management believes that the net proceeds of the offering of the Outstanding Notes plus the Company's cash flow from operations will be adequate to fund operations and planned capital expenditures for the remainder of 1999. In June 1999, Abraxas announced that it is exploring alternatives to increase its liquidity. The alternatives include potential private equity issuances and a restructuring of the Company's indebtedness as well as the sale of certain non-core properties including the potential sale of some or all of the Company's ownership position in New Cache to Grey Wolf. The Company also intends to review project financing alternatives.



    The Company's ability to obtain additional financing will be substantially limited under the terms of the Indenture and the Series D Indenture. Also, as a result of the sale of the Outstanding Notes, substantially all of the Company's crude oil and natural gas properties and natural gas processing facilities are subject to a first lien or charge for the benefit of the holders of the Outstanding Notes. Thus, the Company is required to rely on its cash flow from operations to fund its operations and service its debt. The Company may also choose to issue equity securities or sell certain of its assets to fund its operations, although the Indenture and the Series D Indenture will substantially limit the Company's use of the proceeds of any such asset sales. Due to the Company's diminished cash flow from operations and the resulting depressed prices for its common stock, there can be no assurance that the Company would be able to obtain equity financing on terms satisfactory to the Company.

    General. Capital expenditures in 1996, 1997 and 1998 were $173.2 million, $87.8 million and $57.9 million, respectively. The table below sets forth the components of these capital expenditures on a historical basis for the three years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999.


                                                                             Three Months Ended
                                           Year Ended December 31,               March 31,
                                     -----------------------------------  -----------------------
                                        1996         1997         1998       1998          1999
                                     ----------   ----------   ---------  ----------    ---------
                                                        (dollars in thousands)
Expenditure category:
    Property acquisitions(1)...       $ 154,484     $24,210      $ 2,729    $ 2,359       $86,103
    Development................          18,465      61,414       51,821     15,945        13,319
    Divestitures...............              --          --           --       (129)       (1,497)
    Facilities and other.......             206       2,140        3,311        128            --
                                      ---------     -------      -------    -------       -------
            Total..............       $ 173,155     $87,764      $57,861    $18,303       $97,925
                                      =========     =======      =======    =======       =======

----------

(1) Acquisition cost includes 7,585,000 common shares and 4,000,000 special warrants of Grey Wolf valued at approximately $3.7 million in 1997 related to the acquisition of certain crude oil and natural gas properties.

    Acquisitions of crude oil and natural gas producing properties during 1996 accounted for the majority of the capital expenditures made by the Company during 1996. During 1997 and 1998, expenditures were primarily for the development of existing properties. These expenditures were funded through internally generated cash flow, the issuance of the Series C Notes and borrowings under the Credit Facility.

    At March 31, 1999, the Company had current assets of $28.4 million and current liabilities of $34.5 million resulting in a working capital deficit of $6.1 million. The material components of the Company's current liabilities at March 31, 1999 included trade accounts payable of $13.5 million, revenues due third parties of $6.6 million and accrued interest of $13.5 million. Stockholders' equity [decreased from] a deficit of $(64.0) million at December 31, 1998 to $(66.7) million at March 31, 1999, primarily due to the net loss for the period ended March 31, 1999.

    The Company's current budget for capital expenditures for 1999 other than acquisition expenditures is $13.0 million, approximately $10.0 million of which has been spent to date. The remaining portion of such expenditures is largely discretionary and will be made primarily for the development of existing properties. Additional capital expenditures may be made for acquisition of producing properties if such opportunities arise, but the Company currently has no agreements, arrangements or undertakings regarding any material acquisitions. The Company has no material long-term capital commitments and is consequently able to adjust the level of its expenditures as circumstances dictate. Additionally, the level of capital expenditures will vary during future periods depending on market conditions and other related economic factors. Should the prices of crude oil and natural gas continue to decline, the Company's cash flows will decrease which may result in a further reduction of the capital expenditure budget.

    Operating activities during the three months ended March 31, 1999 provided $7.8 million cash to the Company compared to $4.4 million in the same period in 1998. Net income plus non-cash expense items during 1999 and net changes in operating assets and liabilities accounted for most of these funds. Investing activities required $97.9 million net during the first three months of 1999, $86.1 million of which was used for the purchase of New Cache, $13.3 million of which was utilized for the development of crude oil and natural gas properties and other facilities. This compares to $18.3 million required during the same period of 1998 of which $15.9 million was utilized for the development of crude oil and natural gas properties and other facilities, and $2.4 million of which was used for acquisition of oil and gas properties. Financing activities provided $43.5 million for the first three months of 1999 compared to requiring $30.7 million for the same period of 1998. Financing activities include the proceeds of the $63.5 million from the issuance of the Secured Notes in March 1999 and borrowings under the Credit Facility of $19.5 million, which were offset by the repayment of the existing Credit Facility in the amount of $35.2 million.

    Operating activities for the year ended December 31, 1998 provided $4.8 million of cash to the Company. Investing activities provided $2.0 million during 1998 primarily for the acquisition and development of producing properties. Financing provided $52.5 million during 1998.

    Operating activities for the year ended December 31, 1997 provided $36.6 million of cash to the Company. Investing activities required $74.5 million during 1997 primarily for the acquisition and development of producing properties. Financing provided $33.3 million during 1997.

    Operating activities for the year ended December 31, 1996, provided $13.5 million of cash. Investing activities required $172.6 million primarily for the acquisition of producing properties. Financing provided $163.0 million during 1996.

    The Company is heavily dependent on crude oil and natural gas prices which have historically been volatile. Although the Company has hedged a portion of its natural gas production and intends to continue this practice, future crude oil and natural gas price declines would have a material adverse effect on the Company's overall results, and therefore, its liquidity. Furthermore, low crude oil and natural gas prices could affect the Company's ability to raise capital on terms favorable to the Company.

    Description Of Existing Indebtedness. On November 14, 1996, Abraxas and Canadian Abraxas consummated the offering of $215.0 million of their 11.5% Senior Notes due 2004, Series A, which were exchanged for the Series B Notes in February 1997. On January 27, 1998, Abraxas and Canadian Abraxas completed the sale of $60.0 million of the Series C Notes. The Series B Notes and the Series C Notes were subsequently exchanged for $275.0 million in principal amount the Series D Notes in June 1998.

    Interest on the Series D Notes is payable semi-annually in arrears on May 1 and November 1 of each year at the rate of 11.5% per annum. The Series D Notes are redeemable, in whole or in part, at the option of Abraxas and Canadian Abraxas, on or after November 1, 2000, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on November 1 of the years set forth below:

                                      Year                   Percentage
                           --------------------------- -----------------------
                           2000                               105.750%
                           2001                               102.875%
                           2002 and thereafter                100.000%

    In addition, at any time on or prior to November 1, 1999, Abraxas and Canadian Abraxas may, at their option, redeem up to 35% of the aggregate principal amount of the Series D Notes originally issued with the net cash proceeds of one or more equity offerings, at a redemption price equal to 111.5% of the aggregate principal amount of the Series D Notes to be redeemed, plus accrued and unpaid interest to the date of redemption; provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Series D Notes remains outstanding.

    The Series D Notes are joint and several obligations of Abraxas and Canadian Abraxas, and rank pari passu in right of payment to all existing and future unsubordinated indebtedness of Abraxas and Canadian Abraxas. The Series D Notes rank senior in right of payment to all future subordinated indebtedness of

Abraxas and Canadian Abraxas. The Series D Notes will, however, be effectively subordinated to the Notes to the extent of the value of the Collateral. The Series D Notes are unconditionally guaranteed, jointly and severally, by the Subsidiary Guarantors. The guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment to all unsubordinated indebtedness of the Subsidiary Guarantors and senior in right of payment to all subordinated indebtedness of the Subsidiary Guarantors. The Guarantees are effectively subordinated to the Notes to the extent of the value of the Collateral.

    Upon a Change of Control (as defined in the Series D Indenture), each holder of the Series D Notes will have the right to require Abraxas and Canadian Abraxas to repurchase all or a portion of such holder's Series D Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas and Canadian Abraxas will be obligated to offer to repurchase the Series D Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain asset sales.

    The Series D Indenture provides, among other things, that the Company may not, and may not cause or permit certain of its subsidiaries, including Canadian Abraxas, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas, guarantee any indebtedness of Abraxas or transfer any of its assets to Abraxas except for such encumbrances or restrictions existing under or by reason of: (i) applicable law; (ii) the Indenture; (iii) the Credit Facility; (iv) customary non-assignment provisions of any contract or any lease governing leasehold interest of such subsidiaries; (v) any instrument governing indebtedness assumed by the Company in an acquisition, which encumbrance or restriction is not applicable to such subsidiaries or the properties or assets of such subsidiaries other than the entity or the properties or assets of the entity so acquired;
(vi) customary restrictions with respect to subsidiaries of the Company pursuant to an agreement that has been entered into for the sale or disposition of capital stock or assets of such subsidiaries to be consummated in accordance with the terms of the Indenture solely in respect of the assets or capital stock to be sold or disposed of; (vii) any instrument governing certain liens permitted by the Indenture, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such lien; or
(viii) an agreement governing indebtedness incurred to refinance the indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (ii), (iii) or (v) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing indebtedness are no less favorable to the holders of the Notes in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment that the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (ii), (iii) or (v).

    Hedging Activities. In November 1996, the Company assumed hedge agreements extending through October 2001 with a counterparty involving various quantities and fixed prices. These hedge agreements provided for the Company to make payments to the counterparty to the extent the market prices, based on the price for crude oil on the NYMEX and the Inside FERC, Tennessee Gas Pipeline Co. Texas (Zone O) price for natural gas exceeded certain hedged prices and for the counterparty to make payments to the Company to the extent the market prices were less than such hedged prices. The Company accounted for the related gains or losses (a loss of $952,000 in 1997 and a gain of $268,000 in 1998) in crude oil and natural gas revenue in the period of the hedged production. The Company terminated these hedge agreements in January 1999 and was paid $750,000 by the counterparty for such termination.

     In March 1998, the Company entered into a costless collar hedge agreement with Enron Capital and Trade Resources Corp. for 2,000 Bbls of crude oil per day with a floor price of $14.00 per Bbl and a ceiling price of $22.30 per Bbl for crude oil on the NYMEX. The agreement was effective April 1, 1998 and extends through March 31, 1999. Under the terms of the agreement, the Company will be paid when the average monthly price for crude oil on the NYMEX is below the floor price and will pay the counterparty when the average monthly price exceeds the ceiling price. During 1998, the Company realized a gain of $282,000 on this agreement, which is accounted for in crude oil and natural gas revenue. The Company has also entered into a hedge agreement with Barrett Resources Corporation ("Barrett") covering 2,000 Bbls per day of crude oil calling for the Company to realize an average NYMEX price of $14.23 per Bbl over the period April 1, 1999 to October 31, 1999. In May 1999, the Company and Barrett amended this hedge agreement resulting in the Company being paid an average NYMEX price of $17.00 per Bbl from June through October 1999. A new agreement was entered into in May of 1999 for the period November 1999 through October 2000. This agreement is for 1,000 Bbls per day with the Company being paid $17.02 per Bbl. Additionally, Barrett has a call on either 1,000 Bbls of crude oil or 20,000 MMBtu of natural gas per day at Barrett's option over the term of the agreement at fixed prices.


    As of March 1, 1999, the Company had 37.0 MMBTUpd hedged at an average NYMEX price of approximately $1.93 per MMBTU from April 1, 1999 to October 31, 1999 and 2.4 MMBTUpd at an average NYMEX price of approximately $1.10 per MMBTU from November 1, 1998 to October 31, 2000. Of the 37.0 MMBTUpd hedged at $1.93 per MMBTU, 20.0 MMBTUpd is hedged with Barrett Resources Corporation, 11.0 MMBTUpd is hedged with Engage Energy Capital Canada LP, and 6.0 MMBTUpd is hedged with Amoco. The 2.4 MMBTUpd hedged at $1.10 per MMBTU is hedged with Barrett and was assumed by the Company in connection with the acquisition of New Cache.

    Net Operating Loss Carryforwards. At December 31, 1998, the Company had, subject to the limitations discussed below, $46.6 million of net operating loss carryforwards for U.S. tax purposes, of which approximately $43.8 million are available for utilization without limitation. These loss carryforwards will expire from 2002 through 2010 if not utilized. At December 31, 1998, the Company had approximately $11.9 million of net operating loss carryforwards for Canadian tax purposes which expire in varying amounts in 2002-2005. As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under Section 382, occurred in December 1991. Accordingly, it is expected that the use of $4.9 million in net operating loss carryforwards generated prior to December 31, 1991 will be limited to approximately $235,000 per year. As a result of the issuance of additional shares of common stock for acquisitions and sales of stock, an additional ownership change under Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993, or $8.9 million, will be limited to approximately $1 million per year subject to the lower limitations described above. Of the $8.9 million net operating loss carryforwards, it is anticipated that the maximum net operating loss that may be utilized before it expires is $6.1 million. Future changes in ownership may further limit the use of the Company's carryforwards. In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5.9 million and $32.8 million for deferred tax assets at December 31, 1997 and 1998, respectively.

Year 2000

    The "Year 2000" issue is a general term used to refer to certain business implications of the arrival of the year 2000. Many existing computer programs were designed and developed to use only two digits to identify a year in the date field. If not addressed, these programs could result in system failures with possible material adverse effects on the Company's operations at the beginning of the year 2000.

    The Company has been and is assessing the impact of the Year 2000 issue on its operations, including the development and implementation of project plans and cost estimates required to make its information system infrastructure Year 2000 compliant. Substantially all of the Company's computer software has been obtained from third-party vendors. The Company has been advised by the vendors of each of its most material hardware and software systems that such systems are Year 2000 compliant. The Company has not undertaken independent testing to verify the accuracy of such assertions.

    To date, the Company has spent approximately $100,000 in replacing computer hardware and software it did not believe to be Year 2000 compliant, some of which the Company had already anticipated replacing for other reasons. Such expenditures have been funded out of the Company's operational cash flows. Based on existing information, the Company does not anticipate having to spend any material further amounts to become Year 2000 compliant and that any such required amounts will not have a material effect on the financial position, cash flows or results of operations of the Company.

    There is a risk of Year 2000 related failures. These failures could result in an interruption in, or a failure of, certain business activities or functions. Such failures could materially and adversely affect the Company's results of operations, liquidity or financial condition. Due to the uncertainty surrounding the Year 2000 problem, including the uncertainty of the Year 2000 readiness of the Company's customers and contractors, the Company is unable at this time to determine the true impact of the Year 2000 problem to the Company. The principal areas of risk are thought to be oil and gas production control systems, other embedded operations control systems and third party Year 2000 readiness. There can be no assurance, however, that there will not be a delay in, or increased costs associated with the implementation of measures to address the Year 2000 issue or that such measures will prove effective in resolving all Year 2000 related issues. Furthermore, there can be no assurance that critical contractors, customers or other parties with which the Company does business will not experience failures. A likely worst case scenario is that despite the Company's efforts, there could be failures of control systems, which might cause some processes to be shut down. Such failures could have a material adverse impact on the Company's operations. Their failure due to a Year 2000 problem could prevent the Company from delivering product and cause a material impact to Company cash flow.

Quantitative and Qualitative Disclosures about Market Risk; Commodity Price Risk

    Commodity Price Risk. The Company's exposure to market risks rest primarily with the volatile nature of crude oil, natural gas and natural gas liquids prices. The Company manages crude oil and natural gas prices through the periodic use of commodity price hedging agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Assuming 1998 production levels, a 5% further decline in crude oil, natural gas and natural gas liquid prices would have reduced the Company's operating revenue cash flow and net income by approximately $2.5 million for the year ended December 31, 1998.

    Interest Rate Risk. At December 31, 1998, approximately 8% of the Company's long-term debt bears interest at variable rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Accordingly, the Company's earnings and after tax cash flow are affected by changes in interest rates. Assuming the current level of borrowings at variable interest rates and assuming a two percentage point change in the 1998 average interest rate under these borrowings, it is estimated that the Company's interest expense would have changed by approximately $560,000. The borrowings by the Company subject to variable interest rates are not material to the Company's total debt. All borrowings subject to variable interest rates were paid in full by fixed rate debt in March 1999. At December 31, 1998, $274 million of the Company's debt was at a fixed rate with a market value of $212,350 million. The assumed 2% change in the interest rate would not have a material impact on this market value.

    Foreign Currency. The Company's Canadian operations are measured in the local currency of Canada. As a result, the Company's financial results could be affected by changes in foreign currency exchange rates or weak economic conditions in the foreign markets. Canadian operations reported a pre tax loss of $9.6 million for the year ended December 31, 1998. It is estimated that a 5% change in the value of the U.S. dollar to the Canadian dollar would have changed the Company's net income by approximately $.27 million. The Company does not maintain any derivative instruments to mitigate the exposure to translation risk. However, this does not preclude the adoption of specific hedging strategies in the future.

                                   BUSINESS

General

We are an independent energy company engaged primarily in the acquisition, exploration, exploitation and production of crude oil and natural gas. Since January 1, 1991, our principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. We utilize a disciplined acquisition strategy, focusing our efforts on producing properties and related assets with the following characteristics:
    o    A concentration of operations.
    o    Significant and quantifiable development potential.
    o    Historically low operating expenses.
    o The potential to reduce general and administrative ("G&A") expense per Mcfe.

We seek to complement our acquisition and development activities by selectively participating in exploration projects with experienced industry partners. Our principal areas of operation are Texas and western Canada.

    We have completed 20 acquisitions of producing properties totaling 406 Bcfe of estimated proved reserves since January 1, 1991. At December 31, 1998, on a pro forma basis:
    o    We owned interests in 1,211,788 gross acres (772,651 net acres).
    o    Our estimated total proved reserves were 320 Bcfe.
    o    Our PV-10 was $237 million.
    o We operated properties accounting for 69% of our PV-10, affording us substantial control over the timing and occurrence of operating and capital expenditures.
    o We had net natural gas processing capacity of 121 MMcfpd through our 22 natural gas processing plants in Canada.
    o    Our natural gas processing assets had a net book value of $44 million.


    Abraxas was founded in 1977 by Robert L. G. Watson, Abraxas' Chairman of the Board, President and Chief Executive Officer. Abraxas' principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and its telephone number is (210) 490-4788.


Business Strategy

    The Company's primary business objectives are to increase its recoverable reserves, production and cash flow through the following:

    o Improved Liquidity. The sale of the Notes will increase the Company's cash balance to approximately $21 million, allowing the Company to meet its near-term debt service requirements and facilitating limited capital expenditures. The Company has historically funded its operations primarily through cash flow from operations and borrowings under its Credit Facility. As a result of the Offering, the Company's ability to incur additional indebtedness will be substantially limited causing us to rely on cash on hand, cash flow from operations, asset sales and equity issuances to fund crude oil and natural gas exploitation activities and acquisitions.

    o Low Cost Operations. The Company seeks to maintain low operating and G&A expenses per Mcfe by operating a majority of its producing properties and related assets and by maintaining a high rate of production on a per well basis. As a result of this strategy, the Company has achieved per unit operating and G&A expenses that compare favorably with similar companies and that have historically been lower than the currently depressed crude oil and natural gas prices realized by the Company.

    o Exploitation of Existing Properties. The Company will allocate a portion of its operating cash flow to the exploitation of its producing properties. Management believes that the proximity of the Company's undeveloped reserves to existing production makes development of these properties less risky and more cost-effective than other drilling opportunities available to the Company. Given the Company's high degree of operating control, the timing and incurrence of operating and capital expenditures is largely within the Company's discretion.

    o Producing Property Acquisitions. As cash flow permits, the Company intends to continue to acquire producing crude oil and natural gas properties that can increase cash flow, production and reserves through operational improvements and additional development. The Company expects that the combination of low crude oil and natural gas prices, limited access to liquidity through the capital markets and reduced availability on commercial bank facilities will result in an increase in attractive acquisition opportunities offered by crude oil and natural gas companies seeking additional liquidity.

    o Focused Exploration Activity. In periods of increased oil and gas prices, the Company intends to allocate a portion of its capital budget to the drilling of exploratory wells that have high reserve potential. The Company believes that by devoting a relatively small amount of capital to high impact, high risk projects while reserving the majority of its available capital for development projects, it can reduce drilling risks while still benefiting from the potential for significant reserve additions.

Recent Developments

    In November 1998, Abraxas sold all of its interests in the Wyoming Properties to the Partnership for $58.6 million in cash. A subsidiary of Abraxas owns a one percent equity interest in the Partnership and acts as general partner of the Partnership. Abraxas also receives a management fee and reimbursement of certain overhead costs from the Partnership.

    In January 1999, Canadian Abraxas acquired all of the outstanding common shares of New Cache for an aggregate purchase price of $78 million in cash and the assumption of the New Cache Debt. The New Cache Debt will be repaid with part of the proceeds of the Offering. New Cache is an independent energy company engaged in the acquisition, exploration, development, production and gathering of natural gas and crude oil. New Cache owns interests in 285 gross wells (88.5 net wells) and 445,294 gross (256,524 net) acres located primarily in western Canada, as well as three natural gas processing plants. At December 31, 1998, New Cache had estimated total proved reserves of 77 Bcfe (75% natural gas), all of which were proved developed.


    In June 1999, Abraxas announced that it is exploring alternatives to increase its liquidity. The alternatives include potential private equity issuances and a restructuring of the Company's indebtedness as well as the sale of certain non-core properties including the potential sale of some or all of the Company's ownership position in New Cache to Grey Wolf. The Company also intends to review project financing alternatives.

Primary Operating Areas

Texas

    The Company's U.S. operations are concentrated in South and West Texas with over 99% of the PV-10 of the Company's U.S. crude oil and natural gas properties located in those two regions. The Company operates 84% of its wells in Texas. Operations in South Texas are concentrated along the Edwards trend in Live Oak and Dewitt Counties and in the Frio/Vicksburg trend in San Patricio County. The Company owns an average 71% working interest in 115 wells with average daily production of 863 net Bbls of crude oil and NGLs and 10,285 net Mcf of natural gas per day for the year ended December 31, 1998. The Company's West Texas operations are concentrated along the deep Devonian/Ellenberger formations and shallow Cherry Canyon sandstones in Ward County, the Spraberry trend in Midland County and in the Sharon Ridge Clearfork Field in Scurry County. The Company owns an average 72% working interest in 264 wells with average daily production of 1,264 net Bbls of crude oil and NGLs and 6,926 net Mcf of natural gas per day for the year ended December 31, 1998. During 1998, a total of 11 new wells (9.6 net) were drilled by the Company in Texas with a 100% success rate.

Western Canada

    In January 1996, the Company invested $3.0 million in Grey Wolf Exploration Ltd. ("Grey Wolf"), a privately held Canadian corporation, which, in turn, invested these proceeds in newly-issued shares of Cascade Oil & Gas, Ltd. ("Cascade"), an Alberta-based corporation whose common shares were traded on The Alberta Stock Exchange. In November 1997, Grey Wolf merged with Cascade, which later changed its name to Grey Wolf Exploration Inc. The Company owns approximately 48% of the outstanding capital stock of Grey Wolf. The shares of Grey Wolf are traded on the Alberta Stock Exchange and the Toronto Stock Exchange under the symbol "GWX." Grey Wolf manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Grey Wolf. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf.

    The Company owns producing properties in Western Canada, consisting primarily of natural gas reserves, and interests ranging from 10% to 100% in approximately 200 miles of natural gas gathering systems and 22 natural gas processing plants. As of December 31, 1998, on a pro forma basis, Canadian Abraxas and New Cache had estimated net proved reserves of 175,459 MMcfe (82% natural gas) with a PV-10 of $142.9 million, 97% of which was attributable to proved developed reserves. For the year ended December 31, 1998, on a pro forma basis, the properties produced an average of approximately 1,980 net Bbls of crude oil and NGLs per day and 52,583 net Mcf of natural gas per day from 105.5 net wells. The natural gas processing plants had aggregate capacity of approximately 306 gross MMcf of natural gas per day (121 net MMcf).

Exploratory and Developmental Acreage

    Abraxas' principal crude oil and natural gas properties consist of producing and non-producing crude oil and natural gas leases, including reserves of crude oil and natural gas in place. The following table indicates the Company's interest in developed and undeveloped acreage as of December 31, 1998, on a pro forma basis:

               Developed and Undeveloped Acreage -- Pro Forma(1)
                             As of December 31, 1998

                                  Developed Acreage        Undeveloped Acreage
                           -------------------------- ------------------------
                            Gross Acres   Net Acres   Gross Acres   Net Acres
                           -------------  ---------   -----------  -----------
      Canada.......           280,765     156,168     818,074      532,733
      Texas........            43,659      27,090      17,704       14,646
      Wyoming......             9,139       6,965      36,182       32,314
      Oklahoma.....             3,041       1,405          --           --
      Colorado.....               160          36          --           --
      N. Dakota....             1,544         985          --           --
      Kansas.......             1,280         277          --           --
      New Mexico...               160          30          --           --
      Mississippi..                40           2          --           --
      Alabama......                40          --          --           --
                              -------     -------     -------      -------
                Total         339,828     192,958     871,960      579,693
                              =======     =======     =======      =======
----------
  (1) Reflects the acquisition of New Cache as if it occurred at December 31, 1998.

Productive Wells

    The following table sets forth the total gross and net productive wells of the Company, expressed separately for crude oil and natural gas, as of December 31, 1998, on a pro forma basis:

                        Productive Wells -- Pro Forma(1)
                             As of December 31, 1998

                              Crude Oil               Natural Gas
                           ------------------      -----------------
 State/Country             Gross    Net            Gross        Net
------------------         -----    ---            -----       -----
Canada........              208.0      49.0           253.0    105.5
Texas.........              276.0     201.1           103.0     78.5
Colorado......                1.0       0.2            --       --
N. Dakota.....                2.0       1.4            --       --
New Mexico....                1.0       0.2            --       --
Alabama.......                1.0      --              --       --
Kansas........                3.0       0.7             1.0      0.2
Oklahoma......                5.0       1.8             5.0      2.0
Mississippi...                1.0       0.1            --       --
Wyoming.......               --        --              13.0      2.0
                           ------   --------      ---------    -------
          Total             498.0     254.5           375.0     188.2
                           ======   ========      =========    =======
---------
(1) Reflects the acquisition of New Cache as if it occurred at December 31, 1998.

Reserves Information

    The crude oil and natural gas reserves of Abraxas have been estimated as of December 31, 1998, by DeGolyer & MacNaughton, Dallas, Texas. The crude oil and natural gas reserves of Canadian Abraxas have been estimated as of December 31, 1998, by McDaniel & Associates Consultants Ltd., Calgary, Alberta. The crude oil and natural gas reserves of New Cache have been estimated by the Company as of December 31, 1998, and reviewed by McDaniel & Associates Consultants Ltd., Calgary, Alberta. Crude oil and natural gas reserves, and the estimates of the present value of future net revenue therefrom, were determined based on then current prices and costs. Reserve calculations involved the estimate of future net recoverable reserves of crude oil and natural gas and the timing and amount of future net revenue to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain.

    The following table sets forth certain information regarding estimates of the Company's crude oil, NGLs and natural gas reserves as of December 31, 1996, 1997 and 1998, on a historical basis, as well as December 31, 1998, on a pro forma basis:

                                                                   Estimated Proved Reserves
                                                    --------------------------------------------------------
                                                                            Proved
                                                    Proved Developed     Undeveloped        Total Proved
    As of December 31, 1996(1)
      Crude oil (MBbls).......................               7,871             1,930              9,801
      NGLs (MBbls)............................               7,090             1,144              8,234
      Natural gas (MMcf)......................             157,660            19,600            177,260
    As of December 31, 1997(1)
      Crude oil (MBbls).......................               7,075             1,873              8,948
      NGLs (MBbls)............................               7,178             1,651              8,829
      Natural gas (MMcf)......................             186,490            34,824            224,314
    As of December 31, 1998(1)
      Crude oil (MBbls).......................               3,985             1,628              5,613
      NGLs (MBbls)............................               1,834               248              2,082
      Natural gas (MMcf)......................             144,588            52,890            197,478
    Pro Forma (as of December 31, 1998)(1)(2)
      Crude oil (MBbls).......................               6,483             1,628              8,011
      NGLs (MBbls)............................               2,581               248              2,829
      Natural gas (MMcf)......................             201,669            52,890            254,559

----------

(1) Includes the following amounts with respect to Grey Wolf: 120 MBbls of crude oil in 1996; 129 MBbls of crude oil, 131 MBbls of NGLs and 7,446 MMcf of natural gas in 1997; and 32 MBbls of crude oil, 444 MBbls of NGLs and 28,610 MMcf of natural gas in 1998.

(2) Reflects the acquisition of New Cache as if it occurred at December 31, 1998.

    There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data included in this Offering Memorandum represent only estimates. In addition, the estimates of future net revenue from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices, and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the Company's crude oil and natural gas properties included in this Offering Memorandum are based on the assumption that future oil and gas prices remain the same as crude oil and natural gas prices at December 31, 1998, with respect to the Company's then existing properties. The average sales prices as of December

31, 1998, used for purposes of such estimates were $9.95 per Bbl of crude oil, $8.97 per Bbl of NGLs and $1.90 per Mcf of natural gas, on a historical basis, and $10.22 per Bbl of crude oil, $8.84 per Bbl of NGLs and $1.81 per Mcf of natural gas, on a pro forma basis. Any significant variance in these assumptions could also materially affect the estimated quantity and value of reserves set forth herein. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In general, the volume of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future crude oil and natural gas production is therefore highly dependent upon its level of success in acquiring or finding additional reserves. The Company's ability to acquire or find additional reserves in the near future will be severely diminished by its lack of available funds for acquisition, exploration and development projects. The Company has implemented a number of measures to conserve its cash resources, including postponement of exploration and development projects. However, while these measures will help conserve the Company's cash resources in the near term, they will also limit the Company's ability to replenish its depleting reserves, which could negatively impact the Company's operating cash flow in the future. See "Risk Factors -- Depletion of Reserves."

    The Company files reports of its estimated crude oil and natural gas reserves with the Department of Energy and the Bureau of the Census. The reserves reported to these agencies are required to be reported on a gross operated basis and therefore are not comparable to the reserve data reported herein.

Crude Oil, NGLs and Natural Gas Production and Sales Prices

    The following table presents the net crude oil, net NGLs and net natural gas production for the Company, the average sales price per Bbl of crude oil and NGLs and per Mcf of natural gas produced and the average LOE per Mcfe of production sold, for the years ended December 31, 1996, 1997 and 1998:

                                                                     Pro Forma
                                 1996         1997         1998       1998(1)
                              ----------    ---------   ---------    ---------
Production:(2)
  Crude oil (MBbls) ......        425.2        936.7        728.6      1,147.6
  NGLs (MBbls) ...........        299.5        992.3        867.4        413.4
  Natural gas (MMcf) .....      6,350.1     21,050.0     24,929.9     28,761.3
  MMcfe(3) ...............     10,698.3     32,624.0     34,505.9     38,127.3
Average Sales Price:(4)
  Crude oil (per Bbl)  ... $      20.85    $   18.63$       13.65     $  12.93
  NGLs (per Bbl) .........        14.55        10.75         6.81         6.81
  Natural gas (per Mcf) ..         1.97         1.79         1.54         1.47
  Per Mcfe ...............         2.40         2.02         1.57         1.54
LOE (per Mcfe) ........... $       0.55    $    0.46     $   0.49     $   0.55

----------

(1) Reflects the sale of the Wyoming Properties and the acquisition of New Cache as if they occurred on January 1, 1998.

(2) Includes the following amounts with respect to Grey Wolf: 32 MBbls of crude oil, 0 MBbls of NGLs, 35 MMcf of natural gas and 226 MMcfe in 1996; 18 MBbls of crude oil, 8 MBbls of NGLs, 531 MMcf of natural gas and 686 MMcfe in 1997; and 21 MBbls of crude oil, 37 MBbls of NGLs, 3,262 MMcf of natural gas and 3,605 MMcfe in 1998.

(3) Crude oil and natural gas were combined by converting crude oil and NGLs to Mcfe on the basis of 6 Mcf natural gas to 1 Bbl of crude oil.

(4) Average sales prices include effects of hedging activities.

Drilling Activities

    The following table sets forth the Company's gross and net working interests in exploratory, development, and service wells drilled during the three years ended December 31, 1996, 1997 and 1998:

                              1996              1997             1998
                          -------------   ----------------  ---------------
                          Gross    Net     Gross     Net     Gross     Net
Exploratory
  Productive
     Crude oil ........    2.0      1.2       --       --      1.0      1.0
     Natural gas ......    2.0      1.2     10.1      7.9      7.0      5.6
     Dry holes ........    4.0      1.4      2.0      1.8      9.0      7.3
                          ----     ----     ----     ----     ----     ----
          Total .......    8.0      3.8     12.0      9.7     17.0     13.9
                          ====     ====     ====     ====     ====     ====
Development
  Productive
     Crude oil ........   20.0     15.8     25.0     22.3      3.0      2.4
     Natural gas ......   10.0      3.7     20.0     14.9     30.0     23.9
  Service .............     --       --       --       --      1.0      1.0
  Dry holes ...........    1.0      1.0      3.0      2.0      3.0      2.2
                          ----     ----     ----     ----     ----     ----
          Total .......   31.0     20.5     48.0     39.2     37.0     29.5
                          ====     ====     ====     ====     ====     ====

Markets and Customers

    The revenue generated by the Company's operations are highly dependent upon the prices of, and demand for crude oil and natural gas. Historically, the markets for crude oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices received by the Company for its crude oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond the Company's control including seasonality, the condition of the United States economy (particularly the manufacturing sector), foreign imports, political conditions in other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic regulation, legislation and policies. Decreases in the prices of crude oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of the Company's proved reserves and the Company's revenue, profitability and cash flow from operations.

    In order to manage its exposure to price risks in the marketing of its crude oil and natural gas, the Company from time to time has entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, the Company may sell a futures contract and thereafter either (i) make physical delivery of crude oil or natural gas to comply with such contract or (ii) buy a matching futures contract to unwind its futures position and sell its production to a customer. Such contracts may expose the Company to the risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially impacts crude oil or natural gas prices. Such contracts may also restrict the ability of the Company to benefit from unexpected increases in crude oil and natural gas prices. See "Management's Discussion and Analysis of Financial Condition And Results of Operations -- Liquidity and Capital Resources."

    Substantially all of the Company's crude oil and natural gas is sold at current market prices under short term contracts, as is customary in the industry. During the year ended December 31, 1998, four purchasers accounted for approximately 58% of the Company's crude oil and natural gas sales. The Company believes that there are numerous other companies available to purchase the Company's crude oil and natural gas and that the loss of any or all of these purchasers would not materially affect the Company's ability to sell crude oil and natural gas.

Competition

     The Company encounters strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas leases. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas leases include the staff and data necessary to identify, investigate and purchase such leases, and the financial resources necessary to acquire and develop such leases. Many of the Company's competitors have financial resources, staff and facilities substantially greater than those of the Company. In addition, the producing, processing and marketing of crude oil and natural gas is affected by a number of factors which are beyond the control of the Company, the effect of which cannot be accurately predicted.

    The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. The Company must compete for such resources with both major crude oil companies and independent operators. Although the Company believes its current operating and financial resources are adequate to preclude any significant disruption of its operations in the immediate future, the continued availability of such materials and resources to the Company cannot be assured.

    The Company will face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. The Company's principal competitors will include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than the Company. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

    The Company will compete against other companies in its natural gas processing business both for supplies of natural gas and for customers to which it will sell its products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

Regulatory Matters

    The Company's operations are affected from time to time in varying degrees by political developments and federal, state, provincial and local laws and regulations. In particular, oil and gas production operations and economics are, or in the past have been, affected by price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

Price Regulations

    In the recent past, maximum selling prices for certain categories of crude oil, natural gas, condensate and NGLs in the United States were subject to federal regulation. In 1981, all federal price controls over sales of crude oil, condensate and NGLs were lifted. In 1993, the Congress deregulated natural gas prices for all "first sales" of natural gas. As a result, all sales of the Company's United States produced crude oil, natural gas, condensate and NGLs may be sold at market prices, unless otherwise committed by contract.

    Crude oil and natural gas exported from Canada is subject to regulation by the National Energy Board ("NEB") and the government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that export contracts in excess of two years must continue to meet certain criteria prescribed by the NEB and the government of Canada. Crude oil and natural gas exports for a term of less than two years must be made pursuant to an NEB order, or, in the case of exports for a longer duration, pursuant to an NEB license and Governor in Council approval.

    The provincial governments of Alberta, British Columbia and Saskatchewan also regulate the volume of natural gas that may be removed from these provinces for consumption elsewhere based on such factors as reserve availability, transportation arrangements and marketing considerations.

The North American Free Trade Agreement

    On January 1, 1994, the North American Free Trade Agreement ("NAFTA") among the governments of the United States, Canada and Mexico became effective. In the context of energy resources, Canada remains free to determine whether exports to the U.S. or Mexico will be allowed provided that any export restrictions do not:
(i) reduce the proportion of energy resources exported relative to the total supply of the energy resource (based upon the proportion prevailing in the most recent 36 month period); (ii) impose an export price higher than the domestic price; or (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

    NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.

United States Natural Gas Regulation

    Historically, interstate pipeline companies in the United States generally acted as wholesale merchants by purchasing natural gas from producers and reselling the gas to local distribution companies and large end users. Commencing in late 1985, the Federal Energy Regulatory Commission (the "FERC") issued a series of orders that have had a major impact on interstate natural gas pipeline operations, services, and rates, and thus have significantly altered the marketing and price of natural gas. The FERC's key rule making action, Order No. 636 ("Order 636"), issued in April 1992, required each interstate pipeline to, among other things, "unbundle" its traditional bundled sales services and create and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and standby sales and gas balancing services), and to adopt a new ratemaking methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate makes natural gas sales as a merchant, it does so pursuant to private contracts in direct competition with all of the sellers, such as the Company; however, pipeline companies and their affiliates were not required to remain "merchants" of natural gas, and most of the interstate pipeline companies have become "transporters only," although many have affiliated marketers. In subsequent orders, the FERC largely affirmed the major features of Order 636. By the end of 1994, the FERC had concluded the Order 636 restructuring proceedings, and, in general, accepted rate filings implementing Order 636 on every major interstate pipeline. The federal appellate courts have largely affirmed the significant features of Order No. 636 and numerous related orders pertaining to the individual pipelines. The Company does not believe that Order 636 and the related restructuring proceedings affect it any differently than other natural gas producers and marketers with which it competes.

    In recent years the FERC also has pursued a number of other important policy initiatives which could significantly affect the marketing of natural gas in the United States. Some of the more notable of these regulatory initiatives include
(i) a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate pipeline owned gathering facilities by interstate pipelines to their affiliates (the so-called "spin down" of previously regulated gathering facilities to the pipeline's nonregulated affiliates), (ii) the completion of rule-making involving the regulation of pipelines with marketing affiliates under Order No. 497, (iii) various FERC orders adopting rules proposed by the Gas Industry Standards Board which are designed to further standardize pipeline transportation tariffs and business practices, (iv) a notice of proposed rulemaking that, among other things, proposes (aa) to eliminate the cost-based price cap currently imposed on natural gas transactions of less than one year in duration, (bb) to establish mandatory "transparent" capacity auctions of short-term capacity on a daily basis, and (cc) to permit interstate pipelines to negotiate terms and conditions of service with individual customers, (v) a notice of inquiry which continues the FERC's review of its regulatory policies with respect to the pricing of long-term pipeline transportation services by presenting a range of questions to the industry dealing with current cost-based pricing of new and existing capacity and alternative rate mechanism options, including the desirability of pricing interstate pipeline capacity utilizing market-based rates, incentive rates, or indexed rates, and (vi) a notice of proposed rulemaking that proposes generic procedures to expedite the FERC's handling of complaints against interstate pipelines with the goals of encouraging and supporting consensual resolutions of complaints and organizing the complaint procedures so that all complaints are handled in a timely and fair manner. Several of these initiatives are intended to enhance competition in natural gas markets, although some, such as "spin downs," may have the adverse effect of increasing the cost of doing business on some in the industry, including the Company as a result of the monopolization of those facilities by their new, unregulated owners. As to all of these FERC initiatives, the ongoing, or, in some instances, preliminary and evolving nature of these regulatory initiatives makes it impossible at this time to predict their ultimate impact on the Company's business. However, the Company does not believe that these FERC initiatives will affect it any differently than other natural gas procedures and marketers with which it competes.

    Since Order 636 FERC decisions involving onshore facilities have been more liberal in their reliance upon traditional tests for determining what facilities are "gathering" and therefore exempt from federal regulatory control. In many instances, what was once classified as "transmission" may now be classified as "gathering." The Company ships certain of its natural gas through gathering facilities owned by others, including interstate pipelines, under existing long term contractual arrangements. Although these FERC decisions have created the potential for increasing the cost of shipping the Company's gas on third party gathering facilities, the Company's shipping activities have not been materially affected by these decisions.

    Commencing in October 1993, the FERC issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines will be able to change their transportation rates, subject to prescribed ceiling levels. The indexing system, which allows or may require pipelines to make rate changes to track changes in the Producer Price Index for Finished Goods, minus one percent, became effective January 1, 1995. In certain circumstances, these rules permit oil pipelines to establish rates using traditional cost of service or other methods of rate making. The Company does not believe that these rules affect it any differently than other crude oil producers and marketers with which it competes.

    Additional proposals and proceedings that might affect the natural gas industry in the United States are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. The Company cannot predict when or if any such proposals might become effective or their effect, if any, on the Company's operations. The oil and gas industry historically has been very heavily regulated; thus there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

State and Other Regulation

    All of the jurisdictions in which the Company owns producing crude oil and natural gas properties have statutory provisions regulating the exploration for and production of crude oil and natural gas, including provisions requiring permits for the drilling of wells and maintaining bonding requirements in order to drill or operate wells and provisions relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. The Company's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of crude oil and natural gas properties. In this regard, some states and provinces allow the forced pooling or integration of tracts to facilitate exploration while other states and provinces rely on voluntary pooling of lands and leases. In addition, state and provincial conservation laws establish maximum rates of production from crude oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. Some states, such as Texas and Oklahoma, have, in recent years, reviewed and substantially revised methods previously used to make monthly determinations of allowable rates of production from fields and individual wells. The effect of these regulations is to limit the amounts of crude oil and natural gas the Company can produce from its wells, and to limit the number of wells or the location at which the Company can drill.

    State and provincial regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take requirements, but does not generally entail rate regulation. In the United States, natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under Order 636. For example, on August 19, 1997, the Texas Railroad Commission enacted a Natural Gas Transportation Standards and Code of Conduct to provide regulatory support for the State's more active review of rates, services and practices associated with the gathering and transportation of gas by an entity that provides such services to others for a fee, in order to prohibit such entities from unduly discriminating in favor of their affiliates.

    In the event the Company conducts operations on federal or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies. In addition, in the United States, the Minerals Management Service ("MMS") has recently issued a final rule to clarify the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease. In particular, MMS will not allow deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees. Further, the MMS has been engaged in a three-year process of promulgating new rules and procedures for determining the value of oil produced from federal lands for purposes of calculating royalties owed to the government. The oil and gas industry as a whole has resisted the proposed rules under an assumption that royalty burdens will substantially increase. The Company cannot predict what, if any, effect any new rule will have on its operations.

Canadian Royalty Matters

    In addition to Canadian federal regulation, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of crude oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed preference prices, well productivity, geographical location, field discovery date and the type and quality of the petroleum product produced.

    From time to time the governments of Canada, Alberta and Saskatchewan have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging crude oil and natural gas exploration or enhanced planning projects.

    Regulations made pursuant to the Mines and Minerals Act (Alberta) provide various incentives for exploring and developing crude oil reserves in Alberta. Crude oil produced from horizontal extensions commenced at least five years after the well was originally spudded may qualify for a royalty reduction. A 24-month, 8,000 cubic metres exemption is available to production from a well that has not produced for a 12-month period, if resuming production after January 31, 1993. In addition, crude oil production from eligible new field and new pool wildcat wells and deeper pool test wells spudded or deepened after September 30, 1992, is entitled to a 12-month royalty exemption (to a maximum of CDN$1 million). Crude oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects is also subject to royalty reductions.

    The Alberta government also introduced the Third Tier Royalty with a base rate of 10% and a rate cap of 25% from oil pools discovered after September 30, 1992. The new oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 30% and for old oil a base rate of 10% and a rate cap of 35%.

    Effective January 1, 1994, the calculation and payment of natural gas royalties became subject to a simplified process. The royalty reserved to the Crown, subject to various incentives, is between 15% or 30%, in the case of new natural gas, and between 15% and 35%, in the case of old natural gas, depending upon a prescribed or corporate average reference price. Natural gas produced from qualifying exploratory gas wells spudded or deepened after July 1, 1985 and before June 1, 1988 continues to be eligible for a royalty exemption for a period of 12 months, or such later time that the value of the exempted royalty quantity equals a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible natural gas wells spudded or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the well.

    In Alberta, a producer of crude oil or natural gas is entitled to credit against the royalties payable to the Crown by virtue of the Alberta Royalty Tax Credit ("ARTC") program. The ARTC program is based on a price-sensitive formula, and the ARTC rate currently varies between 75% for prices for crude oil at or below CDN $100 per cubic metre and 35% for prices above CDN $210 per cubic metre. The ARTC rate is currently applied to a maximum of CDN $2.0 million of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from corporations claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate is established quarterly based on average "par price", as determined by the Alberta Department of Energy for the previous quarterly period. On December 22, 1997, the Government of Alberta gave notice that they intended to review the ARTC program with expected changes to take effect prior to 2001.

    The Government of Saskatchewan's fiscal regime for the oil and gas industry provides an incentive to encourage the drilling of new vertical oil wells through a revised royalty/tax structure for new vertical oil wells and incremental production from new or expanded water flood projects. This "third tier" Crown royalty rate is price sensitive and varies between heavy and non-heavy oil (from a minimum of 10% for heavy oil at a base price to a maximum of 35% for non-heavy oil at a price above the base price). Previous time-based royalty/tax holidays applicable to vertically drilled oil wells have been replaced with volume-based royalty/tax reduction incentives in which a maximum royalty of 5% will apply to various volumes depending on the depth and nature of the well (up to 25,000 cubic meters of oil in the case of deep exploratory wells). The maximum royalty applicable to the first 12,000 cubic meters of oil has been increased from 5% to 10% for production from certain horizontal wells. In addition, royalty/tax holidays for deep horizontal oil wells have been replaced with a 25,000 cubic meters volume incentive (5% maximum royalty). Oil production from qualifying reactivated oil wells are subject to a maximum new royalty rate of 5% for the first 5 years following re-activation in the case of wells reactivated after 1993 and shut-in or suspended prior to January 1, 1993. With respect to qualifying exploratory natural gas wells, the first 25 million cubic meters of natural gas produced will be subject to an incentive maximum royalty rate of 5%. On February 9, 1998, the Government of Saskatchewan announced further royalty incentive programs to encourage oil and gas exploration.

    Producers of oil and natural gas in British Columbia are also required to pay annual rental payments in respect of Crown leases and royalties and freehold production taxes in respect of oil and gas produced from Crown and freehold lands respectively. The amount payable as a royalty in respect of oil depends on the vintage of the oil (whether it was produced from a pool discovered before or after October 31, 1975), the quantity of oil produced in a month and the value of the oil. Oil produced from newly discovered pools may be exempt from the payment of a royalty for the first 36 months of production. The royalty payable on natural gas is determined by a sliding scale based on a reference price which is the greater of the amount obtained by the producer and at prescribed minimum price. Gas produced in association with oil has a minimum royalty of 8% while the royalty in respect of other gas may not be less than 15%.
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
    Crude oil and natural gas royalty holidays and reductions for specific wells reduce the amount of Crown royalties paid to the provincial governments. The ARTC program provides a rebate on Crown royalties paid in respect of eligible producing properties.

Environmental Matters

    The Company's operations are subject to numerous federal, state, provincial and local laws and regulations controlling the generation, use, storage, and discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences; restrict the types, quantities, and concentrations of various substances that can be released into the environment in connection with drilling, production, and gas processing activities; suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands, and other protected areas; require remedial measures to mitigate pollution from historical and on-going operations such as use of pits and plugging of abandoned wells; restrict injection of liquids into subsurface strata that may contaminate groundwater; and impose substantial liabilities for pollution resulting from the Company's operations. Environmental permits required for the Company's operations may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations and permits, and violations are subject to injunction, civil fines, and even criminal penalties. Management of the Company believes that it is in substantial compliance with current environmental laws and regulations, and that the Company will not be required to make material capital expenditures to comply with existing laws. Nevertheless, changes in existing environmental laws and regulations or interpretations thereof could have a significant impact on the Company as well as the oil and gas industry in general, and thus the Company is unable to predict the ultimate cost and effects of future changes in environmental laws and regulations.

    In the United States, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as "Superfund," and comparable state statutes impose strict, joint, and several liability on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that generated, disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA such persons or companies may be retroactively liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is common for neighboring land owners and other third parties to file claims for personal injury, property damage, and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize imposition of substantial civil and criminal penalties for failing to prevent surface and subsurface pollution, as well as to control the generation, transportation, treatment, storage and disposal of hazardous waste generated by oil and gas operations. Although CERCLA currently contains a "petroleum exclusion" from the definition of "hazardous substance," state laws affecting the Company's operations impose cleanup liability relating to petroleum and petroleum related products, including crude oil cleanups. In addition, although RCRA regulations currently classify certain oilfield wastes which are uniquely associated with field operations as "non-hazardous," such exploration, development and production wastes could be reclassified by regulation as hazardous wastes thereby administratively making such wastes subject to more stringent handling and disposal requirements.

    The Company currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and gas. Although the Company utilized standard industry operating and disposal practices at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under the Company's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. The Company's operations are also impacted by regulations governing the disposal of naturally occurring radioactive materials ("NORM"). The Company must comply with the Clean Air Act and comparable state statutes which prohibit the emissions of air contaminants, although a majority of the Company's activities are exempted under a standard exemption. Moreover, owners, lessees and operators of oil and gas properties are also subject to increasing civil liability brought by surface owners and adjoining property owners. Such claims are predicated on the damage to or contamination of land resources occasioned by drilling and production operations and the products derived therefrom, and are usually causes of action based on negligence, trespass, nuisance, strict liability and fraud.

    United States federal regulations also require certain owners and operators of facilities that store or otherwise handle oil, such as the Company, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of oil into surface waters. The federal Oil Pollution Act ("OPA") contains numerous requirements relating to prevention of, reporting of, and response to oil spills into waters of the United States. For facilities that may affect state waters, OPA requires an operator to demonstrate $10 million in financial responsibility. State laws mandate crude oil cleanup programs with respect to contaminated soil.

    The Company's Canadian operations are also subject to environmental regulation pursuant to local, provincial and federal legislation which generally require operations to be conducted in a safe and environmentally responsible manner. Canadian environmental legislation provides for restrictions and prohibitions relating to the discharge of air, soil and water pollutants and other substances produced in association with certain crude oil and natural gas industry operations, and environmental protection requirements, including certain conditions of approval and laws relating to storage, handling, transportation and disposal of materials or substances which may have an adverse effect on the environment. Environmental legislation can affect the location of wells and facilities and the extent to which exploration and development is permitted. In addition, legislation requires that well and facilities sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines or issuance of clean-up orders.

    Certain federal environmental laws that may affect the Company include the Canadian Environmental Assessment Act which ensures that the environmental effects of projects receive careful consideration prior to licenses or permits being issued, to ensure that projects that are to be carried out in Canada or on federal lands do not cause significant adverse environmental effects outside the jurisdictions in which they are carried out, and to ensure that there is an opportunity for public participation in the environmental assessment process; the Canadian Environmental Protection Act ("CEPA") which is the most comprehensive federal environmental statute in Canada, and which controls toxic substances (broadly defined), includes standards relating to the discharge of air, soil and water pollutants, provides for broad enforcement powers and remedies and imposes significant penalties for violations; the National Energy Board Act which can impose certain environmental protection conditions on approvals issued under the Act; the Fisheries Act which prohibits the depositing of a deleterious substance of any type in water frequented by fish or in any place under any condition where such deleterious substance may enter any such water and provides for significant penalties; the Navigable Waters Protection Act which requires any work which is built in, on, over, under, through or across any navigable water to be approved by the Minister of Transportation, and which attracts severe penalties and remedies for non-compliance, including removal of the work.

    In Alberta, environmental compliance has been governed by the Alberta Environmental Protection and Enhancement Act ("AEPEA") since September 1, 1993. In addition to consolidating a variety of environmental statutes, the AEPEA also imposes certain new environmental responsibilities on oil and natural gas operators in Alberta. The AEPEA sets out environmental standards and compliance for releases, clean-up and reporting. The Act provides for a broad range of liabilities, enforcement actions and penalties.

    British Columbia's Environmental Assessment Act became effective June 30, 1995. This legislation rolls the previous processes for the review of major energy projects into a single environmental assessment process which contemplates public participation in the environmental review.

    Saskatchewan's Environmental Management and Protection Act is the primary environmental legislation for that province. This Act provides significant enforcement and penalty provisions, and includes a compensation scheme respecting losses or damage from spills. The Clean Air Act provides a permitting scheme for certain industrial activities, broad enforcement provisions and significant penalties for non-compliance. The Environmental Assessment Act provides that certain development activities which can affect the environment must undergo environmental assessment and approval from the provincial government.

    The Company is not currently involved in any administrative, judicial or legal proceedings arising under domestic or foreign federal, state, or local environmental protection laws and regulations, or under federal or state common law, which would have a material adverse effect on the Company's financial position or results of operations. Moreover, the Company maintains insurance against costs of clean-up operations, but it is not fully insured against all such risks. A serious incident of pollution may, as it has in the past, also result in the suspension or cessation of operations in the affected area.

    The Company has a Corporate Environmental Policy and a detailed Environmental Management System in place to ensure continued compliance with environmental, health and safety laws and regulations. The Company believes that it has obtained and is in compliance with all material environmental permits, authorizations and approvals.

Title to Properties

    As is customary in the crude oil and natural gas industry, the Company makes only a cursory review of title to undeveloped crude oil and natural gas leases at the time they are acquired by the Company. However, before drilling commences, the Company requires a thorough title search to be conducted, and any material defects in title are remedied prior to the time actual drilling of a well begins. To the extent title opinions or other investigations reflect title defects, the Company, rather than the seller of the undeveloped property, is typically obligated to cure any title defect at its expense. If the Company were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, the Company could suffer a loss of its entire investment in the property. The Company believes that it has good title to its crude oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. The crude oil and natural gas properties owned by the Company are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. The Company does not believe that any of these encumbrances or burdens will materially affect the Company's ownership or use of its properties.

Employees

    As of March 1, 1999, Abraxas had 51 full-time employees, including three executive officers, three non-executive officers, four petroleum engineers, one geologist, one landman, five managers, 11 secretarial and clerical personnel and 23 field personnel. Additionally, Abraxas retains contract pumpers on a month-to-month basis. The Company retains independent geological and engineering consultants from time to time on a limited basis and expects to continue to do so in the future.

    As of March 1, 1999, Grey Wolf had 35 full-time employees, including three executive officers, three non-executive officers, two managers, two petroleum engineers, three geologists, one geophysicist, 17 secretarial and clerical personnel and four field personnel.

Office Facilities

    The Company's executive and administrative offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232. The Company owns a 16% limited partnership interest in the partnership which owns this office building. The Company also has an office in Midland, Texas. These offices, consisting of approximately 12,650 square feet in San Antonio and 960 square feet in Midland, are leased until March 2005 at an aggregate rate of $18,000 per month.

    New Cache leases 7,427 square feet of office space in Calgary, Alberta pursuant to a lease which expires on July 1, 2001.

    Grey Wolf leases 8,683 square feet of office space in Calgary, Alberta pursuant to a lease which expires on December 31, 2001.

Other Properties

    The Company owns 10 acres of land, an office building, workshop, warehouse and house in Sinton, Texas, 160 acres of land in Coke County, Texas and a 50% interest in approximately two acres of land in Bexar County, Texas. All three properties are used for the storage of tubulars and production equipment. The Company also owns 19 vehicles which are used in the field by employees.

Litigation

    General. From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

    Hornburg Litigation. In May 1995, certain plaintiffs filed a lawsuit against the Company alleging negligence and gross negligence, tortious interference with contract, conversion and waste. In March 1998, a jury found against the Company and on May 22, 1998 final judgment in the amount of $1.3 million was entered. The Company has filed an appeal. Management believes that the plaintiffs' claims are without merit and that damages should not be recoverable under this action; however, the ultimate effect on the Company's financial position and results of operations cannot be determined at this time. The Company had not established a reserve for this matter at December 31, 1998.
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
                                  MANAGEMENT

Directors and Executive Officers

    Set forth below are the names, ages, years of service and positions of the executive officers and directors of Abraxas, as well as certain executive officers of Grey Wolf, Canadian Abraxas and New Cache. The term of the Class I directors of Abraxas expires in 2000, the term of the Class II directors expires in 1999 and the term of the Class III directors expires in 2001.

           Name                  Age                        Office        Class
  ------------------            ----- ------------------------------------------
  Robert L. G. Watson......      48    Chairman of the Board, President      III
                                       and Chief Executive Officer of
                                       Abraxas; Chairman of the Board
                                       and director of Grey Wolf;
                                       Chairman of the Board, President
                                       and director of Canadian Abraxas;
                                       Chairman of the Board and
                                       director of New Cache
  Chris E. Williford.......      48    Executive Vice President, Chief       III
                                       Financial Officer, Treasurer and
                                       director of Abraxas; Vice
                                       President and Assistant Secretary
                                       of Canadian Abraxas; Assistant
                                       Secretary of New Cache
  Robert W. Carington, Jr..      38    Executive Vice President of           II
                                       Abraxas and director of Abraxas
  Franklin A. Burke........      64    Director of Abraxas                   I
  Harold D. Carter.........      59    Director of Abraxas                   I
  Robert D. Gershen........      45    Director of Abraxas                   I
  Richard M. Kleberg, III..      56    Director of Abraxas                   II
  James C. Phelps..........      76    Director of Abraxas                   III
  Paul A. Powell, Jr.......      53    Director of Abraxas                   II
  Richard M. Riggs.........      78    Director of Abraxas                   II

  Roger L. Bruton..........      66    Executive Vice President and          --
                                       director of Grey Wolf,
                                       Canadian Abraxas and New Cache
  Donald A. Engle..........      55    President and director of Grey        --
                                       Wolf; Secretary and director
                                       of Canadian Abraxas; President
                                       and director of New Cache
  S. Blair Patrick.........      50    Vice President of Canadian            --
                                       Abraxas, Grey Wolf and New
                                       Cache


    Robert L. G. Watson has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. Since May 1996, Mr. Watson has also served as Chairman of the Board and a director of Grey Wolf. In November 1996, Mr. Watson was elected Chairman of the Board, President and as a director of Canadian Abraxas. In January 1999, Mr. Watson was elected Chairman of the Board and director of New Cache. Prior to joining Abraxas, Mr. Watson was employed in various petroleum engineering positions with Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, from 1972 through 1977, and DeGolyer & McNaughton, an independent petroleum engineering firm, from 1970 to 1972. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974.

    Chris E. Williford was elected Vice President, Treasurer and Chief Financial Officer of Abraxas in January 1993, and as Executive Vice President and a director of Abraxas in May 1993. In November 1996, Mr. Williford was elected Vice President and Assistant Secretary of Canadian Abraxas. In January 1999, Mr. Williford was elected Assistant Secretary of New Cache. Prior to joining Abraxas, Mr. Williford was Chief Financial Officer of American Natural Energy Corporation, a crude oil and natural gas exploration and production company, from July 1989 to December 1992 and President of Clark Resources Corp., a crude oil and natural gas exploration and production company, from January 1987 to May 1989. Mr. Williford received a Bachelor of Science degree in Business Administration from Pittsburgh State University in 1973.

    Robert W. Carington, Jr. was elected Executive Vice President and a director of Abraxas in July 1998. Prior to joining Abraxas, Mr. Carington was a Managing Director with Jefferies & Company, Inc. Prior to joining Jefferies & Company, Inc. in January 1993, Mr. Carington was a Vice President at Howard, Weil, Labouisse, Friedrichs, Inc. Prior to joining Howard, Weil, Labouisse, Friedrichs, Inc., Mr. Carington was a petroleum engineer with Unocal Corporation from 1983 to 1990.

    Franklin A. Burke, a director of Abraxas since June 1992, has served as -resident and Treasurer of Venture Securities Corporation since 1971, where he is in charge of research and portfolio management. He has also been a general partner and director of Burke, Lawton, Brewer & Burke, a securities brokerage firm, since 1964, where he is responsible for research and portfolio management. Mr. Burke also serves as a director of NB Instruments, Inc., an instrument products company, Omega Institute, a job training entity, and Starkey Chemical Process Co., a chemical processing company. Mr. Burke received a Bachelor of Science degree in Finance from Kansas State University in 1955, a Master's degree in Finance from University of Colorado in 1960 and studied at the graduate level at the London School of Economics from 1962 to 1963.

    Harold D. Carter has served as a director of Abraxas since May 1996. Mr. Carter has more than 30 years experience in the oil and gas industry and has been an independent consultant since 1990. Prior to consulting, Mr. Carter served as Executive Vice President of Pacific Enterprises Oil Company (USA). Before that, Mr. Carter was associated for 20 years with Sabine Corporation, ultimately serving as President and Chief Operating Officer from 1986 to 1989. Mr. Carter consults for Endowment Advisors, Inc. with respect to its EEP Partnerships and Associated Energy Managers, Inc. with respect to its Energy Income Fund, L.P. and is a director of Brigham Exploration Company. Mr. Carter has a B.B.A. in Petroleum Land Management from the University of Texas and has completed the Program for Management Development at the Harvard University Business School.

    Robert D. Gershen, a director of Abraxas since May 1995, has served as President of Associated Energy Managers, Inc., an investment manager specializing in structuring and managing private investments in the energy industry, since July 1989. Mr. Gershen has served as an investment advisor to Endowment Energy Partners, L.P. and Endowment Energy Partners II, Limited Partnership, limited partnerships formed to make loans to companies in the crude oil and natural gas business, since October 1989 and January 1993, respectively.

    Richard M. Kleberg, III, a director of Abraxas since December 1983, has held the position of President of SFD Enterprises, LLC, a private investment company, since 1980. Mr. Kleberg has served on the boards of directors of Cullen Frost Bankers, Inc., a bank holding company, since 1992; 1776 Restaurants, Inc., a restaurant concern, since 1983; The Frost National Bank of San Antonio, a national banking association, since 1984; and Kleberg & Co. Bankers, Inc., a bank holding company, since 1980. Mr. Kleberg holds a Bachelor of Science degree in Political Science from Trinity University.

    James C. Phelps, a director of Abraxas since December 1983, has been a consultant to crude oil and natural gas exploration and production companies such as Panhandle Producing Company and Tesoro Petroleum Corporation since April 1981. Mr. Phelps has served as a director of Grey Wolf since January 1996. From April 1995 to May 1996, Mr. Phelps served as Chairman of the Board and Chief Executive Officer of Grey Wolf, and from January 1996 to May 1996, he served as President of Grey Wolf. From March 1983 to September 1984, he served as President of Osborn Heirs Company, a privately owned crude oil exploration and production company based in San Antonio. Mr. Phelps was President and Chief Operating Officer of Tesoro Petroleum Corporation from 1971 to 1981 and prior to that was Senior Vice President and Assistant to the President of Continental Oil Company. He received a Bachelor of Science degree in Industrial Engineering and a Master of Science degree in Industrial Engineering from Oklahoma State University.

    Paul A. Powell, Jr., a director of Abraxas since 1987, is currently Trustee of the Paul A. Powell Trust and has served as Vice President and Director of Mechanical Development Co., Inc., a tool and die and production machine company, since 1984. He also serves as trustee of sixteen investment trusts. Mr. Powell is a director and officer of Frameco, Inc., a tool and die and production machine company, Somerset Investments, Ltd., an investment company, and Powell Lake Properties, a real estate investment and management company. He attended Emory and Henry College and graduated from National Business College with a degree in Accounting.

    Richard M. Riggs, a director of Abraxas since 1985, is a self-employed geological consultant. He served as Vice President of Petro Consultants Energy Corporation, a crude oil and natural gas exploration and production company, from June 1978 to December 1984. Mr. Riggs has served as a director of Grey Wolf since May 1996. He has previously been employed by Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, as Exploration Vice President for North America, and prior to that time was Manager of Domestic Exploration for Ashland Oil, Inc., a crude oil and natural gas exploration and production company. Mr. Riggs graduated with a Bachelors degree in Geology from Dartmouth College and a Masters degree in Geology from Columbia University.

    Roger L. Bruton is currently Executive Vice President and a director of Grey Wolf. From January 1996 to October 1996, he served as President of Grey Wolf. In November 1996, Mr. Bruton was elected Vice President of Canadian Abraxas and in December 1996 was elected as a director of Canadian Abraxas. In January 1999, Mr. Bruton was elected Vice President and director of New Cache. Prior to joining Grey Wolf, Mr. Bruton served as a geologist with Panhandle Eastern Pipeline Company from 1958 to 1963. From 1976 to 1977 he served as Regional Exploration Manager for Anadarko Production Company. He also served as Exploration Manager for the western United States and Canada for General Crude Oil Company from 1977 to 1979. From 1984 to 1990, Mr. Bruton served as President of Western Oil Corporation and Plains Petroleum Corporation, both of which are subsidiaries of KN Energy. Mr. Bruton was Regional General Manager of Anadarko Petroleum of Canada Ltd. from 1972 to 1976. Mr. Bruton received a Bachelors of Science degree in Geology and a Masters of Science degree in Geology from Kansas State University.

    Donald A. Engle is currently President and a director of Grey Wolf. From January 1996 to October 1996, he served as Vice President of Grey Wolf. In November 1996, Mr. Engle was elected Secretary and as a director of Canadian Abraxas. In January 1999, Mr. Engle was elected President and director of New Cache. From 1985 to 1995, he was President of Sapphire Resources, Ltd. Prior to that, Mr. Engle served as President of Neomar Resources Limited from 1980 to 1985 and as General Manager of Anadarko Petroleum of Canada Limited from 1976 to 1979. Mr. Engle received a Bachelor of Commerce degree from the University of Saskatchewan.

    S. Blair Patrick has served as Vice President of Finance of Grey Wolf and Canadian Abraxas since 1997. In January 1999, Mr. Patrick was elected Vice President of Finance of New Cache. Prior to joining the Company, Mr. Patrick served as an independent consultant from 1995 through 1997, as Vice President of Finance of TVI Pacific Inc. from 1994 through 1995 and as Vice President of Finance of Hillcrest Resources Limited from 1990 through 1994. Mr. Patrick graduated from McGill University with a Bachelor of Commerce degree and obtained his Chartered Accountant designation in 1975. Mr. Patrick is a member of the Canadian Institute of Chartered Accountants and the Institute of Chartered Accountants of Alberta.

                             EXECUTIVE COMPENSATION

Compensation Summary

    The following table sets forth a summary of compensation for the fiscal years ended December 31, 1996, 1997 and 1998 paid by the Company to Robert L.G. Watson, the Chairman of the Board, President and Chief Executive Officer of the Company, Chris E. Williford, the Executive Vice President, Chief Financial Officer and Treasurer of the Company, and Stephen T. Wendel, the Company's Vice President-Land and Marketing, Robert E. Patterson, the Company's former Vice President of Operations and to Robert W. Carington, Jr., the Company's Executive Vice President for the fiscal year ended December 31, 1998. Abraxas did not have any executive officers other than Messrs. Watson, Williford, Patterson and Wendel whose total annual salary and bonus exceeded $100,000 for the years ended December 31, 1996 and 1997, and Messrs. Watson, Williford, Patterson and Wendel for the year ended December 31, 1998.

                                                      SUMMARY COMPENSATION TABLE

                                                                                      Long Term
                                                                                    Compensation
                                                                                  ------------------
                                              Annual Compensation                      Awards
                                ------------------------------------------------- ------------------
                                                                                       Options
 Name and Principal                                                                     /SARs
 Position                        Year        Salary ($)           Bonus ($)              (#)
 ------------------------------ -------- -------------------- ------------------- ------------------

 Robert L. G. Watson,           1996     $ 133,187 (1)         $ 135,550 (2)           140,000
 Chairman of the Board and      1997     $ 211,154             $  39,373 (3)           100,000
 President                      1998     $ 253,367                  --                 140,000

 Chris E. Williford,            1996     $ 121,315             $  72,000 (3)            40,000
 Executive Vice President,      1997     $ 148,269             $  26,250 (3)            40,000
 Chief Financial Officer        1998     $ 155,770             $    --                  35,000
 and Treasurer

 Robert  W.  Carington,   Jr.,  1998     $ 103,846                  --                 320,000
 Executive Vice President

 Robert E. Patterson,           1996     $ 124,615             $  35,000 (3)            60,000
 Vice President of Operations   1997     $ 148,269             $   9,375 (3)            50,000
 (4)                            1998     $ 155,770             $    --                  30,000
                                              -

 Stephen T. Wendel,             1996     $   76,577            $  40,000 (3)            18,660
 Vice President - Land and      1997     $ 106,731             $  13,750 (3)            25,000
 Marketing                      1998     $ 114,231             $    --                  20,000
 -----------------------------------------------------------------------------------------------

(1)      Includes $1,093 of stock awards and $107,188 of salary.
(2)      Includes $95,000 in cash and $40,550 of stock awards.
(3)      One-half paid in cash and one-half in stock awards.
(4)      Mr. Patterson left the Company in March 1999.

Grants of Stock Options and Stock Appreciation Rights During the Fiscal Year Ended December 31, 1998

    Pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan") and the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the "LTIP"), the Company grants to employees and officers of the Company (including directors of the Company who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan and the LTIP are administered by the Compensation Committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option.

    The table below contains certain information concerning stock options granted to Messrs. Watson, Williford, Carington, Patterson and Wendel during 1998:


                                     OPTION GRANTS IN FISCAL YEAR
--------------------------------------------------------------------------------------------------------
                                 % of Total                                 Potential Realizable Value
                                  Options       Exercise                    at Assumed Annual Rates of
                    Options      Granted to     Price Per     Expiration     Stock Price Appreciation
     Name           Granted      Employees        Share          Date            for Option Term

================ ============== ============= ============== ============= ============== ==============
                                                                                5%             10%
Robert    L. G.   100,000 (1)       15.1          14.38          1/08           $904,000     $2,292,000
Watson             40,000 (1)       6.0           5.56          11/08            140,000        354,400

Chris E.           15,000(1)        2.3           14.38          1/08            135,600        343,800
Williford          20,000(1)        3.0           5.56          11/08             70,000        177,200

Robert W.         300,000(1)        45.2          8.75           5/08          1,650,000      4,185,000
Carington, Jr.     20,000(1)        3.0           5.56          11/08             70,000        177,200

Robert E.        10,000(1)(2)       1.5           14.38          1/08             90,400        229,200
Patterson        10,000(1)(2)       1.5           5.56          11/08             35,000         88,600

Stephen T.          15,000          2.3           14.38          1/08            135,600        343,800
Wendel              15,000          2.3           5.56          11/08             52,500        132,900
--------------

(1) One-fourth of the options become exercisable on each of the first four anniversaries of the date of grant. (2) Mr. Patterson left the Company in March 1999 before any of the options became exercisable.

    The table below contains certain information concerning exercises of stock options during the fiscal year ended December 31, 1998 by Messrs. Watson, Williford, Carington, Patterson and Wendel and the fiscal year end value of unexercised options held by Messrs. Watson, Williford, Carington, Patterson and Wendel.

                                              Aggregated Option Exercises in Fiscal 1998
                                                   and Fiscal Year End Option Values

                                                                                                           Value of
                                                                                   Number of             Unexercised
                                                                              Unexercised Options        in-the-Money
                                                                              on December 31,1998         Options on
                                                                                      (#)                December 31,
                                                                                 Exercisable/              1998 ($)
                                Shares Acquired By                               Unexercisable            Exercisable/
            Name                   Exercise (#)        Value Realized ($)                               Unexercisable
            ----                   ------------        --------------        ---------------------     -------------

Robert L. G. Watson                       0                      0               165,000/275,000             0 / 0

Chris E. Williford                        0                      0               68,750/86,250               0 / 0

Robert W. Carington, Jr.                  0                      0                0 /320,000                 0 / 0

Robert E. Patterson (1)                   0                      0               44,420/50,580               0 / 0

Stephen T. Wendel                         0                      0               56,250/83750                0 / 0
----------------

(1) Mr. Patterson left the Company in March 1999.

Long Term Incentive Plan Awards During the Fiscal Year Ended December 31, 1998

    The Company did not make any awards to any of Messrs. Watson, Williford, Carington, Patterson and Wendel under a long term incentive plan during the fiscal year ended December 31, 1998.

Employment Agreements

    The Company has entered into Employment Agreements (the "Employment Agreements") with each of Messrs. Watson, Williford, Carington and Wendel as well as with Jack M. Roney, Abraxas' Vice President-Corporate Development, and Lee T. Billingsley, Abraxas' Vice President of Exploration, pursuant to which each of Messrs. Watson, Williford, Carington, Wendel and Roney and Dr. Billingsley will receive compensation as determined from time to time by the Board in its sole discretion. The Employment Agreements, originally scheduled to terminate on December 31, 1998, were automatically extended for one year and will terminate on December 31, 1999, and may be automatically extended for an additional year if by December 1 of the prior year neither the Company nor Messrs. Watson, Williford, Carington, Wendel and Roney or Dr. Billingsley, as the case may be, has given notice that he or it, as the case may be, does not wish to extend the term. Except in the event of a change in control, at all times during the term of the Employment Agreements, each of Messrs. Watson's, Williford's, Carington's, Wendel's and Roney's and Dr. Billingsley's employment is at will and may be terminated by the Company for any reason without notice or cause. If a change in control occurs during the term of the Employment Agreement or any extension thereof, the expiration date of Mr. Watson's Employment

Agreement is automatically extended to a date no earlier than five years following the effective date of such change in control, the expiration date of each of Messrs. Williford's and Carington's Employment Agreement is automatically extended to a date no earlier than four years following the effective date of such change in control and the expiration date of each of Messrs. Wendel's, Roney's and Dr. Billingsley's Employment Agreement is automatically extended to a date no earlier than three years following the effective date of such change in control. If, following a change in control, Messrs. Watson's, Williford's, Carington's, Wendel's or Roney's or Dr. Billingsley's employment is terminated other than for Cause (as defined in each of the Employment Agreements) or Disability (as defined in each of the Employment Agreements), by reason of Messrs. Watson's, Williford's, Carington's, Wendel's or Roney's or Dr. Billingsley's death or retirement or by Messrs. Watson, Williford, Carington, Wendel or Roney or Dr. Billingsley, as the case may be, other than for Good Reason (as defined in each of the Employment Agreements), then Mr. Watson will be entitled to receive a lump sum payment equal to five times his annual base salary, Messrs. Williford and Carington will be entitled to receive a lump sum payment equal to four times his annual base salary and Messrs. Wendel and Roney and Dr. Billingsley will each be entitled to receive a lump sum payment equal to three times his annual base salary. If any such lump sum payment would individually or together with any other amounts paid or payable constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended ("Section 280G"), and applicable regulations thereunder (the "Code"), the amounts to be paid will be increased so that Messrs. Watson, Williford, Carington, Wendel or Roney or Dr. Billingsley, as the case may be, will be entitled to receive the amount of compensation provided in his contract after payment of the tax imposed by
Section 280G.

                              CERTAIN TRANSACTIONS

    Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by Mr. Watson, owns a twin-engine airplane. The airplane is available for business use by employees of the Company from time to time at Wind River's cost. The Company paid Wind River a total of $302,289 for use of the plane during 1998.

    Grey Wolf owns a 10% interest in certain producing properties owned by Canadian Abraxas and in Canadian Abraxas' natural gas processing plants and manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Grey Wolf. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf. In 1998, Canadian Abraxas paid CDN $1,485.155 to Grey Wolf pursuant to the management agreement.

    Abraxas has adopted a policy that transactions, including loans, between Abraxas and its officers, directors, principal stockholders, or affiliates of any of them, will be on terms no less favorable to Abraxas than can be obtained on an arm's length basis in transactions with third parties and must be approved by the vote of at least a majority of the disinterested directors.

                             PRINCIPAL STOCKHOLDERS

    Based upon information received from the persons concerned, each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company, each director and nominee for director, each of the named executive officers and all directors and officers of the Company as a group, owned beneficially as of March 31, 1999 the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:


     Name and Address of
      Beneficial Owner             Number of Shares (1)           Percentage
--------------------------------   ------------------------      -------------
Robert L. G. Watson                       549,967 (2)                  7.95
Endowment Advisors, Inc.                  534,739 (3)                 12.49
      450 Post Road East
      Westport, CT  06881
Wellington Management Company             610,000 (4)                  8.82
      75 State Street
      19th Floor
      Boston, MA 02109
Dimensional Fund Advisors, Inc.           397,700 (5)                  5.75
      1299 Ocean Avenue
      11th Floor
      Santa Monica, CA 90401
Franklin A. Burke                         297,772 (6)                  4.30
Paul A. Powell, Jr.                        68,583 (7)                     *
James C. Phelps                            61,586 (8)                     *
Richard M. Kleberg, III                    36,884 (9)                     *
Robert D. Gershen                          29,744 (10)                    *
Chris E. Williford                         89,859 (11)                    *
Richard M. Riggs                           20,117 (12)                    *
Harold D. Carter                           18,258 (13)                    *
Stephen T. Wendel                          61,249 (14)                    *
Jack M. Roney                              23,975 (15)
Lee T. Billingsley                         39,300 (16)
All Officers and Directors as a         1,297,294 (2)(7)(8)           18.18
      Group (12 persons)                          (9)(10)(11)(12)
                                                  (13)(14)(15)(16)
---------
    *  Less than 1%

(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.

(2) Includes 20,316 shares owned by Wind River Resources Corporation, a corporation owned by Mr. Watson, as to which Mr. Watson has sole voting and investment power, 30,459 shares issuable upon exercise of options granted pursuant to Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 174,541 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan. Does not include a total of 75,880 shares owned by the Robert L. G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson's brothers and the beneficiaries of which are Mr. Watson's children. Mr. Watson disclaims beneficial ownership of the shares owned by these trusts.

(3) Includes 643,585 shares of Common Stock owned by Endowment Energy Partners, L.P. ("EEP") and 220,205 shares of Common Stock owned by Endowment Energy Partners II, Limited Partnership ("EEP II"). EEP and EEP II are limited partnerships whose investors are educational institutions and which were formed to make loans to companies in the crude oil and natural gas business. The general partner of both EEP and EEP II is Fairfield Partners, Inc. (Del.) ("Fairfield") which is a wholly-owned subsidiary of Endowment Advisers, Inc. ("EAI"), a Delaware nonstock corporation controlled by its trustees and management. Voting and investment power over the shares held by EEP and EEP II is exercised by the Board of Trustees of EAI, and by Susan J. Carter, the Senior Vice President and Chief Operating Officer of both EAI and Fairfield. The trustees of EAI are principally individuals who are financial officers of educational institutions that have invested in investment partnerships sponsored by EAI, including EEP and EEP II.

(4) Wellington Management Company is an investment manager which has the power to make investment decisions for unrelated clients.

(5) Persons who are officers of Dimensional Fund Advisors Inc. also serve as officers of DFA Investment Dimensions Group, Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these persons vote 50,000 shares which are owned by the Fund and 57,200 shares which are owned by the Trust.

(6) Includes 8,900 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan and 4,500 shares issuable upon exercise of options granted pursuant to the Amended and Restated Director Stock Option Plan (the "Director Option Plan").

(7) Includes 4,228 shares owned by Mechanical Development Co., Inc., all of the outstanding capital stock of which is owned by members of Mr. Powell's family, 18,470 shares owned by the Paul A. Powell Trust of which Mr. Powell is a trustee and his family members are the primary beneficiaries, 51 shares owned by the Paul A. Powell Individual Trust of which Mr. Powell is a trustee, and 63 shares owned by NAD Properties of which Mr. Powell is a general partner. Mr. Powell shares voting and investment power as to all of such shares. Also includes 4,500 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(8) Includes 56,000 shares owned by Marie Phelps, Mr. Phelps' wife and 4,500 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(9) Includes 16,688 shares owned by SFD Enterprises, LLC, a private investment company, and 4,500 shares issuable upon exercise of options granted pursuant to the Director Option Plan. Mr. Kleberg shares voting and investment power as to the shares owned by SFD Enterprises.

(10) Includes warrants to purchase 13,500 shares of Common Stock at a price of $7.00 per share owned by Associated Energy Managers, Inc., the principal shareholder and Chief Executive Officer of which is Mr. Gershen, and 4,500 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(11) Includes 1,786 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, 18,214 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 63,750 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(12) Includes 700 shares owned by the Riggs Family Trust of which Mr. Riggs is one of the trustees, 1,000 shares owned jointly by Mr. Riggs and his wife and 4,500 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(13) Includes 4,500 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(14) Includes 1,340 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, 10,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 47,898 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(15) Includes 10,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 13,500 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(16) Includes 1,000 shares in retirement account.



                        DESCRIPTION OF THE EXCHANGE NOTES

    You can find definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Issuer" refers to Abraxas Petroleum Corporation and not to any of its subsidiaries.

    The Issuer issued the Outstanding Notes and will issue the Exchange Notes pursuant to an indenture (the "Indenture") by and among the Issuer, the Subsidiary Guarantors and Norwest Bank Minnesota, National Association, as Trustee (the "Trustee"). The Indenture is governed by certain provisions contained in the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the Outstanding Notes and the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

    The following description is a summary of the material provisions of the Exchange Notes, the Indenture and the Security Documents. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Security Documents because they, not this description, define your rights as holders of the Exchange Notes. A copy of the form of Indenture and the Security Documents may be obtained from the Issuer or the Initial Purchaser.

Brief Description of the Exchange Notes and the Guarantees

The Exchange Notes

    The Exchange Notes:

    o  will be general obligations of the Issuer;

    o will be secured by a first lien and a first fixed or floating charge on substantially all of the Oil and Gas Assets of the Issuer and its Wholly Owned Restricted Subsidiaries and the common stock of Grey Wolf owned by the Issuer;
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    o  will rank equally with all of the Issuer's current and future senior
       Indebtedness;

    o will rank senior to all of the Issuer's future Subordinated Indebtedness; and

    o  will be unconditionally guaranteed by the Subsidiary Guarantors.

The Guarantees

    The Issuer's payment obligations under the Exchange Notes will be jointly and severally guaranteed (the "Guarantees") by the Issuer's Wholly Owned Restricted Subsidiaries, Sandia, Canadian Abraxas and New Cache and certain future subsidiaries of the Issuer (the "Subsidiary Guarantors"). Each Subsidiary Guarantor will unconditionally guarantee, on a senior basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Issuer's obligations under the Indenture and the Exchange Notes, including the payment of principal of and interest on the Exchange Notes. Substantially all of the Oil and Gas Assets of the Subsidiary Guarantors will be pledged to secure the obligations under the Guarantees. All Guarantees will rank equally with all of the Subsidiary Guarantors' current and future senior Indebtedness, and senior to all of the Subsidiary Guarantors' future Subordinated Indebtedness. The obligations of each Subsidiary Guarantor in the United States will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

    Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See "-- Certain Covenants -- Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Subsidiary Guarantor is sold by the Issuer and/or one or more of its Restricted Subsidiaries and the sale complies with the provisions set forth in "-- Certain Covenants -- Limitation on Asset Sales," such Subsidiary Guarantor's Guarantee and any related Collateral will be released.

Principal, Maturity and Interest

    The Indenture will provide for the issuance of up to $63.5 million of Exchange Notes thereunder. The Notes will be issued in full registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Exchange Notes will mature on March 15, 2003.

    Interest on the Exchange Notes will accrue at the rate of 12 7/8% per annum and will be payable semi-annually on each March 15 and September 15, commencing on September 15, 1999, to the Persons who are registered Holders at the close of business on the March 1 and September 1 immediately preceding the applicable interest payment date. Interest shall accrue and be payable both before and after the filing of any bankruptcy petition at the rate of 12 7/8% per annum.

    Interest on the Exchange Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Amounts

    All payments made by any Subsidiary Guarantor under or with respect to the
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Exchange Notes or its Subsidiary Guarantee will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (or the jurisdiction of incorporation of any successor of any Subsidiary Guarantor) (hereunder "Taxes"), unless the applicable Subsidiary Guarantor or any successor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the relevant governmental authority or agency. If any Subsidiary Guarantor or any successor, as the case may be, is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Exchange Notes or any Subsidiary Guarantee, such Subsidiary Guarantor will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder (an "Excluded Holder") in respect of a beneficial owner (a) with which the Issuer or such Subsidiary Guarantor does not deal at arm's-length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment or
(b) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of the Exchange Notes or the receipt of payments thereunder. The Subsidiary Guarantors will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law. The Subsidiary Guarantors will furnish to the Holders, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment. The Subsidiary Guarantors will, jointly and severally, indemnify and hold harmless each Holder (other than an Excluded Holder) and upon written request reimburse each such Holder for the amount of
(A) any Taxes so levied or imposed on and paid by such Holder as a result of payments made under or with respect to the Notes or any Subsidiary Guarantee,
(B) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (C) any Taxes imposed with respect to any reimbursement under (A) or (B) so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes on such reimbursement had not been imposed. At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if a Subsidiary Guarantor will be obligated to pay Additional Amounts with respect to such payment, such Subsidiary Guarantor will deliver to the Trustee an officer's certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, Change of Control payment, purchase price, interest or any other amount payable under or with respect to any Exchange Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

    The Issuer will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Exchange Notes or any other document or instrument in relation thereto, or from the receipt of any payments with respect to the Exchange Notes, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of Canada, the jurisdiction of incorporation of any successor of the Issuer or any jurisdiction in which a paying agent is located, and has agreed to indemnify the Holders for any such taxes paid by such Holders.

    The foregoing obligations shall survive any termination, defeasance or discharge of the Indenture and the payment of all amounts owing under or with respect to the Exchange Notes and any Subsidiary Guarantee.
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Paying Agent and Registrar; Transfer and Exchange

    Initially, the Trustee will act as Registrar for the Exchange Notes and as Paying Agent. The Exchange Notes may be presented for registration of transfer and exchange at the office of the Registrar, which currently is the Trustee's corporate trust office at Sixth and Marquette, Minneapolis, Minnesota 55479-0069. The Issuer will pay principal (and premium, if any) and interest on the Exchange Notes at the office of the Paying Agent in New York, New York, which currently is Norwest Corporate Trust c/o The Depository Trust Company at First Floor, TADS Department, 55 Water Street, New York, New York 10041. In addition, in the event the Exchange Notes do not remain in book-entry form, interest may be paid, at the Issuer's option, by wire transfer or check mailed to the registered addresses of the Holders as shown on the Note Register. The Issuer may change the Paying Agent and Registrar without notice to Holders of the Exchange Notes. Any Outstanding Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture and are hereinafter referred to together as "Notes".

Redemption

Optional Redemption

    The Issuer may redeem the Exchange Notes, at its option, in whole at any time part from time to time, on and after March 15, 2001, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on March 15 of the years set forth below, plus, in each case, accrued and unpaid interest, if any, thereon to the date of redemption:

                                  Year                Percentage
                           2001                         103.000%
                           2002 and thereafter          100.000%

Optional Redemption upon Equity Offerings

    At any time, or from time to time, prior to March 15, 2001, the Issuer may, at its option, use all or a portion of the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate original principal amount of the Notes at a redemption price equal to 112.875% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption; provided, however, that

         (1) at least 65% of the aggregate original principal amount of the Notes remains outstanding immediately after giving effect to any such redemption (it being expressly agreed that for purposes of determining whether this condition is satisfied, Notes owned by the Issuer or any of its Affiliates shall be deemed not to be outstanding), and

         (2) redemption occurs within 60 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

    In the case of any partial redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; and provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject
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to the procedures of DTC), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Security

    All of the Obligations of the Issuer under the Exchange Notes and the Indenture will be secured by a first priority Lien, but subject to Permitted Liens, on substantially all of the Oil and Gas Assets of the Issuer and its Wholly Owned Restricted Subsidiaries owned on the Issue Date, and by a first priority Lien, subject to Permitted Liens, on substantially all of such Oil and Gas Assets acquired thereafter (other than assets securing Acquired Indebtedness to the extent granting additional Liens would be prohibited by the terms of the instruments relating to such Acquired Indebtedness), as well as the common stock of Grey Wolf owned by the Issuer. The Oil and Gas Assets that will initially secure such Obligations represent approximately 99% of the PV-10 value at December 31, 1998.

    If the Exchange Notes become due and payable prior to the Stated Maturity Date or are not paid in full at the Stated Maturity Date, the Trustee may take all actions it deems necessary or appropriate, including, but not limited to, foreclosing upon the Collateral in accordance with the Security Documents and applicable law. The proceeds received from the sale of any Collateral that is the subject of a foreclosure or collection suit shall be applied first to pay the expenses of such foreclosure or suit and amounts then payable to the Trustee and thereafter to pay the principal of and interest on the Exchange Notes. The Trustee has the power to institute and maintain such suits and proceedings as it may deem expedient to prevent impairment of, or to preserve or protect its and the Holders' interest in, the Collateral.

    There can be no assurance that the Trustee will be able to sell the Collateral without substantial delays or compromises or that the proceeds obtained will be sufficient to pay all amounts owing to Holders of the Exchange Notes. See "Risk Factors -- Adequacy of Collateral." To the extent that third parties enjoy Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the Holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Risk Factors -- Substantive Consolidation/Bankruptcy."

    The collateral release provisions of the Indenture will permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "-- Possession, Use and Release of Collateral." As described under "-- Certain Covenants --Limitation on Asset Sales," the Net Cash Proceeds of certain Asset Sales may under specified circumstances be required to be utilized to make an offer to purchase Exchange Notes.

Change of Control

    The Indenture will provide that upon the occurrence of a Change of Control, each Holder will have the right to require that the Issuer purchase all or a portion of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase.

    Within 30 days following the date upon which the Change of Control occurred, the Issuer must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice
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is mailed, other than as may be required by law (the "Change of Control Payment
Date"). A Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. Holders electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Note completed, to the paying agent for the Exchange Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

    The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the Change of Control purchase price, at the same times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

    If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control purchase price for all the Exchange Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, the indenture governing the terms of the outstanding Series D Notes has identical change of control provisions as the Indenture, which may further restrict the ability of the Issuer to purchase the Exchange Notes. In the event the Issuer is required to purchase Exchange Notes pursuant to a Change of Control Offer, the Issuer expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Issuer would be able to obtain such financing.

    Neither the Board of Directors of the Issuer nor the Trustee may waive the covenant relating to the Issuer's obligation to make a Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Issuer and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer, whether favored or opposed by the management of the Issuer. Consummation of any such transaction in certain circumstances may require repurchase of the Exchange Notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuer by the management of the Issuer. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Exchange Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

    The Indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee,
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acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Issuer and the Subsidiary Guarantors or any of them may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case, if on the date of the incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the receipt and application of the proceeds therefrom,

         (1) both (A) the Issuer's Consolidated EBITDA Coverage Ratio would have been at least equal to 2.5 to 1.0 and (B) the Issuer's Adjusted Consolidated Net Tangible Assets are equal to or greater than 150% of the aggregate consolidated Indebtedness of the Issuer and its Restricted Subsidiaries, or

         (2) the Issuer's Adjusted Consolidated Net Tangible Assets are equal to or greater than 200% of the aggregate consolidated Indebtedness of the Issuer and its Restricted Subsidiaries.

    Notwithstanding the preceding, if no Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Issuer and any of its Restricted Subsidiaries may incur Permitted Indebtedness.

    For purposes of determining any particular amount of Indebtedness under this covenant, guarantees of Indebtedness otherwise included in the determination of such amount shall not also be included.

    Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Issuer or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Issuer or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

    The Issuer will not, and will not permit any Subsidiary Guarantor to incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Issuer or such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Exchange Notes or the Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be.

Limitation on Restricted Payments

    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

         (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Issuer) on or in respect of shares of the Issuer's Capital Stock to holders of such Capital Stock,

         (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than through the exchange therefor solely of Qualified Capital Stock of the Issuer or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Issuer,

         (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness of the Issuer or a Subsidiary Guarantor, as the case may be, or
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         (4) make any Investment (other than a Permitted Investment)

(each of the foregoing actions set forth in clauses (1) through (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto,

         (A) a Default or an Event of Default shall have occurred and be continuing,

         (B) the Issuer is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with "-- Limitation on Incurrence of Additional Indebtedness" above, or

         (C) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Issuer) shall exceed the sum of:

         (i) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Issuer earned subsequent to the Issue Date and on or prior to the last date of the Issuer's fiscal quarter immediately preceding such Restricted Payment (the "Reference Date") (treating such period as a single accounting period), plus

         (ii) 100% of the aggregate net cash proceeds received by the Issuer from any Person (other than a Restricted Subsidiary of the Issuer) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Issuer, plus

         (iii) without duplication of any amounts included in clause (C)(ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Issuer from a holder of the Issuer's Capital Stock (excluding, in the case of clauses (C)(ii) and (iii), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes), plus

        (iv) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, repayments of loans or advances, or other transfers of cash, in each case to the Issuer or to any Restricted Subsidiary of the Issuer from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in "-- Limitation on Designation of Unrestricted Subsidiaries" below), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture, plus

         (v) without duplication of the immediately preceding subclause (iv), an amount equal to the lesser of the cost or net cash proceeds received upon the sale or other disposition of any Investment made after the Issue Date which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer), plus

         (vi) $5,000,000.

    Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

         (1) the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the applicable redemption if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration,
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         (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Issuer, either (A) solely in exchange for shares of Qualified Capital Stock of the Issuer or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of shares of Qualified Capital Stock of the Issuer,

         (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Issuer or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee, as the case may be, either (A) solely in exchange for shares of Qualified Capital Stock of the Issuer, or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of (I) shares of Qualified Capital Stock of the Issuer or (II) Refinancing Indebtedness, and

         (4) the initial designation of Western Associated Energy Corporation and Grey Wolf as Unrestricted Subsidiaries under the Indenture. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (C) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) and (2)(B) shall be included in such calculation.

Limitation on Asset Sales

    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

         (1) the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Issuer's Board of Directors or senior management of the Issuer), and

         (2) (A) at least 70% of the consideration received by the Issuer or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition and (B) at least 15% of such consideration received if in a form other than cash or Cash Equivalents is converted into or exchanged for cash or Cash Equivalents within 90 days of such disposition.

    Within 180 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Issuer or such Restricted Subsidiary shall apply the Net Cash Proceeds of such Asset Sale as follows:

         (1) to the extent such Net Cash Proceeds are received from an Asset Sale not involving the sale, transfer or disposition of Collateral ("Non-Collateral Proceeds"), to repay any Indebtedness secured by the assets involved in such Asset Sale together with a concomitant permanent reduction in the amount of such Indebtedness so repaid; and

         (2) with respect to any Non-Collateral Proceeds remaining after application pursuant to the preceding paragraph (1) and any Net Cash Proceeds received from an Asset Sale involving Collateral, the Issuer shall make an offer to purchase (the "Net Proceeds Offer") from all Holders up to a maximum principal amount (expressed as an integral multiple of $1,000) of Notes equal to the Available Proceeds Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase; provided that the Issuer will not be required to apply pursuant to this clause (2) Net Cash Proceeds received from any Asset Sale if, and only to the extent that such Net Cash Proceeds are applied to, within 180 days of such Asset Sale, (i) an investment or investments in Crude Oil and Natural Gas Related Assets or (ii) an investment or investments in properties or assets that replace the
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    properties or assets that were the subject of such Asset Sale or in properties or assets that will be used in the Crude Oil and Natural Gas Business of the Issuer and its Restricted Subsidiaries ("Replacement Assets"), and the assets constituting such Crude Oil and Natural Gas Related Assets or Replacement Assets and any non-cash consideration received are made subject to the Lien of the Indenture and the Security Documents in the manner contemplated in the Indenture to the extent the Net Cash Proceeds used to purchase such assets arose from the sale of Property that was subject to such Lien, provided that any such assets that are Oil and Gas Assets shall be made subject to such Lien in any event; further provided, however, that if at the end of the 180 day period referred to above, the Issuer or one of its Restricted Subsidiaries has delivered to the Trustee an officer's certificate (A) otherwise in compliance with the terms of the Indenture, (B) stating that attached thereto is a definitive, executed purchase and sale agreement for a Crude Oil and Natural Gas Related Assets investment or for Replacement Assets, and (C) setting forth the aggregate cash consideration to be paid in connection with such purchase from the Available Proceeds Amount, then the Issuer shall have an additional 90 day period during which it may defer making a Net Proceeds Offer with respect to the Available Proceeds Amount subject of such purchase and sale.

    If at any time any consideration (other than cash or Cash Equivalents) received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this "Limitation on Asset Sales" covenant.

    The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Available Proceeds Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales (at which time the entire unutilized Available Proceeds Amount, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to this paragraph). To the extent the Net Proceeds Offer is not fully subscribed to by Holders, the Issuer may obtain a release of the unutilized portion of the Collateral Proceeds from the Lien of the Indenture and the Security Documents.

    Notwithstanding the terms of the four preceding paragraphs above, the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (a) the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets and (b) such Asset Sale is for fair market value; provided, however, that any consideration not constituting Replacement Assets and Crude Oil and Natural Gas Related Assets received by the Issuer or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of this covenant; further provided, however, that, to the extent that the property transferred or conveyed constitutes an Oil and Gas Asset, the property received in exchange therefor constitutes an Oil and Gas Asset.

    All Collateral Proceeds shall constitute Trust Moneys and shall be delivered by the Issuer to the Trustee and shall be deposited in the Collateral Account in accordance with the Indenture. Collateral Proceeds so deposited may be withdrawn from the Collateral Account for application by the Issuer in accordance with clause (2) above or otherwise pursuant to the Indenture as summarized in "--Deposit; Use and Release of Trust Moneys."

    In the event of the transfer of substantially all (but not all) of the consolidated assets of the Issuer as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the consolidated assets of the Issuer not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such consolidated assets of the Issuer deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    Notice of a Net Proceeds Offer will be mailed to the Holders as shown on the register of Holders not less than 30 days nor more than 60 days before the payment date for the Net Proceeds Offer, with a copy to the Trustee, and shall
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comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Exchange Notes in whole or in part in integral multiples of $1,000 principal amount in exchange for cash. To the extent Holders properly tender Exchange Notes in an amount exceeding the Available Proceeds Amount, Exchange Notes of tendering Holders will be repurchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer periods as may be required by law.

    The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

        (1) pay dividends or make any other distributions on or in respect of its Capital Stock,

        (2) make loans or advances, or to pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary,

        (3) guarantee any Indebtedness or any other obligation of the Issuer or any Restricted Subsidiary, or

        (4) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary (each such encumbrance or restriction, a "Payment Restriction").

    The preceding will not apply, however, to encumbrances or restrictions existing under or by reason of the following (which are excluded from the term "Payment Restriction"):

        (1) applicable law,

        (2) the Indenture, the indenture governing the Series D Notes or any Security Document,

        (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary,

        (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired,

        (5) agreements existing on the Issue Date to the extent and in the manner such agreements were in effect on the Issue Date,

        (6) customary restrictions with respect to a Restricted Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the assets or Capital Stock to be sold or disposed of,

        (7) any instrument governing a Permitted Lien, to the extent and only to
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     the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien, or

        (8) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the Holders in any material respect as determined by the Board of Directors of the Issuer in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (2), (4) or (5).

Limitation on Preferred Stock of Restricted Subsidiaries

    The Issuer will not cause or permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Issuer or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Issuer or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

Limitation on Liens

    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist or remain in effect any Liens:

        (1) upon any item of Collateral other than the Liens created by the Indenture and the Security Documents and the Liens expressly permitted by the applicable Security Documents, and

        (2) upon any other properties or assets of the Issuer or of any of its Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon other than, with respect to this clause (2):

        (a) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date, and

        (b) Permitted Liens.

Merger, Consolidation and Sale of Assets

    The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer's assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety to any Person unless:

        (1) either (A) the Issuer or such Restricted Subsidiary, as the case may be, shall be the surviving or continuing corporation or (B) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Issuer and its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (i) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia (or if such Restricted Subsidiary was formed under the laws of Canada or any province or territory thereof, such Surviving Entity shall be a corporation organized and validly existing under the laws of Canada or any province or territory thereof) and (ii) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual
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     payment of the principal of, premium, if any, and interest on all of the
     Exchange Notes and the performance of every covenant of the Exchange Notes, the Indenture, the Security Documents and the Registration Rights Agreement on the part of the Issuer to be performed or observed;

        (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(ii) above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), the Issuer or such Surviving Entity, as the case may be, (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction and (B) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Limitation on Incurrence of Additional Indebtedness" above;

        (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(ii) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

        (4) the Issuer or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

    Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer is not the continuing corporation, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Exchange Notes with the same effect as if such surviving entity had been named as such.

    Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "Merger, Consolidation and Sale of Assets") will not, and the Issuer will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Issuer or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary unless:

        (1) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia (or if such Restricted Subsidiary was formed under the laws of Canada or any province or territory thereof, such Surviving Entity shall be a corporation organized and validly existing under the laws of Canada or any province or territory thereof),

        (2) such entity assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee,

        (3) immediately after giving effect to such transaction, no Default or
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     Event of Default shall have occurred and be continuing, and

        (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Issuer could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of a Subsidiary Guarantor with and into the Issuer (with the Issuer being the Surviving Entity) or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary need only comply with clause (4) of the first paragraph of this covenant.

Limitations on Transactions with Affiliates

    (1) The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or permit or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with, or for the benefit of, any of its respective Affiliates (each an "Affiliate Transaction"), other than (A) Affiliate Transactions permitted under paragraph
(2) of this covenant and (B) Affiliate Transactions that are on terms that are fair and reasonable to the Issuer or the applicable Restricted Subsidiary and are no less favorable to the Issuer or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 shall be approved by the Board of Directors of the Issuer, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Issuer or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10,000,000, the Issuer shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Issuer or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Advisor and file the same with the Trustee.

    (2) The restrictions set forth in clause (1) of this covenant shall not apply to (A) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary as determined in good faith by the Board of Directors or senior management of the Issuer or such Restricted Subsidiary, as the case may be; (B) transactions exclusively between or among the Issuer and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided, however, that such transactions are not otherwise prohibited by the Indenture; and (C) Restricted Payments permitted by the Indenture.

Limitation on Restricted and Unrestricted Subsidiaries

    The Indenture provides that the Board of Directors may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that

        (1) any such redesignation shall be deemed to be an incurrence as of the date of such redesignation by the Issuer and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of "-- Limitation on Incurrence of Additional Indebtedness" above,

        (2) unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness which would be Permitted Indebtedness, no such designation shall be permitted if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness the Issuer could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Limitation on Incurrence of Additional Indebtedness" above, and
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        (3) such Subsidiary assumes by execution of a supplemental indenture all of the obligations of a Subsidiary Guarantor under a Guarantee.

    The Board of Directors of the Issuer also may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate any Restricted Subsidiary none of whose Properties are subject to any Liens of any Security Documents to be an Unrestricted Subsidiary if

        (1) such designation is at that time permitted under "-- Limitation on Restricted Payments" above, and

        (2) immediately after giving effect to such designation, the Issuer could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Limitation on Incurrence of Additional Indebtedness" above.

    Any such designation by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation or redesignation and an officer's certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations. In the event that any Restricted Subsidiary is designated an Unrestricted Subsidiary in accordance with this covenant, such Restricted Subsidiary's Guarantee will be released.

    For purposes of the covenant described under "-- Limitation on Restricted Payments" above,

        (1) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Issuer's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary,

        (2) at any date the aggregate amount of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Issuer's equity interest in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Issuer and its Restricted Subsidiaries in such Unrestricted Subsidiary (in each case (1) and (2), "net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation), and

        (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    Notwithstanding the foregoing, the Board of Directors may not designate any Subsidiary of the Issuer to be an Unrestricted Subsidiary if, after such designation,

        (1) the Issuer or any Restricted Subsidiary (A) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (B) is directly or indirectly liable for any Indebtedness of such Subsidiary, or

        (2) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

    The Subsidiaries of the Issuer that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be
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Restricted Subsidiaries. Notwithstanding any provisions of this covenant, all
Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

Additional Subsidiary Guarantees

    If the Issuer or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Subsidiary Guarantor, or if the Issuer or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in or hold an Investment in another Restricted Subsidiary having total consolidated assets with a book value in excess of $500,000 that is not a Subsidiary Guarantor, then such transferee or acquired or other Restricted Subsidiary shall

        (1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the Notes and the Indenture on the terms set forth in the Indenture, and

        (2) grant to the Trustee a Lien on substantially all its Oil and Gas Assets; and

        (3) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

Limitation on Impairment of Security Interest

    Neither the Issuer nor any of its Subsidiaries will take or omit to take any action which action or omission would have the result of adversely affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the Holders, with respect to the Collateral, and neither the Issuer nor any of its Subsidiaries shall grant to any Person, or suffer any Person (other than the Issuer and its Restricted Subsidiaries) to have (other than to the Trustee on behalf of the Trustee and the Holders) any interest whatsoever in the Collateral other than Permitted Liens. Neither the Issuer nor any of its Subsidiaries will enter into any agreement or instrument that by its terms requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness, other than pursuant to the Indenture and the Security Documents.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

    The Issuer will not, and will not permit any Restricted Subsidiary to, sell or otherwise dispose of any shares of Capital Stock of any Restricted Subsidiary, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:

        (1) to the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer, or

        (2) if all shares of Capital Stock of such Restricted Subsidiary are sold or otherwise disposed of. In connection with any sale or disposition of Capital Stock of any Restricted Subsidiary of the Issuer, the Issuer will be required to comply with the covenant described under the caption "Limitation on Asset Sales."

Limitation on Conduct of Business

    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the Crude Oil and Natural Gas Business.
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Reports to Holders

    The Issuer will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Issuer is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Issuer will also comply with the other provisions of Section 314(a) of the TIA.

Events of Default

    Each of the following will be an Event of Default:

        (1) the failure to pay interest (including any Additional Interest) on any Notes when the same becomes due and payable and the default continues for a period of 20 days,

        (2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer),

        (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 20 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to observance or performance of any of the terms or provisions of "-- Change of Control" or "Certain Covenants -- Merger, Consolidation and Sale of Assets" or "-- Limitation on Asset Sales" which will constitute an Event of Default with such notice requirement but without such passage of time requirement),

        (4) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Issuer or of any Restricted Subsidiary (or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness (a "payment default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $5,000,000,

        (5) one or more judgments in an aggregate amount in excess of $5,000,000 (unless covered by insurance by a reputable insurer as to which the insurer has acknowledged coverage) shall have been rendered against the Issuer or any of its Restricted Subsidiaries and such judgments remain undischarged, unvacated, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable,

        (6) certain events of bankruptcy affecting the Issuer or any of its Subsidiaries, or

        (7) any of the Guarantees cease to be in full force and effect or any of the Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).
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    If an Event of Default (other than an Event of Default specified in clause
(6) above) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes will be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

        (1) if the rescission would not conflict with any judgment or decree,

        (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration,

        (3) if, to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

        (4) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances, and

        (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description of Events of Default above, the Trustee shall have received an officer's certificate and an opinion of counsel that such Event of Default has been cured or waived; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    Prior to the declaration of acceleration of the Notes, the Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    The Issuer is required to provide an officer's certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.
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Possession, Use and Release of Collateral

    Unless an Event of Default shall have occurred and be continuing, the Issuer will have the right to remain in possession and retain exclusive control of the Collateral securing the Exchange Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Trustee in the Collateral Account and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral

    Upon compliance by the Issuer with the conditions set forth below in respect of any sale, transfer or other disposition, the Trustee will release the Released Interests (as defined below) from the Lien of the Indenture and the Security Documents and reconvey the Released Interests to the Issuer or the grantor of the Lien on such property. The Issuer will have the right to obtain a release of items of Collateral (the "Released Interests") subject to any sale, transfer or other disposition, or owned by a Restricted Subsidiary the Capital Stock of which is sold in compliance with the Indenture such that it ceases to be a Restricted Subsidiary, upon compliance with the condition that the Issuer deliver to the Trustee the following:

        (1) a notice from the Issuer requesting the release of Released
     Interests:

        (A) describing the proposed Released Interests,

        (B) specifying the value of such Released Interests or such Capital Stock, as the case may be, on a date within 60 days of the Issuer notice (the "Valuation Date"),

        (C) stating that the consideration to be received is at least equal to the fair market value of the Released Interests,

        (D) stating that the release of such Released Interests will not interfere with the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral,

        (E) confirming the sale or exchange of, or an agreement to sell or exchange, such Released Interests or such Capital Stock, as the case may be, is a bona fide sale to or exchange with a Person that is not an Affiliate of the Issuer or, in the event that such sale or exchange is to or with a Person that is an Affiliate, confirming that such sale or exchange is made in compliance with the provisions set forth in "-- Certain Covenants -- Limitation on Transactions with Affiliates," and

        (F) in the event there is to be a contemporaneous substitution of property for the Collateral subject to the sale, transfer or other disposition, specifying the property intended to be substituted for the Collateral to be disposed of;

        (2) an officer's certificate of the Issuer stating that:

        (A) such sale, transfer or other disposition or such redesignation, as the case may be, complies with the terms and conditions of the Indenture, including the provisions set forth in "-- Certain Covenants -- Limitation on Asset Sales," "-- Certain Covenants --Limitation on Transactions with Affiliates," "-- Certain Covenants -- Limitation on Restricted and Unrestricted Subsidiaries" and "--Certain Covenants -- Limitation on Restricted Payments" above, to the extent any of the foregoing are applicable,

        (B) all Net Cash Proceeds from the sale, transfer or other disposition of any of the Released Interests or such Capital Stock, as the case may be, will be applied pursuant to the provisions of the Indenture in respect of
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     the deposit of proceeds into the Collateral Account as contemplated by the
     Indenture and in respect of Asset Sales, to the extent applicable,

        (C) there is no Default or Event of Default in effect or continuing on the date thereof or the date of such sale, transfer or other disposition or such redesignation, as the case may be,

        (D) the release of the Collateral will not result in a Default or Event of Default under the Indenture,

        (E) upon delivery of such officer's certificate, all conditions precedent in the Indenture relating to the release in question will have been complied with,

        (F) such sale, transfer or other disposition is not between the Issuer or any Restricted Subsidiary or between Restricted Subsidiaries, and

        (G) such sale, transfer or other disposition is not a sale, transfer or other disposition that is excluded from the definition of "Asset Sale" because it was a sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer in a transaction which made in compliance with the provisions of "-- Certain Covenants -- Merger, Consolidation and Sale of Assets,"

        (3) all documentation required by the TIA, if any, prior to the release of Collateral by the Trustee and, in the event there is to be a contemporaneous substitution of property for the Collateral subject to such sale, transfer or other disposition, all documentation necessary to effect the substitution of such new Collateral.

    Notwithstanding the provisions of "-- Release of Collateral" above, so long as no Event of Default shall have occurred and be continuing, the Issuer may, without satisfaction of the conditions precedent above dispose of Hydrocarbons or other mineral products for value in the ordinary course and engage in any number of ordinary course activities in respect of the Collateral, in limited dollar amounts specified by the TIA, upon satisfaction of certain conditions. For example, among other things, subject to certain dollar limitations and conditions, the Issuer would be permitted to:

        (1) sell or otherwise dispose of any property subject to the Lien of the Indenture and the Security Documents, which may have become worn out or obsolete,

        (2) abandon, terminate, cancel, release or make alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents,

        (3) surrender or modify any franchise, license or permit subject to the Lien of the Indenture or any of the Security Documents which it may own or under which it may be operating,

        (4) alter, repair, replace, change the location or position of and add to its structures, machinery, systems, equipment, fixtures and appurtenances,

        (5) demolish, dismantle, tear down or scrap any Collateral or abandon any thereof, and

        (6) grant farm-outs, leases or sub-leases in respect of real property to the extent the foregoing does not constitute an Asset Sale.

Deposit; Use and Release of Trust Moneys

    The Net Cash Proceeds associated with any Asset Sale and any Net Cash Proceeds associated with any sale, transfer or other disposition of Collateral,
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to the extent such sale, transfer or other disposition is not an Asset Sale by virtue of clause (H) of the definition thereof, insurance proceeds and condemnation (or similar) proceeds shall be deposited into a securities account maintained by the Trustee at its corporate trust offices or at any securities intermediary selected by the Trustee having a combined capital and surplus of at least $250,000,000 and having a long-term debt rating of at least "A3" by Moody's and at least "A--" by S&P styled the "Abraxas Collateral Account" (such account being the "Collateral Account") which shall be under the exclusive dominion and control of the Trustee. All amounts on deposit in the Collateral Account shall be treated as financial assets and cash funds on deposit in the Collateral Account may be invested by the Trustee, at the direction of the Issuer, in Cash Equivalents; provided, however, in no event shall the Issuer have the right to withdraw funds or assets from the Collateral Account except in compliance with the terms of the Indenture and all assets credited to the Collateral Account shall be subject to a Lien in favor of the Trustee and the Holders.

    Any such funds may be released to the Issuer by its delivering to the Trustee an officer's certificate stating:

        (1) no Event of Default has occurred and is continuing as of the date of the proposed release; and

        (2) (A) if such Trust Moneys represent Collateral Proceeds in respect of an Asset Sale, that the application of such funds are otherwise being applied in accordance with the covenant "Limitation on Asset Sales" above, or (B) if such Trust Moneys represent proceeds in respect of a casualty, expropriation or taking, that the application of such funds will be applied to repair or replace property subject of a casualty or condemnation or reimburse the Issuer for amounts spent to repair or replace such property and that attached thereto are invoices or other evidence reflecting the amounts spent or to be spent, or (C) if such Trust Moneys represent proceeds derived from any other manner, that such amounts are being utilized in connection with business of the Issuer and its Restricted Subsidiaries in compliance with the terms of the Indenture; and

        (3) all conditions precedent in the Indenture relating to the release in question have been complied with; and

        (4) all documentation required by the TIA, if any, prior to the release of such Trust Moneys by the Trustee has been delivered to the Trustee.

    Notwithstanding the foregoing, (A) if the maturity of the Exchange Notes has been accelerated, which acceleration has not been rescinded as permitted by the Indenture, the Trustee shall apply the Trust Moneys credited to the Collateral Account to pay the principal of, premium, if any and accrued and unpaid interest on the Exchange Notes to the extent of such Trust Moneys, (B) if the Issuer so elects, by giving written notice to the Trustee, the Trustee shall apply Trust Moneys credited to the Collateral Account to the payment of interest due on any interest payment date, and (C) if the Issuer so elects, by giving written notice to the Trustee, the Trustee shall apply Trust Moneys credited to the Collateral Account to the payment of the principal of, and premium, if any, and accrued and unpaid interest on any Exchange Notes on the Stated Maturity Date or upon redemption or to the purchase of Exchange Notes upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, in each case in compliance with the Indenture.

Legal Defeasance and Covenant Defeasance

    The Issuer may, at its option and at any time, elect to have its obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuer and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of their obligations with respect to the Notes, each Guarantee, the Indenture and the Security Documents, except for

        (1) the rights of Holders to receive payments in respect of the
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     principal of, premium, if any, and interest on the Notes when such payments are due,

        (2) the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments,

        (3) the rights, powers, trust, duties and immunities of the Trustee and the Issuer's obligations in connection therewith, and

        (4) the Legal Defeasance provisions of the Indenture.

    In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (other than non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance,

        (1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

        (2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or
     (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other agreement or instrument to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

        (6) the Issuer shall have delivered to the Trustee an officer's certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;
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        (7) the Issuer shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer;

        (8) the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer; and

        (9) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

    The Indenture, each Guarantee and each of the Security Documents will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when

        (1) either (A) all the Notes, theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

        (2) the Issuer has paid all other sums payable under the Indenture by the Issuer; and

        (3) the Issuer has delivered to the Trustee an officer's certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Modification of the Indenture

    From time to time, the Issuer, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture or any Security Document for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA or to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel; provided, however, that in delivering such opinion of counsel, such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer. Other modifications and amendments of the Indenture or any Security Document may be made with the consent of the Holders of not less than a majority of the principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

        (1) reduce the amount of Notes whose Holders must consent to an amendment;
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        (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

        (3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

        (4) make any Notes payable in money other than that stated in the Notes;

        (5) make any change in provisions of the Indenture or any Security Document protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

        (6) amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

        (7) modify or change any provision of the Indenture, any Security Document or the related definitions affecting ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or

        (8) release any Collateral from the Liens created pursuant to the Indenture and the Security Documents or release any Subsidiary Guarantor from any of its obligations under its Guarantee, in any case otherwise than in accordance with the terms of the Indenture.

Governing Law

    The Indenture, the Exchange Notes, the Guarantees and the Security Documents relating to Collateral located in the U.S. will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the laws of another jurisdiction may be mandatorily applicable to certain matters under the Security Documents. The Security Documents relating to Collateral located in Canada will be governed by Alberta law.

The Trustee

    Norwest Bank Minnesota, National Association will act as Trustee whose address is Sixth and Marquette, Minneapolis, Minnesota 55479-0069, attn:
Corporate Trust Department.

    Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.
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Form, Denomination and Registration

Global Notes; Book Entry Form

    Except as set forth in the next paragraph, the Exchange Notes will be evidenced initially by one or more global notes (the "Global Note") which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, record ownership of the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    Exchange Notes (1) originally purchased by or transferred to Institutional Accredited Investors who are not Qualified Institutional Buyers or (2) held by Qualified Institutional Buyers who elect to take physical deliver of their certificates instead of holding their interests through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered certificated form ("Certificated Notes"). Upon the transfer to a Qualified Institutional Buyer of any Certificated Note initially issued to a Non-Global Purchaser, such Certificated Note will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Notes as described below, be exchanged for an interest in the Global Note.

    Owners of beneficial interests in the Global Note may hold their interest in the Global Note directly through DTC if such person is a participant in DTC or indirectly through organizations that are participants in DTC (the "Participants"). Persons who are not Participants may beneficially own interests in the Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of the Global Note, Cede & Co. for all purposes will be considered the sole holder of the Global Note. Owners of beneficial interests in the Global Note will be entitled to have certificates registered in their names and to receive physical delivery of Certificated Notes.

    Payment of principal of and premium, interest and Liquidated Damages, if any, on the Global Note will be made to Cede & Co., the nominee for DTC, as registered owner of the Global Note, by wire transfer of immediately available funds on the applicable payment date. Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    The Issuer has been informed by DTC that, with respect to any payment of principal of, or premium, interest or Liquidated Damages, if any, on the Global Note, DTC's practice is to credit Participants' accounts on the applicable payment date, with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the Notes represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

    Transfers between Participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks and other parties, the ability of a person having a beneficial interest in the Notes represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.
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    Neither the Issuer nor the Transfer Agent will have responsibility for the performance of DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Exchange Notes (including, without limitation, the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited, and only in respect of the Exchange Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

    DTC has also advised the Issuer that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchaser. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will cause Certificated Notes to be issued in exchange for the Global Notes.

Certificated Notes

    Investors in the Exchange Notes may request that Certificated Notes be issued in exchange for Exchange Notes represented by the Global Note. Furthermore, Certificated Notes may be issued in exchange for Exchange Notes represented by the Global Note if no successor depositary is appointed by the Issuer as set forth above.


Certain Definitions

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries

        (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries, or

        (2) which becomes Indebtedness of the Issuer or a Restricted Subsidiary in connection with the acquisition of assets from such Person,

in each case not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

    "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination:
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    (1) the sum of:

        (A) discounted future net revenues from proved oil and gas reserves of the Issuer and its consolidated Restricted Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal income tax), as estimated by a nationally recognized firm of independent petroleum engineers as of a date no earlier than the date of the Issuer's latest annual consolidated financial statements, as increased by, as of the date of determination, the estimated discounted future net revenues from (i) estimated proved oil and gas reserves acquired since the date of such year-end reserve report and (ii) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (iii) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (iv) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Issuer's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (1)(A) shall be confirmed in writing, by a nationally recognized firm of independent petroleum engineers (which may be the Issuer's independent petroleum engineers who prepare the Issuer's annual reserve report), plus

        (B) the capitalized costs that are attributable to oil and gas properties of the Issuer and its consolidated Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Issuer's books and records as of a date no earlier than the date of the Issuer's latest annual or quarterly financial statements, plus

        (C) the Net Working Capital on a date no earlier than the date of the Issuer's latest consolidated annual or quarterly financial statements, plus

        (D) with respect to each other tangible asset of the Issuer or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, the Issuer's or its consolidated Restricted Subsidiaries' gas producing facilities and unproved oil and gas properties (less any remaining deferred income taxes which have been allocated to such gas processing facilities in connection with the acquisition thereof), land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of (i) the net book value of such other tangible asset on a date no earlier than the date of the Issuer's latest consolidated annual or quarterly financial statements or (ii) the appraised value, as estimated by a qualified Independent Advisor, of such other tangible assets of the Issuer and its Restricted Subsidiaries, as of a date no earlier than the date of the Issuer's latest audited financial statements, minus

        (2) minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any gas balancing liabilities of the Issuer and its consolidated Restricted Subsidiaries reflected in the Issuer's latest audited financial statements.

    In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to:

        (1) any Investment not prohibited by the Indenture, to and including the
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     date of the transaction giving rise to the need to calculate Adjusted
     Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of the Issuer,

        (2) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and

        (3) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date.

    "Affiliate" means, with respect to any specified Person,

        (1) any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, such specified Person, and

        (2) any Related Person of such Person.

    For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "Affiliate Transaction" has the meaning set forth under "-- Certain Covenants -- Limitation on Transactions with Affiliates."

    "Asset Acquisition" means:

        (1) an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or

        (2) the acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Issuer or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Issuer or a Restricted Subsidiary of:

        (1) any Capital Stock of any Restricted Subsidiary, or

        (2) any other property or assets (including any interests therein) of the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction;

provided, however, that the following will not be deemed to be an Asset Sale:

        (A) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer in a transaction which is made in compliance with the provisions of "-- Certain Covenants -- Merger, Consolidation and Sale of Assets,"
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        (B) any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of "-- Certain Covenants -- Limitation on Restricted Payments" above,

        (C) disposals or replacements of obsolete equipment in the ordinary course of business,

        (D) the sale, lease, conveyance, disposition or other transfer by the Issuer or any Restricted Subsidiary of assets or property to the Issuer or one or more Wholly Owned Restricted Subsidiaries,

        (E) any disposition of Hydrocarbons or other mineral products for value in the ordinary course of business,

        (F) the abandonment, surrender, termination, cancellation, release, farmout, lease or sublease of undeveloped oil and gas properties in the ordinary course of business or oil and gas properties which are not capable of production in economic quantities,

        (G) the contemporaneous trade or exchange by the Issuer or any of its Restricted Subsidiaries of any oil and gas property or interest therein owned or held by such Person for any oil and gas property or interest therein owned or held by another Person which the Board of Directors of the Issuer determines in good faith by resolution to be of approximately equal value, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided that such cash and Cash Equivalents are subject to the covenant "Limitation on Asset Sales"; provided, further, to the extent not prohibited by the terms of any instruments evidencing Acquired Indebtedness associated with the property received, that the property received by the Issuer or such Restricted Subsidiary is made subject to the Lien of the Indenture and the Security Documents to the extent that such property traded or exchanged was subject to such Lien, provided that any such property received that constitutes Oil and Gas Assets shall be made subject to such Lien in any event; and provided, further, that to the extent the property traded or exchanged by the Issuer and/or a Restricted Subsidiary contains proved reserves, the property received contains an approximately equal value of proved reserves, including cash or Cash Equivalents to achieve an exchange of equivalent value, or

        (H) the sale, lease, conveyance, disposition or other transfer by the Issuer or any Restricted Subsidiary of assets or property in the ordinary course of business; provided, however, that the aggregate amount (valued at the fair market value of such assets or property at the time of such sale, lease, conveyance, disposition or transfer) of all such assets and property so sold, leased, conveyed, disposed or transferred since the Issue Date pursuant to this clause (H) shall not exceed $1,000,000 in any one year.

    "Available Proceeds Amount" means (i) the sum of all Collateral Proceeds and all Non-Collateral Proceeds remaining after application to repay any Indebtedness secured by the assets the subject of the Asset Sale giving rise to such Non-Collateral Proceeds; and (ii) for purposes of determining whether a Net Proceeds Offer must be made as of any day and the amount of such offer, an amount equal to: the amount set forth under clause (i) above minus the aggregate amount of all such Asset Sale proceeds previously spent in compliance with the terms of the section described "Deposit; Use and Release of Trust Moneys."

    "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.
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    "Canadian Abraxas" means Canadian Abraxas Petroleum Limited.

    "Capitalized Lease Obligation" means, as to any Person, the discounted present value of the rental obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation at such date, determined in accordance with GAAP.

    "Capital Stock" means:

        (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing, and

        (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

    "Cash Equivalents" means:

        (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

        (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");

        (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

        (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

        (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

        (6) money market mutual or similar funds having assets in excess of $100,000,000.

    "Change of Control" means the occurrence of one or more of the following events:

        (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Issuer to any Person or group of related Persons for purposes of
     Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture);

        (2) the approval by the holders of Capital Stock of the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of the Indenture);
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
        (3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Issuer; or

        (4) the replacement of a majority of the Board of Directors of the Issuer over a two-year period from the directors who constituted the Board of Directors of the Issuer at the beginning of such period with directors whose replacement shall not have been approved (by recommendation, nomination or election, as the case may be) by a vote of at least a majority of the Board of Directors of the Issuer then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

    "Change of Control Offer" has the meaning set forth under "-- Change of Control."

    "Change of Control Payment Date" has the meaning set forth under "-- Change of Control."

    "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject to, or purported to be subject to, the Lien of the Indenture or any of the Security Documents.

    "Collateral Account" has the meaning given to it in the section described herein under the heading "Use of Trust Moneys."

    "Collateral Proceeds" means any Net Cash Proceeds received from an Asset Sale involving Collateral.

    "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "Commission" means the Securities and Exchange Commission.

    "Consolidated EBITDA" means, for any period, the sum (without duplication) of:

        (1) Consolidated Net Income, and

        (2) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of the Issuer and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense, (C) the amount of any Preferred Stock dividends paid by the Issuer and its Restricted Subsidiaries, and (D) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in accordance with GAAP.

    "Consolidated EBITDA Coverage Ratio" means, with respect to the Issuer, the ratio of:

        (1) Consolidated EBITDA of the Issuer during the four full fiscal quarters for which financial information in respect thereof is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to

        (2) Consolidated Fixed Charges of the Issuer for the Four Quarter
     Period.
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    For purposes of this definition, "Consolidated EBITDA" and "Consolidated
Fixed Charges" shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to:

        (1) the incurrence or repayment of any Indebtedness of the Issuer or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, and

        (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Issuer or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness.

    Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated EBITDA Coverage Ratio":

        (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

        (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period;

        (3) notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "Consolidated Fixed Charges" means, with respect to the Issuer for any period, the sum, without duplication, of:

        (1) Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Issuer and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus

        (2) the product of (A) the amount of all dividend payments on any series of Preferred Stock of the Issuer (other than dividends paid in Qualified
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     Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

    "Consolidated Interest Expense" means, with respect to the Issuer for any period, the sum of, without duplication:

        (1) the aggregate of the interest expense of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (A) any amortization of original issue discount, (B) the net costs under Interest Swap Obligations, (C) all capitalized interest and (D) the interest portion of any deferred payment obligation; and

        (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Income" means, with respect to the Issuer for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

        (1) after-tax gains from Asset Sales or abandonments or reserves relating thereto,

        (2) after-tax items classified as extraordinary or nonrecurring gains,

        (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Issuer or any Restricted Subsidiary,

        (4) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise,

        (5) the net income of any Person in which the Issuer has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to the Issuer or to a Restricted Subsidiary by such Person,

        (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and

        (7) in the case of a successor to the Issuer by consolidation or merger or as a transferee of the Issuer's assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets.

    "Consolidated Net Worth" of any Person as of any date means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

    "Consolidated Non-cash Charges" means, with respect to the Issuer, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Issuer and its Restricted Subsidiaries reducing Consolidated Net Income of the Issuer for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

    "consolidation" means, with respect to any Person, the consolidation of the
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accounts of the Restricted Subsidiaries of such Person with those of such
Person, all in accordance with GAAP; provided, however, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term "consolidated" has a correlative meaning to the foregoing.

    "Covenant Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

    "Crude Oil and Natural Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties located in North America, and (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties of the Issuer or of others.

    "Crude Oil and Natural Gas Hedge Agreements" means, with respect to any Person, any oil and gas agreements and other agreements or arrangements or any combination thereof entered into by such Person in the ordinary course of business and that is designed to provide protection against oil and natural gas price fluctuations.

    "Crude Oil and Natural Gas Properties" means all Properties, including equity or other ownership interests therein, owned by any Person which have been assigned "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act as in effect on the Issue Date.

    "Crude Oil and Natural Gas Related Assets" means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Issuer or any Restricted Subsidiary of the Issuer which is related to the business of the Issuer and its Restricted Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary of the Issuer against fluctuations in currency values.

    "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof, in whole or in part, in either case, on or prior to the final maturity of the Notes.

    "Equity Offering" means an offering of Qualified Capital Stock of the Issuer.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Issuer delivered to the Trustee; provided, however, that

        (1) if the aggregate non-cash consideration to be received by the Issuer
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     or any Restricted Subsidiary from any Asset Sale shall reasonably be expected to exceed $5,000,000 or

        (2) if the net worth of any Restricted Subsidiary to be designated as an Unrestricted Subsidiary shall reasonably be expected to exceed $10,000,000,

then fair market value shall be determined by an Independent Advisor.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as of any date of determination.

    "Grey Wolf" means Grey Wolf Exploration Inc., an Alberta corporation.

    "Holder" means any Person holding a Note.

    "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products processed therefrom.

    "incur" has the meaning set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

    "Indebtedness" means with respect to any Person, without duplication:

        (1) all Obligations of such Person for borrowed money,

        (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

        (3) all Capitalized Lease Obligations of such Person,

        (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable),

        (5) all Obligations for the reimbursement of any obligor on a letter of credit, banker's acceptance or similar credit transaction,

        (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

        (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

        (8) all Obligations under Currency Agreements and Interest Swap Obligations, and

        (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price.

    For purposes hereof, the "maximum fixed repurchase price" of any
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Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified
Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer. The "amount" or "principal amount" of Indebtedness at any time of determination as used herein represented by:

        (1) any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the face amount of the liability in respect thereof,

        (2) any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof,

        (3) any Interest Swap Obligations included in the definition of Permitted Indebtedness shall be zero,

        (4) all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP, and

        (5) all other contingent obligations shall be the maximum liability at such date of such Person.

    "Independent Advisor" means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm which:

        (1) does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Issuer, and

        (2) in the judgment of the Board of Directors of the Issuer, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

    "Initial Purchaser" means Jefferies & Company, Inc.

    "Interest Swap Obligation" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "Investment" means, with respect to any Person, any direct or indirect:

        (1) loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution (by means of any transfer of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or any payment for property or services for the account or use of others),

        (2) purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness),

        (3) guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a
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     Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above), and

        (4) other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

    Notwithstanding the foregoing, "Investment" shall exclude extensions of trade credit by the Issuer and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Issuer or such Restricted Subsidiary, as the case may be. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

    "Issue Date" means the date of original issuance of the Notes.

    "Issuer" means Abraxas Petroleum Corporation, a Nevada corporation.

    "Issuer Properties" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Issuer or any of its Restricted Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

    "Legal Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

    "Lien" means any lien, mortgage, deed of trust, pledge, security interest, floating or other charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "Material Change" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from proved oil and gas reserves of the Issuer and consolidated Restricted Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation:

        (1) any acquisitions during the quarter of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist,

        (2) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "Limitation on Asset Sales," and

        (3) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters.

    "Mortgage" means a mortgage (or deed of trust) dated as of the Issue Date granted by the Issuer or any Restricted Subsidiary of the Issuer for the benefit of the Trustee and the Holders, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and of the Indenture.

    "Net Cash Proceeds" means, with respect to any Asset Sale, sale, transfer or other disposition, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale, sale, transfer or other disposition net of:
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        (1) reasonable out-of-pocket expenses and fees relating to such Asset
     Sale, sale, transfer or other disposition (including, without limitation, legal, accounting and investment banking fees and sales commissions),

        (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, and

        (3) appropriate amounts (determined by the Chief Financial Officer of the Issuer) to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale, sale, transfer or other disposition and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, sale, transfer or other disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, sale, transfer or other disposition (but excluding any payments which, by the terms of the indemnities will not, be made during the term of the Notes), and

        (4) the aggregate amount of cash and Cash Equivalents so received which is used to retire any then existing Indebtedness (other than Indebtedness under the Notes) of the Issuer or such Restricted Subsidiary which is secured by a Lien on the property subject of the Asset Sale, sale, transfer or other disposition.

    "Net Working Capital" means:

        (1) all current assets of the Issuer and its consolidated Subsidiaries, minus

        (2) all current liabilities of the Issuer and its consolidated Subsidiaries, except current liabilities included in Indebtedness,

in each case as set forth in financial statements of the Issuer prepared in accordance with GAAP.

    "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which:

        (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property, and

        (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness;

provided, however, that any such Indebtedness shall not cease to be "Non-Recourse Indebtedness" solely as a result of the instrument governing such Indebtedness containing terms pursuant to which such Indebtedness becomes recourse upon:


        (A) fraud or misrepresentation by the Person in connection with such Indebtedness,

        (B) such Person failing to pay taxes or other charges that result in the creation of liens on any portion of the specific property securing such Indebtedness or failing to maintain any insurance on such property required under the instruments securing such Indebtedness,

        (C) the conversion of any of the collateral for such Indebtedness,
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        (D) such Person failing to maintain any of the collateral for such
     Indebtedness in the condition required under the instruments securing the Indebtedness,

        (E) any income generated by the specific property securing such Indebtedness being applied in a manner not otherwise allowed in the instruments securing such Indebtedness,

        (F) the violation of any applicable law or ordinance governing hazardous materials or substances or otherwise affecting the environmental condition of the specific property securing the Indebtedness, or

        (G) the rights of the holder of such Indebtedness to the specific property becoming impaired, suspended or reduced by any act, omission or misrepresentation of such Person;

provided, further, that upon the occurrence of any of the foregoing clauses (A) through (G) above, any such Indebtedness which shall have ceased to be "Non-Recourse Indebtedness" shall be deemed to have been Indebtedness incurred by such Person at such time.

    "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Oil and Gas Assets" means the Crude Oil and Natural Gas Properties and natural gas processing facilities of the Issuer and/or Restricted Subsidiary, except that for purposes of the Issuer's obligation to secure substantially all of its Oil & Gas Assets acquired after the Issue Date, the T-Gas Assets shall be excluded but only if the sale or other disposition thereof results in Net Cash Proceeds to the Issuer in excess of $500,000.

    "Payment Restriction" has the meaning set forth under "-- Certain Covenants -- Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

    "Permitted Indebtedness" means, without duplication, each of the following:

        (1) Indebtedness under the Notes, the Exchange Notes, the Private Exchange Notes, if any, the Indenture, the Guarantees and the Security Documents;

        (2) Interest Swap Obligations of the Issuer or a Restricted Subsidiary covering Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Issuer and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

        (3) Indebtedness of a Restricted Subsidiary to the Issuer or to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by the Issuer or a Wholly Owned Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Issuer or a Wholly Owned Restricted Subsidiary; provided, however, that if as of any date any Person other than the Issuer or a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

        (4) Indebtedness of the Issuer to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary, in each case subject to no Lien; provided, however, that (A)
     any Indebtedness of the Issuer to any Wholly Owned Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant
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     to a written agreement, to the Issuer's obligations under the Indenture and the Notes and (B) if as of any date any Person other than a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Issuer;

        (5) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

        (6) Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by letters of credit for the account of the Issuer or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

        (7) Refinancing Indebtedness;

        (8) Capitalized Lease Obligations of the Issuer outstanding on the Issue Date;

        (9) Capitalized Lease Obligations and Purchase Money Indebtedness of the Issuer or any of its Restricted Subsidiaries not to exceed $5,000,000 at any one time outstanding;

        (10) Permitted Operating Obligations;

        (11) Obligations arising in connection with Crude Oil and Natural Gas Hedge Agreements of the Issuer or a Restricted Subsidiary;

        (12) Non-Recourse Indebtedness;

        (13) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (14) additional Indebtedness of the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $5,000,000 or (ii) 2.5% of Adjusted Consolidated Net Tangible Assets; and

        (15) Indebtedness, including, but not limited to, the Series D Notes, outstanding on the Issue Date (to the extent not repaid with the proceeds of the sale of the Notes).

    "Permitted Industry Investments" means:

        (1) capital expenditures, including, without limitation, acquisitions of Issuer Properties and interests therein;

        (2) (A) entry into operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, and (B) exchanges of Issuer Properties for other Issuer Properties of at least equivalent value as determined in good faith by the Board of Directors of the Issuer; and

        (3) Investments of operating funds on behalf of co-owners of Crude Oil
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     and Natural Gas Properties of the Issuer or the Subsidiaries pursuant to joint operating agreements.

    "Permitted Investments" means:

        (1) Investments by the Issuer or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary that is not subject to any Payment Restriction;

        (2) Investments in the Issuer by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Issuer's obligations under the Notes and the Indenture;

        (3) investments in cash and Cash Equivalents;

        (4) Investments made by the Issuer or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "-- Certain Covenants -- Limitation on Asset Sales" above; and

        (5) Permitted Industry Investments.

    "Permitted Liens" means each of the following types of Liens:

        (1) Liens arising under the Indenture or the Security Documents;

        (2) Liens securing the Notes and the Guarantees;

        (3) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which the Issuer or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (4) statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business to the extent such Liens relate only to the tangible property of the lessee which is located on such property and Liens of carriers, warehousemen, mechanics, builders, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

        (5) Liens incurred or deposits made in the ordinary course of business:

        (A) in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or

        (B) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (6) easements, rights-of-way, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

        (7) any interest or title of a lessor under any Capitalized Lease
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     Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

        (8) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (9) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

        (10) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture and Liens securing Crude Oil and Natural Gas Hedge Agreements;

        (11) Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of the Issuer and its Subsidiaries which arise out of operation of law;

        (12) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, revisionary interests, production payments, production sales contracts, operating agreements and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of the Issuer and its Subsidiaries or otherwise as are customary in the oil and gas business;

        (13) with respect to any Properties and assets of the Issuer and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out, farm-in, joint operation, area of mutual interest agreements and/or other similar or customary arrangements, agreements or interests that the Issuer or any Subsidiary determines in good faith to be necessary for the economic development of such Property;

        (14) any (A) interest or title of a lessor or sublessor under any lease,
     (B) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, builders' liens, tax liens, and easements), or (C) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (B);

        (15) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Restricted Subsidiary on deposit with or in possession of such bank;

        (16) Liens securing Non-recourse Indebtedness;

        (17) judgment and attachment Liens not giving rise to an Event of Default;

        (18) Liens securing Acquired Indebtedness not to exceed $10,000,000 in the aggregate at any one time outstanding incurred in accordance with "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above; provided, however, that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and were not granted
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     in connection with, or in anticipation of, the incurrence of such Acquired
     Indebtedness by the Issuer or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Issuer or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Issuer or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary; and

        (19) Liens existing on the Issue Date (other than to the extent such Liens secure Indebtedness being repaid with the proceeds of the Notes) and Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that with respect to such Liens that already secure such Indebtedness being Refinanced, such Liens (x) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (y) do not extend to or cover any new or additional property or assets, and with respect to such Liens that are newly created, (A) such Liens are expressly junior to the Liens securing the Notes, (B) such Refinancing results in an improvement on a pro forma basis in the Issuer's Consolidated EBITDA Coverage Ratio, and
     (C) the instruments creating such Liens expressly subject the foreclosure rights of the holders of the Indebtedness being Refinanced to a stand-still of not less than 179 days.

    "Permitted Operating Obligations" means Indebtedness of the Issuer or any Restricted Subsidiary in respect of one or more standby letters of credit, bid, performance or surety bonds, or other reimbursement obligations, issued for the account of, or entered into by, the Issuer or any Restricted Subsidiary in the ordinary course of business (excluding obligations related to the purchase by the Issuer or any Restricted Subsidiary of Hydrocarbons for which the Issuer or such Restricted Subsidiary has contracts to sell), or in lieu of any thereof or in addition to any thereto, guarantees and letters of credit supporting any such obligations and Indebtedness (in each case, other than for an obligation for borrowed money, other than borrowed money represented by any such letter of credit, bid, performance or surety bond, or reimbursement obligation itself, or any guarantee and letter of credit related thereto).

    "Person" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

    "Pledge Agreement" means those certain Security Agreements (Pledge) dated as of the Issue Date pursuant to which the Capital Stock of Grey Wolf owned by the Issuer and/or the Restricted Subsidiaries of the Issuer is pledged to the Trustee for the benefit of the Holders, as the same may be amended, modified or supplemented from time to time.

    "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "Property" means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

    "Purchase Money Indebtedness" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

    "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

    "Reference Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

    "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.
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    "Refinancing Indebtedness" means any Refinancing by the Issuer or any
Restricted Subsidiary of the Issuer of Indebtedness incurred in accordance with "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above (other than pursuant to clause (2), (3), (4), (5), (6), (9), (10), (11),
(13) or (14) of the definition of Permitted Indebtedness), in each case that does not:

        (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Issuer and its Restricted Subsidiaries in connection with such Refinancing), or

        (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, however, that (a) if such Indebtedness being Refinanced is Indebtedness of the Issuer or a Subsidiary Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Issuer and/or such Subsidiary Guarantor and (b) if such Indebtedness being Refinanced is subordinate or junior to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

    "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date among the Issuer and the Initial Purchaser.

    "Related Person" of any Person means any other Person directly or indirectly owning 10% or more of the outstanding voting Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person).

    "Replacement Assets" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

    "Restricted Payment" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

    "Restricted Subsidiary" means any Subsidiary of the Issuer (including, without limitation, Canadian Abraxas and New Cache Petroleums Ltd.) that has not been designated by the Board of Directors of the Issuer, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with "-- Certain Covenants -- Limitation on Restricted and Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of the Issuer delivered to the Trustee, subject to the provisions of such covenant.

    "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of any property, whether owned by the Issuer or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

    "Sandia" means Sandia Oil & Gas Corporation.

    "Security Documents" means, collectively, the Mortgages, the Pledge Agreement and all security agreements, mortgages, deeds of trust, collateral assignments or other instruments evidencing or creating any security interests in favor of the Trustee in all or any portion of the Collateral, in each case as amended, supplemented or modified from time to time in accordance with their terms and the terms of the Indenture.
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    "Series D Notes" means the $275,000,000 11 1/2% Senior Notes due 2004,
Series D of the Issuer and Canadian Abraxas.

    "Stated Maturity Date" means March 15, 2003.

    "Subordinated Indebtedness" means Indebtedness of the Issuer or a Subsidiary Guarantor that is subordinated or junior in right of payment to the Notes, the relevant Subsidiary Guarantee and the Security Documents, as applicable, pursuant to a written agreement to that effect.

    "Subsidiary," with respect to any Person, means:

        (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person, or

        (2) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

    "Subsidiary Guarantor" means each of the Issuer's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor; provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

    "Surviving Entity" has the meaning set forth under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

    "T-Gas Assets" means (i) those certain oil and gas leasehold rights and interests in Sweetwater and Carbon Counties, Wyoming, conveyed by Dalen Resources Oil & Gas Co., as assignor, to Tgas Investments, L.L.C., by that certain Assignment of Oil and Gas Leases with Reservation of Production Payment dated effective August 1, 1995, as amended, the same interests being covered by that certain Option to Purchase Oil and Gas Interests dated August 25, 1995, between Tgas Investments, L.L.C., and Dalen Resources Oil & Gas Co., as amended, said option now being held by the Issuer and/or Abraxas Wamsutter L.P., and (ii) those certain Credit Payments respecting tax credits to be made by Tgas Investments, L.L.C. to Dalen Resources Oil & Gas Co. in that certain Purchase and Sale Agreement dated August 1, 1995, evidenced by a Promissory Note (Recourse) dated effective August 25, 1995, from Tgas Investments, L.L.C., to Dalen Resources Oil & Gas Co., as renewed and amended, now held by the Issuer.

    "Trust Moneys" means all cash or Cash Equivalents received by the Trustee:

        (1) upon the release of Collateral from the Lien of the Indenture and the Security Documents, including investment earnings thereon; or

        (2) pursuant to the provisions of any Mortgage; or

        (3) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Security Documents or otherwise; or

        (4) for application under the Indenture as provided for in the Indenture or the Security Documents, or whose disposition is not elsewhere specifically provided for in the Indenture or in the Security Documents; provided, however, that Trust Moneys shall not include any property
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     deposited with the Trustee pursuant to any Change of Control Offer, Net
     Proceeds Offer or redemption or defeasance of any Notes.

    "Unrestricted Subsidiary" means any Subsidiary of the Issuer designated as such pursuant to and in compliance with "-- Certain Covenants -- Limitation on Restricted and Unrestricted Subsidiaries" above; provided, however, that Unrestricted Subsidiaries shall initially include Western Associated Energy Corporation, a Texas corporation, and Grey Wolf, to the extent, if any, it now or hereafter constitutes a "Subsidiary". Any such designation may be revoked by a Board Resolution of the Issuer delivered to the Trustee, subject to the provisions of such covenant.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the then outstanding aggregate principal amount of such Indebtedness into

        (2) the sum of the total of the products obtained by multiplying:

        (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

        (B) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities normally entitled to vote in the election of directors are owned by the Issuer or another Wholly Owned Restricted Subsidiary.


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                 CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

    The discussion below is intended to be a general description of the United States and Canadian income tax considerations material to an investment in the Notes. It does not take into account the individual circumstances of any particular investor and does not purport to discuss all of the possible tax consequences of the purchase, ownership or disposition of the Notes and is not intended as tax advice. Therefore, prospective investors are urged to consult their own tax advisors with respect to the income tax consequences of an investment in the Notes, including application of state, provincial, local, foreign and other tax laws.

U.S. Holders

    The following is a general summary of certain United States federal income tax consequences associated with the acquisition, ownership, and disposition of the Notes. The following summary does not discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Notes in light of his or her particular circumstances, or to certain types of holders which are subject to special treatment under the federal income tax laws (including persons who hold the Notes as part of a conversion, straddle or hedge, dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and S corporations). Further, this summary pertains only to U.S. Holders that will hold the Notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). A "U.S. Holder" is a beneficial owner of Notes that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (v) a person whose income or gain with respect to the
Note is otherwise subject to U.S. federal income tax on a net income basis. In addition, this summary does not describe any tax consequences under state, local, or foreign tax laws.

    This summary is based upon the provisions of the Code, Treasury Regulations (the Regulations), rulings and pronouncements issued by the Internal Revenue Service (IRS) and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect the U.S. Holders of the Notes. The Issuer has not sought and will not seek any rulings from the IRS or opinions from counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Notes which are different from those discussed herein.

Tax Consequences of the Exchange Offer

    An exchange of the Outstanding Notes for the Exchange Notes pursuant to the Exchange Offer should not be treated as a significant modification of the Outstanding Notes; accordingly, an Exchange Note should be treated as a continuation of the corresponding Outstanding Note and an exchanging holder should not recognize any gain or loss as a result of participating in the Exchange Offer. In addition, an exchanging Holder's basis in an Exchange Note should be equal to the basis of the corresponding Outstanding Note and the holding period for an Exchange Note would include such holder's holding period for the corresponding Outstanding Note.

    The Exchange Offer will not have any federal income tax consequences to a non-exchanging holder.
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    Each exchanging holder should consult with his or her individual tax advisor concerning any foreign, state or local tax consequences of the Exchange Offer as well as to the effect of his or her particular facts and circumstances on the matters discussed herein.

Payments of Interest

    Stated interest paid on each Exchange Note will generally be taxable in each tax year held by a U.S. Holder as ordinary interest income without regard to the time it otherwise accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes. Special rules governing the treatment of market discount or amortizable premium are described below.

Market Discount

    If a U.S. Holder purchases a Note, other than in connection with the Offering, for less than the stated redemption price of the Exchange Note at maturity, the difference is considered market discount, unless such difference is de minimis, i.e., less than one-fourth of one percent of the stated redemption price of the Note at maturity multiplied by the number of complete years to maturity (after the U.S. Holder acquires the Exchange Note). Under market discount rules, any gain realized by the U.S. Holder on a taxable disposition of an Exchange Note having market discount, as well as any partial principal payment made with respect to such an Exchange Note, will be treated as ordinary income to the extent of the then accrued market discount of the Exchange Note. The rules concerning the calculation of accrued market discount are set forth in the paragraph immediately below. In addition, a U.S. Holder of such an Exchange Note may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Exchange Note until the deferred income is realized.

    Any market discount will accrue ratably from the date of acquisition to the maturity date of the Exchange Note, unless the U.S. Holder elects, irrevocably, to accrue market discount on a constant interest rate method under which marginally less market discount would accrue in early years and marginally greater amounts would accrue in later years. The election to accrue market discount on a constant interest rate method is irrevocable but may be made separately as to each Exchange Note held by the holder.

    Accrual of market discount will not cause the accrued amounts to be included currently in a U.S. Holder's taxable income, in the absence of a disposition of, or principal payment on, the Exchange Note. Nevertheless, a U.S. Holder may elect to currently include market discount in income as it accrues on either a ratable or constant interest rate method. In such event, interest expense relating to the acquisition of an Exchange Note which would otherwise be deferred would be currently deductible to the extent otherwise permitted by the Code. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by such U.S. Holder on or after the first day of the first taxable year to which the election applies and all subsequent years unless revoked with the consent of the IRS.

Amortizable Premium

    If a subsequent U.S. Holder acquires an Exchange Note for an amount which is greater than its principal amount, such U.S. Holder will be considered to have purchased such Exchange Note with amortizable bond premium equal to the amount of such excess. The subsequent U.S. Holder may elect to amortize the premium using a constant yield method employing six month compounding over the period from the acquisition date to the maturity date of the Exchange Note. Amortized amounts may be offset only against interest paid with respect to the Exchange Note. Once made, an election to amortize and offset interest on the Note may be revoked only with the consent of the IRS and will apply to all Exchange Notes held by the subsequent U.S. Holder on the first day of the taxable year to which the election relates and to subsequent taxable years and to all Exchange Notes subsequently acquired by such U.S. Holder.
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Sale, Redemption or Other Taxable Disposition of the Exchange Notes

    The sale, redemption or certain other taxable dispositions of an Exchange Note will result in the recognition of gain or loss to the U.S. Holder in an amount equal to the difference, if any, between (i) the amount realized upon the disposition or redemption and (ii) the U.S. Holder's adjusted tax basis in such Exchange Note. A U.S. Holder's tax basis for determining gain or loss on the disposition or redemption of an Exchange Note will be the cost of such Exchange Note to such U.S. Holder, increased by the amount of any market discount includible in such U.S. Holder's gross income with respect to such Exchange Note, and decreased by the amount of any payments under the Note that are part of its stated redemption price at maturity and by the portion of any premium applied to reduce interest payments as described above. Such gain or loss will be capital gain or loss (except to the extent the gain represents market discount on the Exchange Note not previously included in gross income, to which extent such gain would be treated as ordinary income).

    Any gain or loss on the sale, redemption or other taxable disposition of a Note will be capital gain or loss, except to the extent of any accrued market discount. In the case of an individual U.S. Holder, such capital gain generally will be subject to a maximum federal tax rate of 20% if the individual has held the Note for more than one year and otherwise will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors in this regard. Payments on such disposition for accrued stated interest not previously included in income will be treated as ordinary interest income.

Purchase or Redemption of Exchange Notes

    Effect of Change of Control and Asset Sale. Upon a Change of Control, the Issuer is required to offer to redeem all outstanding Exchange Notes for a price equal to 101% of the principal amount thereof plus accrued and unpaid stated interest. See "Description of the Exchange Notes -- Redemption -- Optional Redemption." Under the Regulations, such a Change of Control redemption requirement will not affect the yield or maturity date of the Exchange Notes unless, based on all the facts and circumstances as of the issue date, it is significantly more likely than not that a Change of Control giving rise to the redemption will occur. Upon certain asset sales, the Issuer will be obligated to offer to repurchase the Exchange Notes at one hundred percent (100%) of the principal amount thereof plus accrued and unpaid interest to the date of redemption. The Issuer will not treat the Change of Control or the asset sale redemption provisions of the Exchange Notes as affecting the calculation of the yield to maturity of any Exchange Note.

    Optional Redemption. The Issuer, at its option, may redeem part or all of the Exchange Notes at any time on or after March 15, 2001, at the redemption prices set forth herein. In addition, if the Issuer consummates an Equity Offering on or before March 15, 2001, the Issuer may, at its option, use all or a portion of the proceeds from such Equity Offering to redeem up to thirty-five percent (35%) of the aggregate original principal amount of the Exchange Notes in the Offering at a redemption price equal to 112 7/8%, together with accrued and unpaid interest to the date of redemption; provided, however, that, after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Exchange Notes remains outstanding and the redemption occurs within 60 days after the consummation of such Equity Offering. See "Description of the Exchange Notes -- Redemption -- Optional Redemption." For purposes of determining whether the Exchange Notes are issued with any original issue discount, the Regulations generally provide that an issuer will be treated as exercising any such option if its exercise would lower the yield of the debt instrument. A redemption of the Exchange Notes at the optional redemption prices, however, would increase rather than decrease the effective yield of the debt instrument as calculated from the issue date.

    The Issuer does not currently intend to exercise any of the options described above with respect to the Notes. Should the Issuer exercise an option and redeem an Exchange Note, the U.S. Holder of the Exchange Note would be
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
required to treat any amount paid by the Issuer which exceeds the Note's then principal balance and all accrued and unpaid interest thereon as an amount received in exchange for the Exchange Note.

Information Reporting and Backup Withholding

    In general, information reporting requirements will apply to interest payments on the Notes made to U.S. Holders other than certain exempt recipients (such as corporations) and to proceeds realized by such holders on dispositions of the Exchange Notes. A 31% backup withholding tax will apply to such amounts only if the U.S. Holder: (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividend income, or (iv) fails under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a refund or as a credit against such holder's federal income tax liability, provided that the required information is furnished to the IRS. Furthermore, certain penalties may be imposed by the IRS on a U.S. Holder who is required to supply information but who does not do so in the proper manner. U.S. Holders of the Exchange Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A U.S. HOLDER'S PARTICULAR SITUATION. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF HOLDING AND DISPOSING OF THE EXCHANGE NOTES UNDER APPLICABLE STATE OR LOCAL LAWS. FOREIGN INVESTORS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO INVESTORS WHO ARE NOT U.S. PERSONS.

Non-U.S. Holders

    The following is a general discussion of certain U.S. federal tax consequences of the ownership and disposition of Exchange Notes applicable to beneficial owners that are Non-U.S. Holders ("Non-U.S. Holders") of the Exchange Notes. A "Non-U.S. Holder" is any person other than (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (v) a person whose income or gain with respect to the Note is otherwise subject to U.S. federal income tax on a net income basis. Subject to certain exceptions, an individual may be treated as a resident of the United States for federal income tax purposes if the individual is present in the United States for an aggregate of 183 days during the current and two preceding calendar years and for at least 31 days during the current calendar year. This discussion is for general information only and does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in view of their particular circumstances, nor does it address the effect of any applicable state and local or foreign tax law. Furthermore, this summary is based upon provisions of the Code, Regulations, rulings and pronouncements issued by the IRS and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect the Non-U.S. Holders of the Notes. The Issuer has not sought and will not seek any rulings from the IRS or opinions from counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Notes which are different from those discussed herein.

PROSPECTIVE FOREIGN INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE AND LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE NOTES.
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Payments of Interest from U.S. Sources

    Interest paid from U.S. sources on the Exchange Notes to a Non-U.S. Holder should qualify as "portfolio interest" on which no withholding of U.S. income tax is imposed, provided (a) the Non-U.S. Holder (i) does not own, actually or constructively 10% or more of the total combined voting power of all classes of stock of the Issuer, (ii) is not a controlled foreign corporation within the meaning of section 957(a) of the Code that is related directly or indirectly to the Issuer, (iii) is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its business and (iv) such amounts are not considered payments of "contingent interest" described in Section 871(h)(4) of the Code (relating primarily to interest based on or determined by reference to income, profits, cash flow, sales, dividends or other comparable attributes of the Issuer or a party related to the Issuer), and (b) the Issuer receives a statement that the beneficial owner of the Exchange Notes is a Non-U.S. Holder. Such statement is made on an IRS Form W-8, or a successor form, which is signed by the beneficial owner under penalties of perjury, certifies that the beneficial owner of the Exchange Notes is a Non-U.S. person and provides the name and address of the beneficial owner. Otherwise, interest paid from U.S. sources to a Non-U.S. Holder of Notes will be subject to the withholding of U.S. income tax at the rate of 30% of the gross amount of interest paid or a lower rate under an applicable income tax treaty.

    Interest paid from U.S. sources to a Non-U.S. Holder may also be exempt from U.S. federal withholding taxes provided such Non-U.S. Holder delivers (i) IRS Form 1001, or a successor form, signed by the Non-U.S. Holder of the Exchange Note or such Non-U.S. Holder's agent claiming exemption from or reduction of withholding under an applicable tax treaty, or (ii) IRS Form 4224, or a successor form, signed by the Non-U.S. Holder of the Exchange Note or such Non-U.S. Holder's agent claiming exemption from withholding tax on income effectively connected with the conduct of a trade or business within the United States; provided that, in any such case (x) the applicable form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold tax and (y) none of the persons receiving the form has actual knowledge that the Non-U.S. Holder is not a Non-U.S. Holder or that any certification on the form is false. Non-U.S. Holders that are classified as partnerships for U.S. federal income tax purposes but classified as corporations for non-United States tax purposes may, however, not be entitled to the benefits of an otherwise applicable tax treaty. In addition, a Non-U.S. Holder that is a corporation, may be subject to a branch profits tax equal to 30% or such lower rate as may be specified in an applicable tax treaty.

Sale, Redemption or Other Taxable Disposition of the Exchange Notes

    Generally, a Non-U.S. Holder of an Exchange Note will not be subject to U.S. federal income tax on any gain realized on the sale, redemption or other disposition of an Exchange Note unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-U.S. Holder or, under an applicable tax treaty, is attributable to a United States permanent establishment maintained by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of such sale and certain other requirements are met; or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain former citizens and residents of the United States.

Information Reporting and Backup Withholding

    The Issuer must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and any tax withheld with respect to, each Non-U.S. Holder. This information may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or information exchange agreement. U.S. backup withholding tax (which is a withholding tax imposed at the rate of 31% on certain payments to persons who
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
fail to furnish the information required under U.S. information reporting requirements) generally will not apply to interest paid on the Notes to a Non-U.S. Holder who has provided the Issuer (or its agent) with a Form W-8, or a successor form, provided the payor does not have actual knowledge that the payee is not a Non-U.S. person.

    Payment of the proceeds from a sale of the Exchange Notes to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. Payment of the proceeds from a sale of Notes to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding; however, if such broker is (i) a United States person, (ii) a "controlled foreign corporation", or (iii) a foreign person that derives 50% or more of its gross income from the conduct of a trade or business in the United States, such payment will be subject to information reporting (but currently not backup withholding, although the issue of whether backup withholding should apply is under consideration by the IRS) unless such broker has documentary evidence in its records that the owner is a Non-U.S. Holder and certain other conditions are met or the owner otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules will be credited against the Non-U.S. Holder's federal income tax liability, if any, or refunded, provided the required information is furnished to the IRS.

    THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A NON-U.S. HOLDER'S PARTICULAR SITUATION. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF HOLDING AND DISPOSING OF THE EXCHANGE NOTES UNDER APPLICABLE STATE OR LOCAL LAWS. FOREIGN INVESTORS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO INVESTORS WHO ARE NOT U.S. PERSONS.

                          BOOK-ENTRY; DELIVERY AND FORM

    The Certificates representing the Exchange Notes will be issued in fully registered form, without coupons and will be deposited with, or on behalf of, the Depositary, and registered in the name of Cede & Co., as the Depository's nominee, in the form of a global Exchange Note certificate (the "Global Certificate") or will remain in the custody of the Trustee.

    Except as set forth below, the Global Certificate may be transferred, in whole and not in part, only by the Depositary to its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor.

    The Issuers understand that the Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own securities held by the Depositary through Participants or indirect participants.

    Pursuant to procedures established by the Depositary (i) upon deposit of the Global Certificate, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Certificate and (ii) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interest on the Depository's participants), the Depository's Participants and the Depository's indirect participants.
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    The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer interests in the Global Certificate will be limited to such extent.

    So long as the nominee of the Depositary is the registered owner of the Global Certificate, such nominee will be considered the sole owner or holder of the Exchange Notes for all purposes under the Indenture. Except as provided below, the owners of interests in the Global Certificate will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of Exchange Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. As a result, the ability of a person having a beneficial interest in Exchange Notes represented by the Global Certificate to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect to such interest may be affected by the lack of a physical certificate evidencing such interest.

    Neither the Issuer, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such interests.

    Principal and interest payments on the Global Certificate registered in the name of the Depository's nominee will be made by the Issuers or through a paying agent to the Depository's nominee as the registered owner of the Global Certificate. Under the terms of the Indenture, the Issuers and the Trustee will treat the persons in whose names the Exchange Notes are registered as the owners of such Exchange Notes for the purpose of receiving payments of principal and interest on such Exchange Notes and for all other purposes whatsoever. Therefore, neither Abraxas, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Exchange Notes to owners of interests in the Global Certificate. The Depositary has advised Abraxas and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the account of the Participants with payments in amounts proportionate to their respective holdings in principal amount of interests in the Global Certificate as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of interests in the Global Certificate will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants or indirect participants.

    If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Abraxas within 90 calendar days, Abraxas will issue Exchange Notes in certificated form in exchange for the Global Certificate. In addition, Abraxas may at any time determine not to have the Exchange Notes represented by a Global Certificate, and, in such event, will issue Exchange Notes in certificated form in exchange for the Global Certificate. In either instance, an owner of an interest in the Global Certificate would be entitled to physical delivery of such Exchange Notes in certificated form. Exchange Notes so issued in certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only.

    Neither Abraxas nor the Trustee shall be liable for any delay by the Depositary or its nominee in identifying the beneficial owners or the related Exchange Notes, and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary or its nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

                       WHERE YOU CAN FIND MORE INFORMATION

    Abraxas has filed the Registration Statement regarding the Exchange Notes with the SEC. This Prospectus does not contain all of the information included in the Registration Statement. Any statement made in this Prospectus concerning the contents of any other document is not necessarily complete. If we have filed any other document as an exhibit to the Registration Statement, you should read the exhibit for a more complete understanding of the document or matter. Each statement regarding any other document does not necessarily contain all of the information important to you.


    Abraxas files annual, quarterly and special reports and other information with the SEC. You may read and copy any Abraxas files at the SEC's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Abraxas' SEC filings also are available to the public at the SEC's web site at http://www.sec.gov. The Indenture governing the Outstanding Notes and the Exchange Notes requires Abraxas to file reports and other information required to be filed under the Exchange Act with the SEC and provide such information to you, upon request, regardless of whether Abraxas is subject to the reporting requirements of the Exchange Act.



                                  LEGAL MATTERS

    Certain legal matters related to the Exchange Notes offered hereby are being passed upon for Abraxas by Cox & Smith Incorporated, San Antonio, Texas and Bennett Jones, Calgary, Alberta, Canada.

                                     EXPERTS

    The consolidated financial statements of Abraxas Petroleum Corporation at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of New Cache Petroleums Ltd. as of November 30, 1998 and for the year then ended included in this Offering Memorandum have been audited by Ernst & Young LLP, independent auditors.

    The historical reserve information prepared by DeGolyer and MacNaughton and McDaniel & Associates Consultants Ltd. included in this Prospectus has been included herein in reliance upon the authority of such firms as experts with respect to matters contained in such reserve report.

                              GLOSSARY OF TERMS

    Unless otherwise indicated in this Offering Memorandum, natural gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or NGLs.

    The following definitions shall apply to the technical terms used in this Offering Memorandum.

    "Bbl" means barrel or barrels.

    "Bcf" means billion cubic feet.

    "Bcfe" means billion cubic feet equivalent.

    "BOPD" means barrels of crude oil per day.

    "Charge" means an encumbrance, lien, claim or other interest in property securing payment or performance of an obligation.

    "DD&A" means depletion, depreciation and amortization.

    "Developed acreage" means acreage which consists of acres spaced or assignable to productive wells.

    "Development well" means a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extraction of proved crude oil or natural gas reserves.

    "Dry hole" means an exploratory or development well found to be incapable of producing either crude oil or gas in sufficient quantities to justify completion as a crude oil or natural gas well.

    "EBITDA" means earnings from continuing operations before income taxes, interest expense, DD&A and other non-cash charges.

    "Exploratory well" means a well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.

    "Gross" natural gas and crude oil wells or "gross" wells or acres is the number of wells or acres in which the Company has an interest.

    "LOE" means lease operating expenses and production taxes.

    "MBbl" means thousand barrels.

    "Mcf" means thousand cubic feet.

    "Mcfe" means thousand cubic feet equivalent.

    "MMBbls" means million barrels.

    "MMBTU" means million British Thermal Units.

    "MMBTUpd" means million British Thermal Units per day.

    "MMcf" means million cubic feet.

    "MMcfe" means million cubic feet equivalent.

    "MMcfpd" means million cubic feet per day.

    "n.m." means not meaningful.

    "Net" natural gas and crude oil wells or "net" acres are determined by multiplying "gross" wells or acres by the Company's working interest in such wells or acres.

    "NGL" means natural gas liquid.

    "NYMEX" means the New York Mercantile Exchange.

    "PV-10" means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the Securities and Exchange Commission.

    "Productive wells" mean producing wells and wells capable of production.

    "Proved reserves" or "reserves" means natural gas and crude oil, condensate and NGLs on a net revenue interest basis, found to be commercially recoverable.

    "Proved undeveloped reserves" includes those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

    "Service Well" is a well used for water injection in secondary recovery projects or for the disposal of produced water.

    "Undeveloped acreage" means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas, regardless whether or not such acreage contains proved reserves.

                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page
      Abraxas Petroleum Corporation and Subsidiaries
      Report of Independent Auditors...................................... F-2
      Consolidated Balance Sheets at December 31, 1997 and 1998........... F-3
      Consolidated  Statements of Operations for the years ended
        December 31, 1996, 1997 and 1998.................................. F-4
      Consolidated  Statements  of  Stockholders'  Equity  (Deficit)
        for the years ended December 31, 1996, 1997 and 1998.............. F-5
      Consolidated  Statements of Cash Flows for the years ended
        December 31, 1996, 1997 and 1998.................................. F-6
      Notes to Consolidated Financial Statements.......................... F-7
      New Cache Petroleums Ltd.
      Report of Independent Auditors...................................... F-28
      Balance Sheet at November 30, 1998.................................. F-29
      Statement of Loss and Retained  Earnings  (Deficiency)  for the
        year ended November 30, 1998...................................... F-30
      Statement of Cash Flows for the year ended November 30, 1998........ F-31
      Notes to Consolidated Financial Statements.......................... F-32

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Abraxas Petroleum Corporation

    We have audited the accompanying consolidated balance sheets of Abraxas Petroleum Corporation and Subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abraxas Petroleum Corporation and Subsidiaries at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                      ERNST & YOUNG LLP

San Antonio, Texas
March 17, 1999,
except for Note 2, as to which the date is March 27, 1999


                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                                                               December 31
                                                                             1997        1998
                                                                              (In thousands)
                                                                         ----------------------
Current assets:
  Cash ...............................................................   $   2,876    $  61,390
  Accounts receivable, less allowance for doubtful accounts:
    Joint owners .....................................................       2,149        3,337
    Oil and gas production sales .....................................      11,194        6,098
    Other ............................................................       1,259        1,070
                                                                         ---------    ---------
                                                                            14,602       10,505
  Equipment inventory ................................................         367          504
  Other current assets ...............................................         508          844
                                                                         ---------    ---------
        Total current assets .........................................      18,353       73,243
Property and equipment ...............................................     385,442      374,316
Less accumulated depreciation, depletion, and amortization ...........      74,597      165,867
                                                                         ---------    ---------
Net property and equipment  based on the full cost
    method of accounting for oil and gas  properties
    of which $11,519 and $10,675 at December 31, 1997
    and 1998, respectively, were excluded from amortization ..........     310,845      208,449
Deferred financing fees, net of accumulated  amortization
    of $1,540 and $2,911 at December 31, 1997 and 1998,
    respectively .....................................................       8,072        8,059
Other assets .........................................................       1,258        1,747
                                                                         ---------    ---------
        Total assets .................................................   $ 338,528    $ 291,498
                                                                         =========    =========
                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable ...................................................   $  17,120    $  10,499
  Oil and gas production payable .....................................       2,819        5,846
  Accrued interest ...................................................       4,622        5,522
  Income taxes payable ...............................................         164          160
  Other accrued expenses .............................................       2,732          527
                                                                         ---------    ---------
        Total current liabilities ....................................      27,457       22,554
Long-term debt:
  Credit facility ....................................................      31,500       15,700
  Senior notes .......................................................     215,000      277,471
  Other ..............................................................       2,117        6,527
                                                                         ---------    ---------
                                                                           248,617      299,698
Deferred income taxes ................................................      27,751       19,820
Minority interest in foreign subsidiary ..............................       4,813        9,672
Future site restoration ..............................................       3,077        3,276
Commitments and contingencies
Stockholders' equity (Deficit):
Convertible  preferred stock, 8%, authorized 1,000,000
    shares; -0- shares issued and outstanding ........................        --           --
Common stock, par value $.01 per share, authorized 50,000,000 shares;  issued 6,422,540 and 6,501,441 shares at
    December 31, 1997 and 1998, respectively .........................          63           65
  Additional paid-in capital .........................................      51,118       51,695
  Accumulated deficit ................................................     (19,185)    (103,145)
Treasury  stock, at cost, 53,023 and 171,015 shares at
    December 31, 1997 and 1998, respectively .........................        (281)      (1,167)
  Accumulated other comprehensive loss ...............................      (4,902)     (10,970)
                                                                         ---------    ---------
        Total stockholders' equity (deficit) .........................      26,813      (63,522)
                                                                         ---------    ---------
        Total liabilities and stockholders' equity (deficit) .........   $ 338,528    $ 291,498
                                                                         =========    =========

                                                        See accompanying notes.


                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Year Ended December 31
                                                           1996        1997         1998
                                                        ----------- -----------   ----------
                                                        (In thousands except per share data)
Revenue:
  Oil and gas production revenues ...................   $  25,749    $  65,826    $  54,263
  Gas processing revenues ...........................         600        3,568        3,159
  Rig revenues ......................................         139          334          469
  Other .............................................         165        1,203        2,193
                                                        ---------    ---------    ---------
                                                           26,653       70,931       60,084
Operating costs and expenses:
  Lease operating and production taxes ..............       5,858       14,881       16,841
  Gas processing costs ..............................         262        1,252        1,250
  Depreciation, depletion, and amortization .........       9,605       30,581       31,226
  Rig operations ....................................         169          296          521
  Proved property impairment ........................        --          4,600       61,224
  General and administrative ........................       1,933        4,171        5,522
                                                        ---------    ---------    ---------
                                                           17,827       55,781      116,584
                                                        ---------    ---------    ---------
Operating income (loss) .............................       8,826       15,150      (56,500)
Other (income) expense:
  Interest income ...................................        (254)        (320)        (805)
  Amortization of deferred financing fee ............         280        1,260        1,571
  Interest expense ..................................       6,241       24,620       30,848
  Other .............................................         373         (369)        --
                                                        ---------    ---------    ---------
                                                            6,640       25,191       31,614
                                                        ---------    ---------    ---------
Income (loss) before taxes and extraordinary item ...       2,186      (10,041)     (88,114)
Income tax expense (benefit):
  Current ...........................................         176          244          231
  Deferred ..........................................        --         (4,135)      (4,389)
Minority interest in income of consolidated foreign
  subsidiary ........................................          70          335            4
                                                        ---------    ---------    ---------
Income (loss) before extraordinary item .............       1,940       (6,485)     (83,960)
Extraordinary item:
  Debt extinguishment costs .........................   $    (427)   $    --      $    --
                                                        ---------    ---------    ---------
Net income (loss) ...................................       1,513       (6,485)     (83,960)
Less dividend requirement on cumulative
  preferred stock ...................................        (366)        (183)        --
                                                        ---------    ---------    ---------
 Net income (loss) applicable to common stock .......   $   1,147    $  (6,668)   $ (83,960)
                                                        =========    =========    =========
Earnings (loss) per common share:
  Income (loss) before extraordinary item ...........   $    0.27    $   (1.11)   $  (13.26)
  Extraordinary item ................................       (0.07)        --           --
                                                        ---------    ---------    ---------
          Net income (loss) per common share ........   $    0.20    $   (1.11)   $  (13.26)
                                                        =========    =========    =========
Earnings (loss) per common share-- assuming dilution:
  Income (loss) before extraordinary item ...........   $    0.23    $   (1.11)   $  (13.26)
  Extraordinary item ................................       (0.06)        --           --
                                                        ---------    ---------    ---------
Net income (loss) per common share assuming dilution    $    0.17    $   (1.11)   $  (13.26)
                                                        =========    =========    =========

                             See accompanying notes.

                                            ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                                  (In thousands except share amounts)

                                                                                                                Other
                                                                                                                Compre-
                                                                                                                hesnive
                                    Preferred Stock     Common Stock    Treasury Stock    Paid in   Accumulated  Income
                                     Shares  Amount   Shares    Amount  Shares   Amount   Capital    Deficit     (Loss)   Total
                                    --------------------------------------------------------------------------------------------
Balance at December 31, 1995........ 45,741   $ --   5,799,762   $ 58    2,571  $    (1) $ 50,914  $ (13,664) $   (244) $ 37,063
  Comprehensive income (loss):
    Net income......................     --     --          --     --       --       --        --      1,513        --     1,513
    Other comprehensive income:
      Change in unrealized holding
        loss on Securities..........     --     --          --     --       --       --        --         --       244       244
      Foreign currency translation
        adjustment                       --     --          --     --       --       --        --         --    (2,406)   (2,406)
                                     ------   ----    --------   ----  -------  -------  --------  ---------  --------  --------
  Comprehensive income (loss).......     --     --          --     --       --       --        --      1,513    (2,162)     (649)
  Issuance of common stock for
    compensation                         --     --       5,050     --   (2,500)       1        41         --        --        42
  Expenses paid related to private
    placement offering..............     --     --          --     --       --       --       (42)        --        --       (42)
  Options exercised.................     --     --       2,000     --       --       --        13         --        --        13
  Treasury stock purchased..........     --     --          --     --   74,640     (405)       --         --        --      (405)
  Dividend on preferred stock.......     --     --          --     --       --       --        --       (366)       --      (366)
                                     ------   ----    --------   ----  -------  -------  --------  ---------  --------  --------
Balance at December 31, 1996........ 45,741   $ --   5,806,812   $ 58   74,711  $  (405) $ 50,926  $ (12,517) $ (2,406) $ 35,656
  Comprehensive income (loss):
    Net loss........................     --     --          --     --       --       --        --     (6,485)       --    (6,485)
    Other comprehensive income:
      Foreign currency translation
        adjustment                       --     --          --     --       --       --        --         --    (2,496)   (2,496)
                                     ------   ----    --------   ----  -------  -------  --------  ---------  --------  --------
  Comprehensive income (loss).......     --     --          --     --       --       --        --     (6,485)   (2,496)   (8,981)
  Issuance of common stock
    for compensation                     --     --       7,735     --  (21,688)     124       186                   --       310
  Conversion of preferred stock
    into common stock...............(45,741)    --     508,183      5       --       --        (5)        --        --        --
  Options exercised.................     --     --       2,000     --       --       --        11         --        --        11
  Dividend on preferred stock.......     --     --          --     --       --       --        --       (183)       --      (183)
  Warrants exercised................     --     --      97,810     --       --       --        --         --        --        --
                                     ------   ----    --------   ----  -------  -------  --------  ---------  --------  --------
Balance at December 31, 1997........     --   $ --   6,422,540   $ 63   53,023  $  (281) $ 51,118  $ (19,185) $ (4,902) $ 26,813
  Comprehensive income (loss):
    Net loss........................                                                                 (83,960)            (83,960)
    Other comprehensive income:
      Foreign currency translation
         adjustment.................                                                                            (6,067)   (6,067)
                                                                                                                         --------
  Comprehensive income (loss).......                                                                                     (90,027)
  Issuance of common stock for
    compensation....................                     4,838         (18,263)      94       114                            207
  Purchase of treasury stock........                                   136,255     (980)                                    (980)
  Options exercised.................                     3,000                                 16                             16
  Issuance  of common  stock for
    acquisition of oil and gas                          71,063      2                         447                            449
    properties......................
                                     ------   ----    --------   ----  -------  -------  --------  ---------  --------  --------
Balance at December 31, 1998........     --   $ --    6,501,441  $ 65  171,015  $(1,167) $ 51,695  $(103,145) $(10,970) $(63,522)
                                     ======   ====    =========  ====  =======  =======  ========  =========  ========  ========

                                                        See accompanying notes.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   Year Ended December 31
                                                               1996         1997        1998
                                                            -----------  ----------  ----------
                                                                       (In thousands)
Operating Activities
Net income (loss) ........................................   $   1,513    $  (6,485)   $ (83,960)
Adjustments  to reconcile net income (loss)
  to net cash provided by operating activities:
  Minority interest in income of foreign subsidiary ......          70          335            4
  Depreciation, depletion, and amortization ..............       9,605       30,581       31,226
  Proved property impairment .............................        --          4,600       61,224
  Deferred income tax benefit ............................        --         (4,135)      (4,389)
  Amortization of deferred financing fees ................         280        1,260        1,571
  Issuance of common stock for compensation ..............          42          310          207
  Loss on marketable securities ..........................         235         --           --
  Net loss from debt restructurings ......................         427         --           --
  Changes in operating assets and liabilities:
    Accounts receivable ..................................      (6,013)        (444)       4,739
    Equipment inventory ..................................         (82)          76         (137)
    Other assets .........................................        (133)        (325)        (468)
    Accounts payable and accrued expenses ................       7,009       10,402       (5,770)
    Oil and gas production payable .......................         591          466          598
                                                             ---------    ---------    ---------
Net cash provided by operating activities ................      13,544       36,641        4,845
Investing Activities
Capital expenditures, including purchases
  and development of properties ..........................     (87,793)     (84,111)     (57,412)
Payment for purchase of CGGS, net of cash acquired .......     (85,362)        --           --
Proceeds from sale of oil and gas properties and equipment
  inventory ..............................................         242        9,606       59,389
Proceeds from sale of marketable securities ..............         335         --           --
                                                             ---------    ---------    ---------
Net cash (used) provided by investing activities .........    (172,578)     (74,505)       1,977
Financing Activities
Preferred stock dividends ................................        (366)        (183)        --
Issuance of common stock, net of expenses ................         (29)          11        3,926
Purchase of treasury stock, net ..........................        (405)        --           (979)
Proceeds from long-term borrowings .......................     305,400       33,620       83,691
Payments on long-term borrowings .........................    (131,969)        --        (32,433)
Deferred financing fees ..................................      (9,688)        (123)      (1,688)
Other ....................................................          87         --           --
                                                             ---------    ---------    ---------
Net cash provided by financing activities ................     163,030       33,325       52,517
                                                             ---------    ---------    ---------
Increase (decrease) in cash ..............................       3,996       (4,539)      59,339
                                                             ---------    ---------    ---------
Effect of exchange rate changes on cash ..................        --         (1,005)        (825)
                                                             ---------    ---------    ---------
Increase (decrease) in cash ..............................       3,996       (5,544)      58,514
Cash at beginning of year ................................       4,384        8,380        2,876
                                                             ---------    ---------    ---------
Cash at end of year ......................................   $   8,380    $   2,836    $  61,390
                                                             =========    =========    =========
Supplemental Disclosures
Supplemental disclosures of cash flow information:
  Interest paid ..........................................   $   3,863    $  24,170    $  30,362
                                                             =========    =========    =========

   Supplemental schedule of noncash investing and financing activities:
     During 1996, the Company purchased all of the capital stock of CGGS Canadian Gas Gathering Systems, Inc. for $85,362,000, net of cash acquired. In conjunction with the acquisition, liabilities assumed were as follows (in thousands):
       Fair value of assets acquired................. $123,970
       Cash paid for the capital stock...............  (85,362)
                                                      --------
       Liabilities assumed........................... $ 38,608
                                                      ========

                             See accompanying notes.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1997, and 1998

1. Organization and Significant Accounting Policies

Nature of Operations

    Abraxas Petroleum Corporation (the Company or Abraxas) is an independent energy company engaged in the exploration for and the acquisition, development, and production of crude oil and natural gas primarily along the Texas Gulf Coast, in the Permian Basin of western Texas, and in Canada and the processing of natural gas primarily in Canada. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that it is reasonably possible that estimates of proved crude oil and natural gas revenues could significantly change in the future.

Concentration of Credit Risk

    Financial instruments which potentially expose the Company to credit risk consist principally of trade receivables, interest rate and crude oil and natural gas price swap agreements. Accounts receivable are generally from companies with significant oil and gas marketing activities. The Company performs ongoing credit evaluations and, generally, requires no collateral from its customers.

Equipment Inventory

    Equipment inventory principally consists of casing, tubing, and compression equipment and is carried at the lower of cost or market.

Oil and Gas Properties

    The Company follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. The Company does not capitalize internal costs. Depreciation, depletion, and amortization (DD&A) of capitalized crude oil and natural gas properties and estimated future development costs, excluding unevaluated, unproved properties, are based on the unit-of-production method based on proved reserves. Net capitalized costs of crude oil and natural gas properties, less related deferred taxes, are limited, by country, to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on unescalated discounted at 10 percent, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. Excess costs are charged to proved property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

    Unevaluated properties not currently being amortized included in oil and gas properties were approximately $11,519,000 and $10,675,000 at December 31, 1997 and 1998, respectively. The properties represented by these costs were undergoing exploration activities or are properties on which the Company intends to commence activities in the future. The Company believes that the unevaluated properties at December 31, 1998 will be substantially evaluated in six to thirty-six months and it will begin to amortize these costs at such time.

Other Property and Equipment

    Other property and equipment are recorded on the basis of cost. Depreciation of gas gathering and processing facilities and other property and equipment is provided over the estimated useful lives using the straight-line method. Major renewals and betterments are recorded as additions to the property and equipment accounts. Repairs that do not improve or extend the useful lives of assets are expensed.

Hedging

    The Company periodically enters into contracts to hedge the risk of future crude oil and natural gas price fluctuations. Such contracts may either fix or support crude oil and natural gas prices or limit the impact of price fluctuations with respect to the Company's sales of crude oil and natural gas. Gains and losses on such hedging activities are recognized in oil and gas production revenues when hedged production is sold.

Stock-Based Compensation

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("Statement 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Foreign Currency Translation

    The functional currency for the Company's Canadian operations is the Canadian dollar. The Company translates the functional currency into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted average rate for the period on the statement of operations. Translation adjustments are reflected as Accumulated Other Comprehensive Income (Loss) in Stockholders' Equity (Deficit).

Fair Value of Financial Instruments

    The Company includes fair value information in the notes to consolidated financial statements when the fair value of its financial instruments is materially different from the book value. The Company assumes the book value of those financial instruments that are classified as current approximates fair value because of the short maturity of these instruments. For noncurrent financial instruments, the Company uses quoted market prices or, to the extent that there are no available quoted market prices, market prices for similar instruments.

Restoration, Removal and Environmental Liabilities

    The estimated costs of restoration and removal of major processing facilities are accrued on a straight-line basis over the life of the property. The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted, future estimated costs under existing regulatory requirements and using existing technology. F-8

Revenue Recognition

    The Company recognizes crude oil and natural gas revenue from its interest in producing wells as crude oil and natural gas is sold from those wells net of royalties. Revenue from the processing of natural gas is recognized in the period the service is performed.

Deferred Financing Fees

    Deferred financing fees are being amortized on a level yield basis over the term of the related debt.

Federal Income Taxes

    The Company records income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Reclassifications

    Certain balances for 1996 and 1997 have been reclassified for comparative purposes.

2. Liquidity

    The Company's operating results have been adversely effected by the decline in prices of crude oil and natural gas during 1998. In addition, the Company has significant interest payments due on its Series D Notes in May and November 1999. As a result of these conditions, the Company has issued $63.5 million of debt securities ("Senior Notes") in March 1999. The Senior Notes are secured by substantially all of the Company's crude oil and natural gas properties and natural gas processing facilities and the shares of Grey Wolf owned by the Company and bear interest at 12 7/8%, payable semi-annually on March 15 and September 15, commencing September 15, 1999. The Senior Notes will mature in 2003. Proceeds from the Senior Notes will be used to pay-off the Company's existing Credit Facility, pay-off approximately $10 million of debt assumed in connection with the Company's acquisition of New Cache in January 1999 with the remainder being used for general corporate purposes.

    The Company has implemented a number of measures to conserve its cash resources, including postponement of exploration and development projects. However, while these measures will help conserve the Company's cash resources in the near term, they will also limit the Company's ability to replenish its depleting reserves, which could negatively impact the Company's operating cash flow and results of operations in the future.

3. Acquisitions and Divestitures

Pacalta Properties Acquisition

    In October 1997, Canadian Abraxas Petroleum Limited (Canadian Abraxas), a wholly owned subsidiary of the Company, and Grey Wolf Exploration, Inc. (Grey
Wolf) completed the acquisition of the Canadian assets of Pacalta Resources Ltd. (Pacalta Properties) for approximately $14,000,000 (CDN$20,000,000) and four million Grey Wolf special warrants valued at approximately $1,375,000. Canadian Abraxas acquired an approximate 92% interest in the Pacalta Properties, and Grey Wolf acquired an approximate 8% interest. In July 1998, Grey Wolf acquired the remaining interest in the Pacalta Properties from Canadian Abraxas.

    The acquisition was accounted for as a purchase, and the purchase price was allocated to the crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed through an advance from the Company with funds which were obtained through borrowings under the Company's Credit Facility. Results of operations from the Pacalta Properties have been included in the consolidated financial statements since October 1997.

CGGS Acquisition

    In November 1996, the Company, through its wholly owned subsidiary, Canadian Abraxas purchased 100% of the outstanding capital stock of CGGS Canadian Gas Gathering Systems Inc. (CGGS) for approximately $85,500,000, net of the CGGS cash acquired and including transaction costs. CGGS owns producing oil and gas properties in western Canada and adjacent gas gathering and processing facilities as well as undeveloped leasehold properties. Immediately after the purchase, CGGS was merged with and into Canadian Abraxas. The acquisition was accounted for as a purchase and the purchase price was allocated to the assets and liabilities based on estimated fair values. The transaction was financed by a portion of the proceeds from the offering of $215,000,000 of Series A Notes. Results of operations from Canadian Abraxas have been included in the consolidated financial statements since November 1996.

Wyoming Properties Acquisition and Divestiture

    In September 1996, the Company acquired interests in certain producing crude oil and natural gas properties located in the Wamsutter area of southwestern Wyoming (the Wyoming Properties) from Enserch Exploration, Inc. for $47,500,000. The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed through borrowings under the Company's bridge facility referred to in Note 4. Results of operations from the Wyoming Properties have been included in the consolidated financial statements since September 1996.

    In November 1998, the Company sold its interest in the Wyoming Properties to Abraxas Wamsutter L.P. a Texas limited partnership (the "Partnership") for approximately $58.6 million and a minority equity ownership in the Partnership. A subsidiary of the Company, Wamsutter Holdings, Inc. a Wyoming corporation, (the "General Partner"), will initially own a one percent interest and act as General Partner of the Partnership. After certain payback requirements are satisfied, the Company's interest will increase to 35% initially and could increase to as high as 65%. The Company will also receive a management fee and reimbursement of certain overhead costs from the Partnership.

Portilla and Happy Fields Acquisition

    In March 1996, the Company sold all of its interest in its Portilla and Happy Fields to an unrelated purchaser (Purchaser or Limited Partner). Simultaneously with this sale, the Limited Partner also acquired the 50% overriding royalty interest in the Portilla Field owned by the Commingled Pension Trust Fund Petroleum II, the trustee of which is Morgan Guaranty Trust Company of New York (Pension Fund). In connection with the purchase of both the Company's interest in the Portilla and Happy Fields and the Pension Fund's interest in the Portilla Field (together, the Portilla and Happy Properties), the Limited Partner obtained a loan (Bank Loan) secured by the Properties and contributed the Properties to Portilla-1996, L.P., a Texas limited partnership (Partnership). A subsidiary of the Company, Portilla-Happy Corporation (Portilla-Happy), was the general partner of the Partnership. The aggregate purchase price received by the Company was $17,600,000, of which $2,000,000 was used to purchase a minority interest in the Partnership.

    In November 1996, the Company closed an agreement with the Limited Partner and certain noteholders (Noteholders) of the Partnership, pursuant to which the Company obtained the Limited Partner's interest in the Partnership and the Noteholders' notes in the aggregate principal amount of $5,920,000 (Notes), resulting in the Company's owning, on a consolidated basis, all of the equity interests in the Partnership. The aggregate consideration paid to the Limited Partner and the Noteholders was $6,961,000. The Company also paid off the Bank Loan which had an outstanding principal balance of approximately $20,051,000, and assumed a crude oil and natural gas price swap agreement.

    As a result of obtaining the Limited Partner's interest in the Partnership, the Company reacquired those interests in the Portilla and Happy Fields which it previously owned, as well as the interest in the Portilla Field previously owned by the Pension Fund. The Company has included in its balance sheet the amount previously removed from oil and gas properties in connection with the sale of its interest in the Portilla and Happy Fields during the quarter ended March 31, 1996, as well as the amount of the purchase price paid for the Pension Fund's interest in the Portilla Field, and all development drilling expenditures incurred on the properties, less the amount of DD&A related to the properties from the formation of the Partnership through the closing of the transaction. The purchase was financed by a portion of the proceeds from the offering of the Senior Notes. The Company recorded its share of the net loss of the Partnership from March 1996 to November 1996 of $513,000. The Company also assumed and wrote off the remaining deferred financing fees and organization costs of the Partnership. Gross revenues and expenses from both the Company's original interest in the Portilla and Happy Fields as well as the interest in the Portilla Field previously owned by the Pension Fund have been included in the consolidated financial statements since November 1996.

Grey Wolf Acquisition

    In January 1996, the Company made a $3,000,000 investment in Grey Wolf Exploration Ltd. (Grey Wolf), a privately-held Canadian corporation, which, in turn, invested these proceeds in newly-issued shares of Cascade, an Alberta, Canada corporation whose common shares are traded on The Alberta Stock Exchange. The acquisition was accounted for as a purchase and the purchase price was allocated to the assets and liabilities based on the fair values. Results of operations of Cascade have been included in the consolidated financial statements since January 1996. During 1997, Cascade acquired 100% of the common stock of Grey Wolf in exchange for the issuance of additional Cascade common shares to the Grey Wolf shareholders and the cancellation of the common shares of Cascade held by Grey Wolf. This transaction resulted in the share ownership of Cascade previously held by Grey Wolf being passed to the Grey Wolf shareholders, and Grey Wolf was merged into Cascade.

East White Point and Stedman Island Fields Acquisition

    In November 1996, the Company obtained a release of the 50% overriding royalty interest in the East White Point Field in San Patricia County, Texas and the Stedman Island Field in Nueces County, Texas from the Pension Fund for $9,271,000 before adjustment for accrual of net revenue to closing. The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed through proceeds of the sale of the Senior Notes. Results of operations from these properties have been included in the consolidated financial statements since November 1, 1996. The Company recorded the net purchase price of approximately $9,271,000 to its oil and gas properties.

4. Property and Equipment

    The major components of property and equipment, at cost, are as follows:

                                              Estimated
                                             Useful Life    1997         1998
                                             -----------   -------------------
                                               Years         (In thousands)

      Land, buildings, and improvements.....     15        $    291   $    309
      Crude oil and natural gas properties..    --          344,199    335,207
      Natural gas processing plants.........     18          39,113     36,583
      Equipment and other...................      7           1,839      2,217
                                                          ---------  ---------
                                                           $385,442   $374,316
                                                          =========  =========

5. Long-Term Debt

    Long-term debt consists of the following:
                                                                    December 31
                                                                 1997         1998
                                                                -------------------
                                                                   (In thousands)

     11.5% Senior Notes due 2004, Series B (see below) ......   $215,000   $274,000
     Unamortized premium on Series D Notes ..................       --        3,471
       Credit  facility due to Bankers Trust Company, ING
        Capital and Union Bank of California (see below) ....     31,500     15,700
     Credit facility due to a Canadian bank, providing  for
        borrowings to approximately $11,630,000 at the bank's
        prime rate plus .125%, 6.20% at December 31, 1998 ...      2,096      6,515
     Other ..................................................         21         12
                                                                --------   --------
                                                                 248,617    299,698
     Less current maturities ................................       --         --
                                                                --------   --------
                                                                $248,617   $299,698
                                                                ========   ========

    On November 14, 1996, the Company and Canadian Abraxas completed the sale of $215,000,000 aggregate principal amount of Senior Notes due November 1, 2004, Series A (Series A Notes). In January 1997, the Series A Notes were exchanged for Series B Notes, which have been registered under the Securities Act of 1933 (Series B Notes). In January 1998, the Company and Canadian Abraxas completed the sale of $60,000,000 aggregate principal amount of Senior Notes due November 1, 2004, Series C (Series C Notes). The Company and Canadian Abraxas sold the Series C Notes at a premium of $4,050,000 which will be amortized over the life of the Series C Notes resulting in an effective rate of interest of 10.5%. The net proceeds, after deducting estimated offering costs, were $62,750,000, $33,400,000 of which was used to repay outstanding indebtedness under the Credit Facility, except for $100,000 which remained outstanding with the remainder used for general corporate purposes. In June 1998, the Series B Notes and Series C Notes were exchanged for the Series D Notes, which have been registered under the Securities Act of 1933. Interest at 11.5% is payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 1997. The Series D Notes are general unsecured obligations of the Company and Canadian Abraxas and rank pari passu in right of payment to all future subordinated indebtedness of the Company and Canadian Abraxas. The Series D Notes are, however, effectively subordinated in right of payment to all existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Company and Canadian Abraxas are joint and several obligors on the Series D Notes. The Series D Notes are redeemable, in whole or in part, at the option of the Company and Canadian Abraxas on or after November 1, 2000, at the redemption price of 105.75% through October 31, 2001, 102.87% through October 31, 2002 and 100.00% thereafter plus accrued interest. In addition, any time on or prior to November 1, 1999, the Company and Canadian Abraxas may redeem up to 35% of the aggregate principal amount of the Series D Notes originally issued with the cash proceeds of one or more equity offerings at a redemption price of 111.5% of the aggregate principal amount of the Series D Notes to be redeemed plus accrued interest, provided, however, that after giving effect to such redemption, at least 65% of the aggregate principal amount of Series D Notes remains outstanding. The Series D Notes were issued under the terms of an Indenture dated January 27, 1998 (the Series D Indenture) that contains, among others, certain covenants which generally limit the ability of the Company to incur additional indebtedness other than specific indebtedness permitted under the Series D Indenture, including the Credit Facility discussed below, provided however, if no event of default is continuing, the Company may incur indebtedness if after giving pro forma effect to the incurrence of such debt both the Company's consolidated earnings before interest, taxes, depletion and amortization (EBITDA) coverage ratio would be greater than 2.25 to 1.0 if prior to November 1, 1997, and at least equal to 2.5 to 1.0 thereafter, and the Company's adjusted consolidated net tangible assets, as defined, are greater than 150% of the aggregate consolidated indebtedness of the Company or the Company's adjusted consolidated net tangible assets are greater than 200% of the aggregate consolidated indebtedness of the Company. The Series D Indenture also contains other covenants affecting the Company's ability to pay dividends on its common stock, sell assets and incur liens.

    On September 30, 1996, the Company entered into a credit facility with Bankers Trust Company (BTCo) and ING Capital (together the Lenders), providing a bridge facility in the total amount of $90,000,000 and borrowed $85,000,000 which was used to repay all amounts due under its previous credit agreement and to finance the purchase of the Wyoming Properties.

    On November 14, 1996, the Company repaid all amounts outstanding under the bridge facility with proceeds from the offering of $215,000,000 of Series A Notes described above and entered into an amended and restated credit agreement (Credit Facility) with the Lenders and Union Bank of California. On October 14, 1997, the Company amended the Credit Facility to provide for a revolving line of credit with an availability of $40,000,000, subject to a borrowing base condition. At December 31, 1997 and 1998, $31,500,000 and $15,700,000 were outstanding under the Credit Facility.

    Commitments available under the Credit Facility are subject to borrowing base redeterminations to be performed semi-annually and, at the option of each of the Company and the Lenders, one additional time per year. Amounts due under the Credit Facility will be secured by the Company's oil and gas properties and plants. Any outstanding principal balance in excess of the borrowing base will be due and payable in three equal monthly payments after a borrowing base redetermination. The borrowing base will be determined in the agent's sole discretion, subject to the approval of the Lenders, based on the value of the Company's reserves as set forth in the reserve report of the Company's independent petroleum engineers, with consideration given to other assets and liabilities.

    The Credit Facility has an initial revolving term of two years and a reducing period of three years from the end of the initial two-year period. The commitment under the Credit Facility will be reduced during such reducing period by eleven equal quarterly reductions. Quarterly reductions will equal 8.2% per quarter with the remainder due at the end of the three-year reducing period.

    The applicable interest rate charged on the outstanding balance of the Credit Facility is based on a facility usage grid. If the borrowings under the Credit Facility represent an amount less than or equal to 33.3% of the available borrowing base, then the applicable interest rate charged on the outstanding balance will be either (a) an adjusted rate of the London Inter-Bank Offered Rate ("LIBOR") plus 1.25% or (b) the prime rate of the agent (which is based on the agent's published prime rate) plus 0.50%. If the borrowings under the Credit Facility represent an amount greater than or equal to 33.3% but less than 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 1.75% or (b) the prime rate of the agent plus 0.50%. If the borrowings under the Credit Facility represent an amount greater than or equal to 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 2.00% or (b) the prime rate of the agent plus 0.50%. LIBOR elections can be made for periods of one, three or six months. The interest rate at December 31, 1998 was 6.57%.

    The Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to (i) incur certain indebtedness or guarantee obligations, (ii) prepay other indebtedness including the Notes, (iii) make investments, loans or advances, (iv) create certain liens, (v) make certain payments, dividends and distributions, (vi) merge with or sell assets to another person or liquidate, (vii) sell or discount receivables, (viii) engage in certain intercompany transactions and transactions with affiliates, (ix) change its business, (x) experience a change of control and (xi) make amendments to its charter, by-laws and other debt instruments. In addition, under the Credit Facility the Company is required to comply with specified financial ratios and tests, including minimum debt service coverage ratios, maximum funded debt to EBITDA tests, minimum net worth tests and minimum working capital tests. The Company is obligated to pay the Lenders on a quarterly basis a commitment fee of 0.50% per annum on the average unused portion of the commitment in effect from time to time. The Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control. As of December 31, 1998, the Company was not in compliance with the EBITDA to interest expense ratio requirement under the Credit Facility. This Credit Facility, however, was fully redeemed with proceeds from the Company's issuance of the Senior Secured Notes on March 26, 1999 as discussed in Note 2. Should crude oil prices continue to decline, a further write-down of the Company's oil and gas properties may be required (see Note 16).

    The Company's principal source of funds to meet debt service and capital requirements is net cash flow provided by operating activities, which is sensitive to the prices the Company receives for its crude oil and natural gas. The Company periodically enters into hedge agreements to reduce its exposure to price risk in the spot market for natural gas. However, a substantial portion of the Company's production will remain subject to such price risk. Additionally, significant capital expenditures are required for drilling and development, and other equipment additions. The Company believes that cash provided by operating activities and other financing sources, including, if necessary, the sale of certain assets and additional long-term debt, will provide adequate liquidity for the Company's operations, including its capital expenditure program, for the next twelve months. No assurance, however, can be given that the Company's cash flow from operating activities will be sufficient to meet planned capital expenditures and debt service in the future. Should the Company be unable to generate sufficient cash flow from operating activities to meet its obligations and make planned capital expenditures, the Company could be forced to reduce such expenditures, sell assets or be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that such refinancing would be possible or that any additional financing could be obtained.

    During 1996, 1997 and 1998, the Company capitalized $465,000, $966,000 and $414,000 of interest expense, respectively.

    The fair value of the Series D Notes was approximately $212,350,000 as of December 31, 1998. The fair values of the credit facilities approximate their carrying values as of December 31, 1998. The Company has approximately $1,980,000 of standby letters of credit and a $30,000 performance bond open at December 31, 1998. Approximately $30,000 of cash is restricted and in escrow related to certain of the letters of credit and bond.

6. Stockholders' Equity

Common Stock

    In 1994, the Board of Directors adopted a Stockholders' Rights Plan and declared a dividend of one Common Stock Purchase Right (Rights) for each share of common stock. The Rights are not initially exercisable. Subject to the Board of Directors' option to extend the period, the Rights will become exercisable and will detach from the common stock ten days after any person has become a beneficial owner of 20% or more of the common stock of the Company or has made a tender offer or exchange offer (other than certain qualifying offers) for 20% or more of the common stock of the Company.

    Once the Rights become exercisable, each Right entitles the holder, other than the acquiring person, to purchase for $20 one-half of one share of common stock of the Company having a value of four times the purchase price. The Company may redeem the Rights at any time for $.01 per Right prior to a specified period of time after a tender or exchange offer. The Rights will expire in November 2004, unless earlier exchanged or redeemed.

Treasury Stock

    In March 1996, the Board of Directors authorized the purchase in the open market of up to 500,000 shares of the Company's outstanding common stock, the aggregate purchase price not to exceed $3,500,000. During the year ended December 31, 1998 the Company purchased 136,255 shares of its common stock at a cost of $980,000, which were recorded as treasury stock.

7. Stock Option Plans and Warrants

Stock Options

    The Company grants options to its officers, directors, and key employees under various stock option and incentive plans.

    The Company's various stock option plans have authorized the grant of options to management personnel and directors for up to approximately 1,395,000 shares of the Company's common stock. All options granted have ten year terms and vest and become fully exercisable over four years of continued service at 25% on each anniversary date. At December 31, 1998 approximately 279,000 options remain available for grant.

    Pro forma information regarding net income (loss) and earnings (loss) per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, 1997, and 1998, respectively: risk-free interest rates of 6.25%, 6.25% and 6.25%, respectively; dividend yields of -0-%; volatility factors of the expected market price of the Company's common stock of .383, .529 and .667, respectively; and a weighted-average expected life of the option of six years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings (loss) per share information):

                                                    1996     1997      1998
                                                  --------  -------   -------
                                                           (In thousands)
   Pro forma net income (loss).................   $ 1,250   $(7,325)  $ (85,619)
   Pro forma net income (loss) per common share $ .15 $ (1.25) $ (13.52) Pro forma net income (loss) per common
     share assuming dilution...................   $   .13   $  (1.25) $  (13.52)

    A summary of the Company's stock option activity, and related information for the years ended December 31, follows:

                                          1996                           1997                          1998
                               ----------------------------   ---------------------------   ----------------------------
                                Options    Weighted-Average    Options   Weighted-Average    Options    Weighted-Average
                                 (000s)     Exercise Price     (000s)     Exercise Price     (000s)      Exercise Price
                               --------    ----------------   ---------  ----------------    -------    ----------------
Outstanding - beginning of
   year...................       219             $ 6.71(1)      551           $  6.63          834           $ 8.27
Granted...................       358               6.58         285             11.26          792             7.37
Exercised.................        (2)              6.75          (2)             5.50           (3)            5.33
Forfeited.................       (24)              9.21          --                --          (51)            7.39
                                 ---                            ---                           ----
Outstanding -- end of year.
                                 551             $ 6.63         834           $  8.27         1,572          $ 7.33
                                 ===                            ===                           =====
Exercisable at end of year...     93             $ 6.65         222           $  6.66          501           $ 6.71
                                 ===                            ===                           ====
Weighted-average  fair  value
   of options  granted during
   the year...............                       $ 3.46                       $  8.00                        $ 5.15
----------

(1) In March 1996, the Company amended the exercise price to $6.75 per share on all previously issued options with an exercise price greater than $6.75 per share. In March 1998, the Company amended the exercise price to $7.44 per share on all options with an existing exercise price greater than $7.44.

    Exercise prices for options outstanding as of December 31, 1998 ranged from $5.00 to $8.75. The weighted-average remaining contractual life of those options is 8.9 years.

Stock Awards

    In addition to stock options granted under the plans described above, the Long-Term Incentive Plan also provides for the right to receive compensation in cash, awards of common stock, or a combination thereof. In 1996, 1997, and 1998, the Company made direct awards of common stock of 1,000 shares, 14,748 shares and 18,263 shares, respectively, at weighted average fair values of $5.00, $10.75 and $5.13 per share, respectively.

    The Company also has adopted the Restricted Share Plan for Directors which provides for awards of common stock to nonemployee directors of the Company who did not, within the year immediately preceding the determination of the director's eligibility, receive any award under any other plan of the Company. In 1996, 1997, and 1998, the Company made direct awards of common stock of 4,050 shares, 7,235 shares and 4,838 shares, respectively, at weighted average fair values of $6.25, $9.87 and $14.75 per share, respectively.

    During 1996, the Company's stockholders approved the Abraxas Petroleum Corporation Director Stock Option Plan (Plan), which authorizes the grant of nonstatutory options to acquire an aggregate of 104,000 common shares to those persons who are directors and not officers of the Company. During 1996, each of the seven eligible directors was granted an option to purchase 8,000 common shares at $6.75. These options are included in the above table. No options were granted during 1997, during 1998 each of the seven eligible directors were granted an option to purchase 2,000 common shares at $7.44 and 3,000 common shares at $5.56. An additional option was granted to an eligible director to purchase 4,000 common shares at $7.44.

Stock Warrants

    In connection with an amendment to one of the Company's previous credit agreements, the Company granted stock warrants to the lender covering 424,000 shares of its common stock at an average price of $9.79 a share. The warrants are exercisable in whole or in part through December 1999 and are nontransferable without the consent of the Company. During 1997, the lender exercised 212,000 of its warrants on a cashless basis and was issued 97,810 shares of the Company's common stock.

    Additionally, warrants to purchase 13,500 shares of the Company's common stock at $7.00 per share remain outstanding from previous grants.

    At December 31, 1998, the Company has approximately 5,036,000 shares reserved for future issuance for conversion of its stock options, warrants, Rights, and incentive plans for the Company's directors and employees.

8. Income Taxes

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                   December 31
                                                        1997            1998
                                                     ----------    -----------
                                                          (In thousands)

     Deferred tax liabilities:
       U.S. full cost pool......................      $  3,444        $     --
       Canadian full cost pool..................        27,684          19,753
       State taxes..............................            67              67
       Other....................................           103              14
                                                      --------        --------
               Total deferred tax liabilities...        31,298          19,834
     Deferred tax assets:
       U.S. full cost pool......................            --          15,803
       Depletion................................           930           1,075
       Net operating losses.....................         8,520          15,841
       Other....................................            12             117
                                                      --------        --------
               Total deferred tax assets........         9,462          32,836
     Valuation allowance for deferred tax assets        (5,915)        (32,822)
                                                      --------        --------
               Net deferred tax assets..........         3,547              14
                                                      --------        --------
               Net deferred tax liabilities.....      $ 27,751        $ 19,820
                                                      ========        ========

    Significant components of the provision (benefit) for income taxes are as follows:

                                           1997        1998
                      Current:
                        Federal.....     $     --    $     --
                        State.......           --          --
                        Foreign.....          244         231
                                         --------    --------
                                         $    244    $    231
                                         ========    ========
                      Deferred:
                        Federal.....     $     --    $     --
                        State.......           --          --
                        Foreign.....       (4,135)     (4,389)
                                         --------    --------
                                         $ (4,135)   $ (4,389)
                                         ========    ========

    At December 31, 1998, the Company had, subject to the limitations discussed below, $46,591,000 of net operating loss carryforwards for U.S. tax purposes, of which it is estimated a maximum of $43,836,000 may be utilized before it expires. These loss carryforwards will expire from 2002 through 2018 if not utilized. At December 31, 1998, the Company had approximately $11,900,000 of net operating loss carryforwards for Canadian tax purposes of which $200,000 will expire in 2002, $4,970,000 will expire in 2003, $3,200,000 will expire in 2004 and $3,530,000 will expire in 2005.

    As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 of the Internal Revenue Code of 1986, as amended (Section 382), occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December 31, 1991 of $4,909,000 will be limited to approximately $235,000 per year.

    During 1992, the Company acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of $837,000 acquired in the acquisition are limited to approximately $115,000 per year.

    As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $8,875,000 will be limited to approximately $1,034,000 per year, subject to the lower limitations described above. Of the $8,875,000 net operating loss carryforwards existing at October 1993, it is anticipated that the maximum net operating loss that may be utilized before it expires is $6,120,000. Future changes in ownership may further limit the use of the Company's carryforwards.

    In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5,915,000 and $32,822,000 for deferred tax assets at December 31, 1997 and 1998, respectively.

    The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                                         December 31
                                                    1996     1997        1998
                                                   -------  ------    --------
                                                         (In thousands)
   Tax (expense) benefit at U.S.  statutory rates
      (34%)....................................    $ (743)  $3,414    $ 29,958
   (Increase)  decrease  in  deferred  tax  asset
      valuation allowance......................        (1)    (259)    (26,907)
   Higher effective rate of foreign operations.       (49)    (244)       (231)
   Percentage depletion........................        189     499         146
   Other.......................................        428     481       1,192
                                                   -------  -------   --------
                                                   $  (176) $3,891    $  4,158
                                                   =======  =======   ========

9. Related Party Transactions

    Accounts receivable from affiliates, officers, and stockholders represent amounts receivable relating to joint interest billings on properties which the Company operates and advances made to officers.

    In January 1996, Grey Wolf purchased newly issued shares of Cascade representing 66 2/3% of Cascade's capital stock. As described in Note 3, in 1997 Grey Wolf merged with Cascade and the name was changed to Grey Wolf Exploration, Inc. ("Grey Wolf"). At December 31, 1998, the Company owns approximately 48% of Grey Wolf. The Company's President as well as certain directors directly own approximately 5% of Grey Wolf. Additionally the Company's President owns options to purchase up to 800,000 shares of Grey Wolf capital stock at an exercise price of CDN$.20 per share, and certain of the Company's directors own options to purchase in the aggregate up to 1,000,000 shares of Grey Wolf capital stock at an exercise price of CDN$.20 per share. Grey Wolf currently has approximately 127,000,000 shares of capital stock outstanding.

    Grey Wolf owns a 10% interest in the Canadian Abraxas oil and gas properties and the Canadian Abraxas gas processing plants acquired by Canadian Abraxas in November 1996 from CGGS and a 100% interest in the Pacalta Properties and manages the operations of Canadian Abraxas, pursuant to a management agreement between Canadian Abraxas and Grey Wolf. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf.

10. Commitments and Contingencies

Operating Leases

    During the years ended December 31, 1996, 1997, and 1998, the Company incurred rent expense of approximately $179,000, $228,000 and $292,000, respectively. Future minimum rental payments are as follows at December 31,
1998: 1999............. $299,000 2000............. 313,000 2001.............
354,000 2002............. 247,000 2003............. 228,000 Thereafter.. 626,000

Contingencies

    In May 1995, certain plaintiffs filed a lawsuit against the Company alleging negligence and gross negligence, tortious interference with contract, conversion and waste. In March 1998, a jury found against the Company, on May 22, 1998 final judgment in the amount of approximately $1.3 million was entered. The Company has filed an appeal. As of March 4, 1999, no ruling has been made on the appeal. Management believes, based on the advice of legal counsel, that the plaintiffs' claims are without merit and that damages should not be recoverable under this action; however, the ultimate effect on the Company's financial position and results of operations cannot be determined at this time. The Company has not established a reserve for this matter at December 31, 1998.

    Additionally, from time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At December 31, 1998, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

11. Earnings per Share

    The following table sets forth the computation of basic and diluted earnings per share:

                                                        1996            1997             1998
                                                    -----------     ------------    ---------
Numerator:
       Net income (loss)........................    $ 1,513,000     $(6,485,000)    $(83,960,000)
       Preferred stock dividends................        366,000          183,000              --
                                                    -----------     ------------    ------------
       Numerator  for basic  earnings  per share --
        income   (loss)    available   to   common
        stockholders............................      1,147,000      (6,668,000)     (83,960,000)
       Effect of dilutive securities:
          Preferred stock dividends.............             --              --               --
                                                    -----------     -----------     ------------
       Numerator for diluted  earnings per share--
        income  available  to common  stockholders
        after assumed conversions...............      1,147,000      (6,668,000)     (83,960,000)
     Denominator:
       Denominator  for basic earnings per share --
        weighted-average shares.................      5,757,105       6,025,294        6,331,292
       Effect of dilutive securities:
          Stock options and warrants............         24,277              --               --
          Convertible preferred stock...........             --              --               --
          Assumed issuance under the CVR Agreement    1,013,060              --               --
                                                    -----------     ------------    ------------
                                                      1,037,337              --               --
                                                    -----------     ------------    ------------
       Dilutive     potential     common    shares
        Denominator   for  diluted   earnings  per
        share  adjusted   weighted-average  shares
        and assumed conversions.................      6,794,442       6,025,294        6,331,292
       Basic earnings (loss) per share:
          Income (loss) before extraordinary item   $       .27     $      (1.11)   $     (13.26)
          Extraordinary item....................           (.07)             --              --
                                                    -----------     ------------    -------------
                                                    $       .20     $      (1.11)   $     (13.26)
                                                    ===========     ============    =============
       Diluted earnings (loss) per share:
          Income (loss) before extraordinary item   $       .23     $      (1.11)   $     (13.26)
          Extraordinary item....................           (.06)             --              --
                                                    -----------     ------------    -------------
                                                    $       .17     $      (1.11)   $     (13.26)
                                                    ===========     ============    =============

    For the year ended December 31, 1998 none of the shares issuable in connection with stock options or warrants are included in diluted shares. For the year ended December 31, 1997, none of the shares issuable in connection with stock options, warrants, or the conversion of preferred stock are included in diluted shares. Inclusion of these shares would be antidilutive due to losses incurred in those years. In addition, for the year ended December 31, 1996 shares issuable in connection with the conversion of the preferred stock were not included in diluted shares because the effect was antidilutive.

    Stock options and warrants to purchase approximately 875,000 shares of common stock at a weighted average per share price of $8.36 were outstanding during 1996. Since the exercise price of these warrants and options was greater than the average market price of the common shares, they were not included in the computations of diluted earnings per share. Inclusion of these shares would be antidilutive.

12. Quarterly Results of Operations (Unaudited)

    Selected results of operations for each of the fiscal quarters during the years ended December 31, 1997 and 1998 are as follows:

                                                    1st            2nd            3rd          4th
                                                  Quarter         Quarter        Quarter      Quarter
                                                  ----------     ---------      ---------    ----------
                                                            (In thousands, except per share data)
Year Ended December 31, 1997
     Net revenue.............................       $ 19,216      $ 15,772       $ 15,703      $ 20,240
     Operating income (loss).................          7,791         4,090          3,902          (633)
     Net income (loss).......................          1,454        (2,010)        (2,042)       (3,887)
     Earnings (loss) per common share........            .24          (.37)          (.33)         (.61)
     Earnings  (loss) per common share-
      assuming dilution......................            .22          (.37)          (.33)         (.61)
   Year Ended December 31, 1998
     Net revenue.............................       $ 16,739      $ 15,471       $ 13,799      $ 14,075
     Operating income (loss).................          2,423           577           (765)      (58,735)
     Net income (loss).......................         (4,572)       (6,105)        (5,795)      (67,488)
     Earnings (loss) per common share........           (.72)         (.96)          (.92)       (10.66)
     Earnings  (loss) per common share-
      assuming dilution......................           (.72)         (.96)          (.92)       (10.66)

    During the fourth quarter of 1997, the Company recorded a write-down of its Canadian proved crude oil and natural gas properties of approximately $4,600,000 ($3,000,000 net of taxes). During the fourth quarter of 1998, the Company recorded a write-down of its United States proved crude oil and properties of approximately $61,224,000 under the ceiling limitation.

13. Benefit Plans

    The Company has a defined contribution plan (401(k)) covering all eligible employees of the Company. During 1996, 1997, and 1998 the Company contributed 2,500, 7,440, and 10,329 shares, respectively, of its common stock held in the treasury to the Plan and recorded the fair value of $12,500, $41,850, and $76,847 respectively, as compensation expense. The employee contribution limitations are determined by formulas which limit the upper one-third of the plan members from contributing amounts that would cause the plan to be top-heavy. The employee contribution is limited to the lesser of 20% of the employee's annual compensation or $10,000.

14. Summary Financial Information of Canadian Abraxas Petroleum Ltd.

    The following is summary financial information of Canadian Abraxas, a wholly owned subsidiary of the Company. Canadian Abraxas is jointly and severally liable for the entire balance of the Series D Notes $(275,000,000), of which $84,612,000 was utilized by Canadian Abraxas in connection with the acquisition of CGGS. The Company has not presented separate financial statements and other disclosures concerning Canadian Abraxas because management has determined that such information is not material to the holders of the Series D Notes and the Senior Notes.

                                                                           December 31,
                                                                       1997           1998
                                                                    ----------      ---------
                                                                            (In thousands)
           BALANCE SHEET
                                                   Assets

           Total current assets................................       $  4,738        $  6,144
           Oil and gas and processing properties...............        109,968          91,115
           Other assets........................................          3,761           3,854
                                                                      --------        --------
                                                                      $118,467        $101,113
                                    Liabilities  and  Stockholder's
           Equity

           Total current liabilities...........................       $  3,625        $  3,030
           11.5% Senior Notes due 2004.........................         74,682          74,682
           Notes payable to Abraxas Petroleum Corporation......         18,844          20,355
           Other liabilities...................................         30,295          22,519
           Stockholder's equity (deficit)......................         (8,979)        (19,473)
                                                                      --------        --------
                                                                      $118,467        $101,113

                                              November 14, 1996,
                                             Date of Acquisition,         Year Ended               Year Ended
                                             to December 31, 1996      December 31, 1997        December 31, 1998
                                             --------------------      -----------------        -----------------
                                                                        (In thousands)
   STATEMENTS OF OPERATIONS
   Revenues.........................               $ 3,972                $ 19,264                 $ 18,624
   Operating costs and expenses.....                (2,292)                (16,617)                 (18,026)
   Proved property impairment.......                    --                  (4,600)                      --
   Interest expense.................                (1,331)                 (9,952)                 (10,356)
   Other income.....................                    23                     202                      191
   Income tax (expense) benefit.....                  (175)                  3,815                    4,158
                                                   -------                --------                 --------
   Net income (loss)................               $   197                $ (7,888)                $ (5,409)
                                                   =======                ========                 ========

15. Business Segments

    The Company conducts its operations through two geographic segments, the United States and Canada, and is engaged in the acquisition, development and production of crude oil and natural gas and the processing of natural gas in each country. The Company's significant operations are located in the Texas Gulf Coast, the Permian Basin of western Texas and Canada. Identifiable assets are those assets used in the operations of the segment. Corporate assets consist primarily of deferred financing fees and other property and equipment. The Company's revenues are derived primarily from the sale of crude oil, condensate, natural gas liquids and natural gas to marketers and refiners and from processing fees from the custom processing of natural gas. As a general policy, collateral is not required for receivables; however, the credit of the Company's customers is regularly assessed. The Company is not aware of any significant credit risk relating to its customers and has not experienced significant credit losses associated with such receivables.

    In 1998 four customers accounted for approximately 58% of oil and natural gas production and gas processing revenues. Three customers accounted for approximately 54% of United States revenue and three customers accounted for approximately 83% of revenue in Canada. In 1997 three customers accounted for approximately 40% of oil and natural gas production revenues and gas processing revenues. In 1996 four customers accounted for approximately 63% of oil and natural gas production revenues and gas processing revenues.

    Business segment information about the Company's 1996 operations in different geographic areas is as follows:

                                                           U.S.           Canada         Total
                                                        ---------      ----------     ---------
                                                                       (In thousands)
       Revenues...................................       $ 21,999       $   4,654     $  26,653
                                                         ========       =========     =========
       Operating profit...........................       $  8,987       $   1,694     $  10,681
                                                         ========       =========
       General corporate..........................                                       (2,044)
       Interest    expense   and   amortization   of
          deferred financing fees.................                                       (6,521)
                                                                                      ---------
         Income before income taxes...............                                    $   2,116
                                                                                      =========
       Identifiable assets at December 31, 1996...       $168,141       $ 126,266     $ 294,407
                                                         ========       =========
       Corporate assets...........................                                       10,435
                                                                                      ---------
                 Total assets.....................                                    $ 304,842
                                                                                      =========

    Business segment information about the Company's 1997 operations in different geographic areas is as follows:

                                                           U.S.           Canada          Total
                                                         --------       ---------      ---------
                                                                      (In thousands)
       Revenues...................................       $ 50,172       $  20,759      $  70,931
                                                         ========       =========      =========
       Operating profit (loss)....................       $ 19,938       $  (2,125)     $  17,813
                                                         ========       =========
       General corporate..........................                                        (2,309)
       Interest    expense   and   amortization   of
          deferred   financing fees...............                                       (25,880)
                                                                                       ---------
         Loss before income taxes.................                                     $ (10,376)
                                                                                       =========
       Identifiable assets at December 31, 1997...       $198,277       $ 130,969      $ 329,246
                                                         ========       =========
       Corporate assets...........................                                         9,282
                                                                                       ---------
                 Total assets.....................                                     $ 338,528
                                                                                       =========

    Business segment information about the Company's 1998 operations in different geographic areas is as follows:

                                                           U.S.           Canada          Total
                                                         --------       ---------      ---------
                                                                      (In thousands)
       Revenues...................................       $ 36,267       $  23,817      $  60,084
                                                         ========       =========      =========
       Operating profit (loss)....................       $(53,016)      $     877      $ (52,139)
                                                         ========       =========
       General corporate..........................                                        (3,556)
       Interest    expense   and   amortization   of
          deferred financing fees.................                                       (32,419)
                                                                                       ---------
         Loss before income taxes.................                                     $ (88,114)
                                                                                       =========
       Identifiable assets at December 31, 1998...       $153,030       $ 129,301      $ 282,331
                                                         ========       =========
       Corporate assets...........................                                         9,167
                                                                                       ---------
                 Total assets.....................                                     $ 291,498
                                                                                       =========

16. Commodity Swap Agreements

    The Company enters into commodity swap agreements (Hedge Agreements) to reduce its exposure to price risk in the spot market for crude oil and natural gas. Pursuant to the Hedge Agreements, either the Company or the counterparty thereto is required to make payment to the other at the end of each month.

    In November 1996, the Company assumed Hedge Agreements extending through October 2001 with a counterparty involving various quantities and fixed prices. These Hedge Agreements provide for the Company to make payments to the counterparty to the extent the market prices determined based on the price for west Texas intermediate light sweet crude oil on the NYMEX for crude oil and the Inside FERC, Tennessee Gas Pipeline Co.; Texas (Zone O) price for natural gas exceeds the above fixed prices and for the counterparty to make payments to the Company to the extent the market prices are less than the above fixed prices. The Company accounts for the related gains or losses (a loss of $952,000 in 1997 and a gain of $268,000 in 1998) in crude oil and natural gas revenue in the period of the hedged production. The Company terminated these hedge agreements in January 1999 and was paid $750,000 by the counterparty for such termination

    In March 1998, the Company entered into a costless collar for 2,000 barrels of crude oil with a floor price of $14.00 and a ceiling price of $22.30. The agreement was effective April 1, 1998 and extends through March 31, 1999. Under the terms the Company will be paid when the average crude price is below the floor price and pay the counterparty when the average price exceeds the ceiling price. During 1998, the Company realized a gain of $282,000 on this agreement, which is accounted for in crude oil and natural gas revenue.

17. Proved Property Impairment

    In 1997 and 1998 the Company recorded a write-down of its proved crude oil and natural gas properties of approximately $4,600,000, $3,000,000 after taxes, and $61,224,000 under the ceiling limitation prescribed for companies following the full cost method of accounting for its oil and gas properties. The 1997 write-down was related to the Company's Canadian oil and gas properties, the 1998 write down was related to the Company's United States oil and gas properties. These writedowns were due primarily to a decrease in spot market prices for the Company's crude oil and natural gas. Under full cost accounting rules, the net capitalized costs of oil and gas properties, less related deferred taxes, are limited by country, to the lower of unamortized cost or the cost ceiling as discussed in Note 1. The risk that the Company will be required to write-down the carrying value of its crude oil and natural gas properties increases when crude oil and natural gas prices are depressed or volatile. Should prices continue to decline, a further write-down of the Company's crude oil and natural gas properties may be required. If such a write-down were large enough, it could result in the occurrence of an event of default under the Credit Facility that could require the sale of some of the Company's producing properties under unfavorable market conditions or require the Company to seek additional equity capital.

18. Subsequent Event

    On January 13, 1999 the Company acquired approximately 14,026,467 common shares and associated rights, representing approximately 98.8 percent of New Cache Petroleums, Ltd. ("New Cache") for approximately $78 million in cash and the assumption of approximately $10 million of debt. The Company intends to integrate the operations of New Cache into the existing operations of its wholly owned subsidiary Canadian Abraxas.

19. Supplemental Oil and Gas Disclosures (Unaudited)

    The accompanying table presents information concerning the Company's crude oil and natural gas producing activities as required by Financial Accounting Standards 69, "Disclosures about Oil and Gas Producing Activities." Capitalized costs relating to oil and gas producing activities are as follows:

                                                              December 31
                                                       ----------------------
                                                          1997        1998
                                                       ----------  ----------
                                                           (In thousands)
     Proved crude oil and natural gas properties.....   $ 332,680  $  324,532
     Unproved properties.............................      11,519      10,675
                                                        ---------  ----------
               Total.................................     344,199     335,207
     Accumulated depreciation, depletion, and
        amortization, and impairment.................     (70,717)   (161,593)
                                                        ---------  ----------
               Net capitalized costs.................   $ 273,482  $  173,614
                                                        =========  ==========

    Costs incurred in oil and gas property acquisitions, exploration and development activities are as follows:

                                                                Years Ended December 31
                           -----------------------------------------------------------------------------------------------
                                        1996                            1997                              1998
                           -----------------------------  --------------------------------  ------------------------------
                              Total    U.S.     Canada       Total       U.S.      Canada      Total      U.S.      Canada
                           --------  --------  --------   ----------   --------   --------  ---------   --------  --------
                                                                    (In thousands)
Property acquisition costs:
  Proved.............      $ 87,005  $ 37,609  $ 49,396    $ 13,800    $     --   $ 13,800   $  2,729   $  1,319  $  1,410
  Unproved...........        37,268     8,230    29,038       8,958          --      8,958         --         --        --
                           --------  --------  --------    --------    --------   --------   --------   --------  --------
                           $124,273  $ 45,839  $ 78,434    $ 22,758    $     --   $ 22,758   $  2,729   $  1,319  $  1,410
                           ========  ========  ========    ========    ========   ========   ========   ========  ========
Property  development and
  exploration costs..      $ 18,133  $ 18,115  $     18    $ 61,414    $ 53,363   $  8,051   $ 51,821   $ 35,421  $ 16,400
                           ========  ========  ========    ========    ========   ========   ========   ========  ========

    The results of operations for oil and gas producing activities are as follows:

                                                                    Years Ended December 31
                              ---------------------------------------------------------------------------------------------------
                                           1996                             1997                             1998
                              -----------------------------   -------------------------------- ----------------------------------
                                 Total     U.S.     Canada       Total      U.S.      Canada      Total        U.S.       Canada
                              --------- ---------  ---------  ---------- ----------  --------- ---------   ----------   ---------
                                                                        (In thousands)
Revenues...............       $ 25,749  $ 21,758   $  3,991   $  65,826  $  49,031   $ 16,795  $  54,263    $  33,705   $  20,558
Production costs.......         (5,858)   (5,193)      (665)    (14,881)   (10,749)    (4,132)   (16,841)     (10,299)     (6,542)
Depreciation, depletion,
  and amortization.....         (9,103)   (7,695)    (1,408)    (27,803)   (18,992)    (8,811)   (30,832)     (17,239)    (13,593)
Proved property impairment          --        --         --      (4,600)        --     (4,600)   (61,223)     (61,223)         --
General and administrative        (483)     (401)       (82)     (1,042)      (721)      (321)    (1,381)        (992)       (389)
Income taxes...........           (148)       --       (148)        427         --        427        (14)          --         (14)
                              --------  --------   --------   ---------  ---------   --------  ---------    ---------   ---------
Results of  operations  from
  oil  and   gas   producing
  activities      (excluding
  corporate   overhead   and
  interest costs)......
                              $ 10,157  $  8,469   $  1,688   $  17,927  $  18,569   $   (642) $ (56,028)   $ (56,048)  $      20
                              ========  ========   ========   =========  =========   ========  =========    =========   =========
Depletion  rate  per  barrel
  of oil equivalent....       $    5.12 $    5.10  $   5.29   $    5.62  $    5.05   $   6.98  $    5.36    $    5.26   $    5.49
                              ========= =========  ========   =========  =========   ========  =========    =========   =========

Estimated Quantities of Proved Oil and Gas Reserves

    The following table presents the Company's estimate of its net proved crude oil and natural gas reserves as of December 31, 1995, 1996, and 1997. The Company's management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reserve engineers.


                                                    Total                      United States                    Canada
                                             -----------------------    ---------------------------  ----------------------------
                                               Liquid        Natural       Liquid        Natural         Liquid          Natural
                                             Hydrocarbons      Gas      Hydrocarbons       Gas         Hydrocarbons        Gas
                                               (Barrels)      (Mcf)       (Barrels)       (Mcf)         (Barrels)         (Mcf)
                                             ------------   --------    ------------    -----------  --------------    ----------
                                                                               (In Thousands)
Proved developed and undeveloped reserves:
  Balance at December 31, 1995.........         8,267         54,569         8,267          54,569           --             --
    Revisions of previous estimates....           680         (2,561)          680          (2,561)          --             --
    Extensions and discoveries.........         1,752         10,194         1,746          10,060            6            134
    Purchase of minerals in place......         8,062        121,408         6,694          65,135        1,368         56,273
    Production.........................          (724)        (6,350)         (670)         (5,042)         (54)        (1,308)
    Sale of minerals in place..........            (2)            --            (2)             --           --             --
                                               ------        -------        ------         -------        -----        -------
  Balance at December 31, 1996.........        18,035        177,260        16,715         122,161        1,320 (1)     55,099
    Revisions of previous estimates....        (1,083)        (4,554)       (1,096)        (10,343)          13          5,789
    Extensions and discoveries.........         2,262         48,405         2,190          40,877           72          7,528
    Purchase of minerals in place......           585         27,575           197             150          388         27,425
    Production.........................        (1,929)       (21,050)       (1,736)        (12,508)        (193)        (8,542)
    Sale of minerals in place..........           (93)        (6,322)           (9)            (42)         (84)        (6,280)
                                               ------        -------        ------         -------        -----        -------
  Balance at December 31, 1997.........        17,777        221,314        16,261         140,295        1,516 (1)     81,019 (2)
    Revisions of previous estimates....        (3,323)        (7,834)       (3,903)        (17,501)         580          9,667
    Extensions and discoveries.........           266         49,403           237          43,900           29          5,503
    Purchase of minerals in place......           464         15,167           126           2,033          338         13,134
    Production.........................        (1,596)       (24,930)       (1,322)        (11,707)        (274)       (13,223)
    Sale of minerals in place..........        (5,893)       (55,642)       (5,648)        (46,781)        (245)        (8,861)
                                               ------        -------        ------         -------        -----        -------
  Balance at December 31, 1998.........         7,695        197,478         5,751         110,239        1,944 (1)     87,239 (2)
                                               ======        =======        ======         =======        =====        =======
Proved developed reserves:
  December 31, 1996....................        14,961        157,660        13,641         103,639        1,320         54,021
                                               ======        =======        ======         =======        =====        =======
  December 31, 1997....................        14,254        186,490        12,750         109,456        1,504         77,034
                                               ======        =======        ======         =======        =====        =======
  December 31, 1998....................         5,819        144,588         4,138          65,075        1,681         79,513
                                               ======        =======        ======         =======        =====        =======

----------

(1) Includes 120,400 and 260,200 barrels of liquid hydrocarbon reserves owned by Grey Wolf of which approximately 57,600 and 140,200 barrels are applicable to the minority interest's share of these reserves at December 31, 1996 and 1997, respectively.

(2) Includes 7,446 MMcf of natural gas reserves owned by Grey Wolf of which 4,012 MMcf are applicable to the minority interest's share of these reserves at December 31, 1997.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

    The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. The standardized measure does not purport to represent the fair market value of the Company's proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

    Under the standardized measure, future cash inflows were estimated by applying period-end prices at December 31, 1998, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows.

Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

    Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

    Set forth below is the Standardized Measure relating to proved oil and gas reserves for:

                                                                      Years Ended December 31
                            -------------------------------------------------------------------------------------------------------
                                            1996                                1997                               1998
                            -----------------------------------  ---------------------------------- -------------------------------
                                Total        U.S.       Canada      Total       U.S.       Canada      Total       U.S.     Canada
                            -----------   ----------  ---------  ----------  ----------   --------- ----------   --------  --------
                                                                         (In thousands)
Future cash inflows...      $ 1,009,420   $  824,776  $ 184,644  $  714,048  $  530,627   $183,421  $  474,263   $268,821  $205,442
Future production and
   development costs..         (251,749)    (201,498)   (50,251)   (249,604)   (186,445)   (63,159)   (169,736)   (99,187)  (70,549)
Future income tax expense      (207,834)    (157,508)   (50,326)    (82,998)    (48,736)   (34,262)    (20,655)        --   (20,655)
                            -----------   ----------  ---------  ----------  ----------   --------  ----------   --------  --------
Future net cash flows.          549,837      465,770     84,067     381,446     295,446     86,000     283,871    169,634   114,238
Discount..............         (220,016)    (193,221)   (26,795)   (129,367)   (107,259)   (22,108)    (97,498)   (75,389)  (22,109)
                            -----------   ----------  ---------  ----------  ----------   --------  ----------   --------  --------
Standardized   Measure  of
   discounted  future  net
   cash     relating    to
   proved reserves....      $   329,821   $  272,549  $  57,272  $  252,079  $  188,187   $ 63,892  $  186,374   $ 94,245  $ 92,129
                            ===========   ==========  =========  ==========  ==========   ========  ==========   ========  ========

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

    The following is an analysis of the changes in the Standardized Measure:

                                                                       Year Ended December 31
                                                            ------------------------------------------
                                                                1996             1997           1998
                                                            -----------      -----------    ----------
                                                                           (In thousands)
        Standardized Measure, beginning of year........       $ 87,160        $ 329,821       $252,079
          Sales  and  transfers  of oil and gas  produced,
           net of production costs.....................        (19,887)         (50,945)       (37,722)
          Net  changes  in  prices  and   development  and
           production costs from prior year............         65,917         (190,174)       (26,858)
          Extensions,  discoveries, and improved recovery,
           less related costs..........................         30,699           49,471         36,187
          Purchases of minerals in place...............        244,930           27,586         28,079
          Sales of minerals in place...................            (24)          (5,720)       (58,099)
          Revision of previous quantity estimates......          2,257           (8,150)       (12,514)
          Change in future income tax expense..........        (87,393)          70,858        (14,798)
          Other........................................         (2,554)         (12,389)        (7,140)
          Accretion of discount........................          8,716           41,721         26,861
                                                              --------        ---------       --------
        Standardized Measure, end of year..............       $329,821        $ 252,079       $186,374
                                                              ========        =========       ========

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of New Cache Petroleums Ltd.

    We have audited the balance sheet of New Cache Petroleums Ltd. as at November 30, 1998 and the statements of loss and retained earnings (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 1998 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States.

Calgary, Canada                                       ERNST & YOUNG LLP
March 12, 1999                                           Chartered Accountants




                                                       NEW CACHE PETROLEUMS LTD.

                                                             BALANCE SHEET

                                                                ASSETS

                                                                                    As at
                                                                                 November 30,
                                                                                     1998
                                                                                -------------
        Current
        Cash.................................................                   $       7,455
        Accounts receivable
          Trade..............................................    $ 5,154,577
          Other..............................................        204,295        5,358,872
                                                                 -----------    -------------
                                                                                    5,366,327
        Fixed assets
        Petroleum and natural gas properties.................                     128,281,750
        Less accumulated depletion and depreciation..........                     (64,726,771)
                                                                                -------------
                                                                                   63,554,979
                                                                                -------------
                                                                                $  68,921,306
                                                                                =============
                              LIABILITIES AND SHAREHOLDERS' EQUITY

        Current
        Bank production loan.................................                   $  24,769,475
        Accounts payable and accrued liabilities.............                       4,392,481
        Large corporations tax payable.......................                          27,894
                                                                                -------------
                                                                                   29,189,850
        Deferred income taxes................................                       2,105,318
        Site restoration liability...........................                         430,091
                                                                                -------------
                                                                                   31,725,259
        Shareholders' equity
        Share  capital,  no par  value,  unlimited  number  of  authorized
           shares, 14,185,128 shares issued and outstanding..                      64,751,866
        Cumulative translation adjustment
          Opening balance....................................    $(4,591,329)
          Translation adjustments for the year...............     (4,546,975)
                                                                 -----------
          Closing balance....................................                      (9,138,304)
        Deficiency...........................................                     (18,417,515)
                                                                                -------------
                                                                                   37,196,047
                                                                                -------------
        Contingency
                                                                                $  68,921,306
                                                                                =============

                                                        See accompanying notes.

                            NEW CACHE PETROLEUMS LTD.

                              STATEMENT OF LOSS AND
                         RETAINED EARNINGS (DEFICIENCY)

                                                        Year Ended
                                                        November 30,
                                                           1998
                                                    ---------------
          Revenue
          Oil and gas sales......................   $    20,497,973
          Crown royalties........................        (2,930,136)
          Other royalties........................          (671,770)
                                                    ---------------
                                                         16,896,067
          Alberta royalty tax credit.............           902,002
          Interest income........................             6,095
                                                    ---------------
                                                         17,804,164
                                                    ---------------
          Expenses
          Production and operating...............         6,237,251
          General and administration.............         2,210,012
          Interest on the bank production loan...         1,372,159
          Depletion and depreciation.............        46,007,667
          Provision for site restoration.........           216,667
                                                    ---------------
                                                         56,043,756
                                                    ---------------
          Loss before income taxes...............       (38,239,592)
                                                    ---------------
          Income taxes
          Large corporations tax.................          (189,208)
          Deferred tax recovery..................        14,781,557
                                                    ---------------
                                                         14,592,349
          Loss for the year......................       (23,647,243)
          Retained earnings, beginning of the year        5,229,728
                                                    ---------------
          Deficiency, end of the year............   $   (18,417,515)
                                                    ===============
          Loss per share
          Basic and fully diluted................   $         (1.67)
                                                    ===============

                             See accompanying notes

                            NEW CACHE PETROLEUMS LTD.

                             STATEMENT OF CASH FLOWS

                                                                Year Ended
                                                               November 30,
                                                                   1998
    Operating activities
    Loss for the year......................................    $(23,647,243)
    Add items not affecting cash
      Depletion and depreciation...........................      46,007,667
      Provision for site restoration.......................         216,667
      Deferred income taxes................................     (14,781,557)
                                                               ------------
    Funds from operations..................................       7,795,534
    Net change in non-cash working capital items...........      (1,328,724)
                                                               ------------
                                                                  6,466,810
                                                               ------------
    Investing activities
    Acquisition of petroleum and natural gas properties....      (2,508,458)
    Expenditures on petroleum and natural gas properties...     (15,129,731)
    Proceeds on disposal of petroleum and natural gas
       properties..........................................         144,147
    Expenditures on site restoration and abandonment.......         (25,494)
    Net change in non-cash working capital items...........      (4,642,013)
                                                               ------------
                                                                (22,161,549)
                                                               ------------
    Financing activities
    Shares issued..........................................         223,626
    Share issue costs......................................         (56,474)
    Repurchase of common shares............................        (112,137)
    Bank production loan...................................      14,973,041
    Decrease in note receivable............................          52,330
                                                               ------------
                                                                 15,080,386
                                                                -----------
    Decrease in cash during the year.......................        (614,353)
    Cash, beginning of the year............................         621,808
                                                               ------------
    Cash, end of the year..................................    $      7,455
                                                               ============

                             See accompanying notes.

                            NEW CACHE PETROLEUMS LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          Year Ended November 30, 1998

1. Summary of Significant Accounting Policies

    The financial statements of New Cache Petroleums Ltd. (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements necessarily involves the use of estimates and approximations which have been made using careful judgment. The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below.

Incorporation and Description of Business

    The Company is incorporated under the laws of the Province of Alberta, Canada and is engaged in the production, development and exploration of oil and natural gas solely in Canada.

Petroleum and Natural Gas Properties

    The Company follows the full cost method of accounting for petroleum and natural gas properties. Under this method, all costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. The Company does not capitalize internal costs. Depreciation, depletion, and amortization (DD&A) of capitalized crude oil and natural gas properties and estimated future development costs are based on the unit-of-production method. Net capitalized costs of crude oil and natural gas properties are limited to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves discounted at 10 percent, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. The provision for depletion and depreciation for the year ended November 30, 1998 includes an amount of $32,615,786 as a result of a ceiling test write down.

    No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

    Unevaluated properties not currently being amortized included in oil and gas properties were $9,545,821 at November 30, 1998. The properties represented by these costs were undergoing exploration activities or are properties on which the Company intends to commence activities in the future.

    Substantially all of the exploration and production activities of the Company are conducted jointly with others. These financial statements reflect only the Company's proportionate interest in such activities.

Site Restoration

    The estimated cost of future site restoration and abandonment, including the removal of production facilities, net of expected salvage values is based on current estimates, standards and technology. An annual provision is calculated on a unit-of-production basis. Actual restoration and abandonment costs are applied against the liability as incurred.

Stock Options

    The Company applies the intrinsic value method prescribed by APB Opinion 25 and related interpretations in accounting for share option transactions. Accordingly, no compensation cost is recognized in the accounts as options are granted with exercise prices greater than the prevailing market price.

Hedging Activity

    The Company enters into forward and swap contracts to manage price risk on anticipated future sales. These contracts are considered speculative for accounting purposes. The estimated amount required to settle or to be received on settlement of forward contracts at the year end is recorded as income or expense.

Financial Instruments

    Financial instruments of the Company comprise cash, accounts receivable, bank production loan, accounts payable and accrued liabilities, large corporations tax payable and the natural gas swap agreement (note 7). As at November 30, 1998 there are no significant differences between the carrying values of these amounts and their estimated market values.

Foreign Currency Translation

    The reporting currency of these financial statements is the U.S. Dollar. The Company's functional currency is the Canadian dollar. The Company translates the functional currency of its balance sheet accounts to U.S. dollars based on the November 30, 1998 exchange rate. The statement of loss is translated using the average exchange rate for the year ended November 30, 1998. Translation adjustments are reflected as Cumulative translation adjustment in Shareholders' equity.

Measurement Uncertainty

    The amounts recorded for depletion and depreciation of the petroleum and natural gas properties and for site restoration and abandonment are based on estimates of reserves and future costs. By their nature, these estimates and those related to the future cash flows used to assess impairment, are subject to measurement uncertainty and the impact on the financial statements of future periods could be material.

Income Taxes

    The Company records income taxes under Financial Accounting Standards Board Statement No. 109 using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

2. Bank Production Loan

    The Company has arranged a bank production loan of up to Cdn $45,000,000 (US $29,354,207 at November 30, 1998) that will revolve and fluctuate until April 30, 1999 at which time the lender has the option to call the loan. Accordingly, the loan has been classified as current in these financial statements. The loan bears interest at bank prime rate (November 30, 1998 -- 6.75%). A fixed and first floating charge debenture of Cdn $50,000,000 (US $32,615,786 at November 30, 1998) over all assets and a general assignment of accounts receivable have been pledged as collateral. At November 30, 1998 $24,769,475 was drawn under the loan facility.

    The Company paid $1,372,159 in interest during the year.

3. Share Capital

Authorized

    Unlimited common shares without nominal or par value

                                                      Number of  Consideration
    Issued                                       common shares         $
    ------                                       --------------  --------------
    Balance, November 30, 1997..................     14,133,567  $   64,696,854
    Shares issued for cash on exercise of stock
       options..................................         77,855         223,626
    Repurchase of common shares.................        (26,294)       (112,137)
    Share issue costs...........................             --         (56,477)
                                                   ------------  --------------
    Balance, November 30, 1998..................     14,185,128  $   64,751,866
                                                   ============  ==============

4. Stock Options

    The Company has reserved 1,320,013 shares for issuance under stock option agreements with certain directors, officers and employees. The stock options for officers and employees are vested at the rate of 25% each year on a cumulative basis and for non-management directors are vested immediately on issuance.

     Issued
     ------
     Balance, beginning of the year.....           868,458
     Issued.............................           494,500
     Exercised..........................           (77,855)
     Cancelled..........................           (70,250)
                                            --------------
     Balance, end of the year...........         1,214,853
                                            ==============

    The exercise prices of the outstanding options range from $2.06 to $6.21 per share and expiry dates are from December 14, 1998 to January 1, 2003.

    Under FAS 123 the effect on loss and loss per share of the value of options granted computed using the Black-Scholes option pricing model, applying a risk-free interest rate of 6% for 1998, assuming five year expected option lives, no dividend yields and a 37% volatility on a weighted average basis would be an increase of $882,000 and $0.07 respectively. These effects are not necessarily indicative of those to be expected in future years.

5. Income taxes

    Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

         Deferred tax liabilities:
           Full cost pool, including intangible drilling
            costs.........................................     $ 25,818,111
           Other..........................................          445,458
                                                               ------------
                   Total deferred tax liabilities.........       26,263,569
                                                               ------------
         Deferred tax assets:
           Depletion......................................       23,226,849
           Net operating losses...........................          931,402
                                                               ------------
                   Total deferred tax assets..............       24,158,251
                                                               ------------
         Net deferred tax liabilities.....................     $  2,105,318
                                                               ============

    At November 30, 1998, the Company had operating losses for income tax purposes of approximately $2,100,000 which are available for application against future taxable income and which expire in the years 2000 $(115,000), 2001 $(240,000), 2002 $(123,000), 2003 $(162,000) and 2004 $(1,460,000).

    The provision for income taxes recorded on the financial statements differ from the amounts which would be obtained by applying the statutory income tax rate to loss before income taxes as follows:

   Computed income taxes at the statutory rate (44.62%)........  $(17,062,503)
   Depletion and  depreciation  on assets that were
      acquired without full tax basis..........................     2,448,947
   Non-deductible royalties and other payments to the Crown....     1,326,437
   Alberta Royalty Tax Credits.................................      (402,473)
   Resource allowance..........................................    (1,024,227)
   Large corporations tax......................................       189,208
   Other.......................................................       (67,738)
                                                                 ------------
                                                                 $(14,592,349)
                                                                 ============
    Income taxes paid during 1998 were $256,005.

6. Loss per share

    For purposes of computing loss per share, the Company's weighted average shares outstanding during 1998 were 14,179,890. Any potential conversions would be anti-dilutive.

7. Financial Instruments

    The Company has entered into a natural gas basis swap contract to hedge against exposure to variations in the realization, in Canadian Dollars, of anticipated future natural gas sales. The basis swap outstanding at November 30, 1998 results in the Company receiving NYMEX minus $0.82/MMBTU in exchange for paying the AECO C indexed price (denominated in Canadian Dollars) on 2,500 MMBTU/d (approximately 2.3 mmcf/d) until October 31, 2000. The fair value of the natural gas basis swap agreement at November 30, 1998 is approximately ($393,941).

8. Pending Accounting Standards

    In 1997 Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130") was issued. FAS 130 will be adopted in the first quarter of fiscal 1999 and the Company will provide the additional disclosure as required. The sole component of comprehensive income, in addition to that noted below, will be the change in the cumulative translation account associated with the Company's Canadian Dollar functional currency.

    In 1998, Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") was issued. FAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. The Company will adopt FAS 133 for its 2000 fiscal year. Under FAS 133, the gains and losses associated with the Company's swap and forward contracts will no longer be recorded to income as the estimated fair value of such contracts changes. Under FAS 133 changes in the estimated fair values of swap and forward contracts will be recognized in comprehensive income in the period of the change. These changes will be recorded as adjustments to the hedged anticipated oil and gas sales in the period the sales occur.

9. Contingency

    The Company has been named as defendant, along with a number of other defendants, in an action filed November 19, 1996. The claim pertains to certain petroleum and natural gas properties of the Company. It is not possible at this time to determine the outcome of this claim. The Company believes that there is very little likelihood that any damages will be incurred as a result of the claim.

10. Subsequent Event

    On January 5, 1999, Canadian Abraxas Petroleum Limited, a subsidiary of Abraxas Petroleum Corporation acquired all of the Company's issued and outstanding common shares for cash consideration of $4.25 per common share. As a result of the acquisition, the Company's share options were cancelled.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers

    Abraxas' Articles of Incorporation contain a provision that eliminates the personal monetary liability of directors and officers to Abraxas and its stockholders for a breach of fiduciary duties to the extent currently allowed under the Nevada General Corporation Law (the "Nevada Statute"). In respect of Canadian Abraxas, the Alberta Business Corporation Act ("ABCA") does not permit any such limitations of a director's liability. If a director or officer of Abraxas were to breach his fiduciary duties, neither Abraxas nor its stockholders could recover monetary damages, and the only course of action available to Abraxas' stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors or officers are limited to equitable remedies, this provision of Abraxas' Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors or officers for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Director's action, this remedy would be ineffective if the stockholder did not become aware of a transaction or event until after it had been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors or officers.

    Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 78.300 of the Nevada Statute. The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.

    The Nevada Statute permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys' fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of duty. The Bylaws of Abraxas provide indemnification to the same extent allowed pursuant to the foregoing provisions of the Nevada Statute.

    Nevada corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. CBCA corporations are permitted to obtain such insurance also, accept for liability relating to the failure to act honestly and in good faith with a view to the best interests of the corporation. Abraxas currently has a directors' and officers' liability insurance policy in effect providing $3.0 million in coverage and an additional $1.0 million in coverage for certain employment related claims.

    Abraxas has entered into indemnity agreements with each of its directors and officers. These agreements provide for indemnification to the extent permitted by the Nevada Statute.



Item 21. Exhibits and Financial Statement Schedules.

3.1 Articles of Incorporation of Abraxas. (Filed as Exhibit 3.1 to the Company's Registration Statement on Form S-4, No. 33-36565 (the "S-4 Registration Statement")).

3.2 Articles of Amendment to the Articles of Incorporation of Abraxas dated October 22, 1990 (Filed as Exhibit 3.3 to the S-4 Registration Statement).

3.3 Articles of Amendment to the Articles of Incorporation of Abraxas dated December 18, 1990. (Filed as Exhibit 3.4 to the S-4 Registration Statement).

3.4 Articles of Amendment to the Articles of Incorporation of Abraxas dated June 8, 1995. (Filed as Exhibit 3.4 to the Company's Registration Statement on Form S-3, No. 333-398 (the "S-3 Registration Statement")).

3.5 Amended and Restated Bylaws of Abraxas. (Filed as Exhibit 3.5 to the S-3 Registration Statement).

3.6 Articles of Incorporation of Canadian Abraxas (Filed as Exhibit 3.7 to Abraxas and Canadian Abraxas' Registration Statement on Form S-4, 33-18673, (the "Exchange Offer Registration Statement"))

** 3.7 Articles of Incorporation of Sandia.


** 3.8 Articles of Incorporation of New Cache.


3.9 By-Laws of Canadian Abraxas (Filed as Exhibit 3.8 to the Exchange Offer Registration Statement).


** 3.10 By-Laws of Sandia.

** 3.11 By-Laws of New Cache.


4.1 Specimen Common Stock Certificate of Abraxas. (Filed as Exhibit 4.1 to the S-4 Registration Statement).

4.2 Specimen Preferred Stock Certificate of Abraxas. (Filed as Exhibit 4.2 to the Company's Annual Report on Form 10-K filed on March 31, 1995).

4.3 Rights Agreement dated as of December 6, 1994 between Abraxas and First Union National Bank of North Carolina ("FUNB"). (Filed as Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on December 6, 1994).

4.4 Amendment to Rights Agreement dated as of July 14, 1997 by and between Abraxas and American Stock Transfer and Trust Company (Filed as Exhibit 1 to Amendment No. 1 to the Company's Registration Statement on Form 8-A filed on August 20, 1997).

4.5 Indenture dated January 27, 1998 by and among the Company, Canadian Abraxas and IBJ Schroder Bank & Trust Company (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K dated February 5, 1998).

4.6 Indenture dated March 26, 1999 by and among the Company, Canadian Abraxas, New Cache, Sandia and Norwest Bank Minnesota, National Association (Filed as
Exhibit 4.6 to the Company's Annual Report on Form 10-K dated March 31, 1999).

4.7 Form of Series D Note (Filed as Exhibit A to Exhibit 4.5)

4.8. Form of Secured Note (filed as Exhibit A to Exhibit 4.6).


** 4.10 Form of Letter of Transmittal.

** 5.1 Opinion of Cox & Smith Incorporated.

** 5.2 Opinion of Bennett Jones.

*10.1 Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan, as amended and restated. (Filed as Exhibit 10.7 to the Company's Annual Report on Form 10-K filed April 14, 1993).

*10.2 Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, as amended and restated. (Filed as Exhibit 10.8 to the Company's Annual Report on Form 10-K filed April 14, 1993).

*10.3 Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan. (Filed as Exhibit 10.9 to the Company's Annual Report on Form 10-K filed April 14, 1993)

*10.4 Abraxas Petroleum Corporation 401(k) Profit Sharing Plan. (Filed as
Exhibit 10.4 to the Exchange Offer Registration Statement).

*10.5 Abraxas Petroleum Corporation Director Stock Option Plan. (Filed as
Exhibit 10.5 to the Exchange Offer Registration Statement).

*10.6 Abraxas Petroleum Corporation Restricted Share Plan for Directors. (Filed as Exhibit 10.20 to the Company's Annual Report on Form 10-K filed on April 12,
1994).

*10.7 Abraxas Petroleum Corporation 1994 Long Term Incentive Plan. (Filed as
Exhibit 10.21 to the Company's Annual Report on Form 10-K filed on April 12,
1994).

*10.8 Abraxas Petroleum Corporation Incentive Performance Bonus Plan. (Filed as
Exhibit 10.24 to the Company's Annual Report on Form 10-K filed on April 12,
1994).

10.9 Registration Rights and Stock Registration Agreement dated as of August 11, 1993 by and among Abraxas, EEP and Endowment Energy Partners II, Limited Partnership ("EEP II"). (Filed as Exhibit 10.33 to the Company's Registration Statement on Form S-1, Registration No. 33-66446 (the "S-1 Registration Statement")).

10.10 First Amendment to Registration Rights and Stock Registration Agreement dated June 30, 1994 by and among Abraxas, EEP and EEP II. (Filed as Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on July 14, 1994).

10.11 Second Amendment to Registration Rights and Stock Registration Agreement dated September 2, 1994 by and among Abraxas, EEP and EEP II. (Filed as Exhibit
10.3 to the Company's Annual Report on Form 10-K filed March 31, 1995)

10.12 Third Amendment to Registration Rights and Stock Registration Agreement dated November 17, 1995 by and among Abraxas, EEP and EEP II. (Filed as Exhibit
10.17 to the Company's Annual Report on Form 10-K filed March 31, 1995)

10.13 Common Stock Purchase Warrant dated as of December 18, 1991 between Abraxas and EEP. (Filed as Exhibit 12.3 to the Company's Current Report on Form 8-K filed January 9, 1992).

10.14 Common Stock Purchase Warrant dated as of August 1, 1993 between Abraxas and EEP. (Filed as Exhibit 10.35 to the S-1 Registration Statement).

10.15 Common Stock Purchase Warrant dated August 11, 1993 between Abraxas and EEP II. (Filed as Exhibit 10.36 to the S-1 Registration Statement).

10.16 Common Stock Purchase Warrant dated August 11, 1993 between Abraxas and Associated Energy Managers, Inc. (Filed as Exhibit 10.37 to the S-1 Registration Statement).

10.17 Letter dated September 2, 1994 from Abraxas to EEP and EEP II. (Filed as
Exhibit 10.13 to the Company's Annual Report on Form 10-K filed March 31, 1995)

10.18 Warrant Agreement dated as of July 27, 1994 between Abraxas and FUNB. (Filed as Exhibit 10.3 to the Company's Current Report on Form 8-K filed August 5, 1994).

10.19 Warrant Agreement dated as of December 16, 1994, between Abraxas and FUNB. (Filed as Exhibit 10.23 to the Company's Annual Report on Form 10-K filed March 31, 1995).

10.20 First Amendment to Warrant Agreement dated as of August 31, 1995 between Abraxas and FUNB. (Filed as Exhibit 10.21 to the S-3 Registration Statement).

10.21 Form of Indemnity Agreement between Abraxas and each of its directors and officers. (Filed as Exhibit 10.30 to the S-1 Registration Statement).

*10.22 Employment Agreement between Abraxas and Robert L. G. Watson. (Filed as
Exhibit 10.23 to the S-3 Registration Statement).

*10.23 Employment Agreement between Abraxas and Chris E. Williford. (Filed as
Exhibit 10.24 to the S-3 Registration Statement).

*10.24 Employment Agreement between Abraxas and Stephen T. Wendel. (Filed as
Exhibit 10.26 to the S-3 Registration Statement).

*10.25 Employment Agreement between Abraxas and Robert W. Carington, Jr. (Filed as Exhibit 10.25 to the Company's Annual Report on Form 10-K dated March 31,
1999).


**10.26 Registration Rights Agreement dated as of March 26, 1999 by and among Abraxas, Canadian Abraxas, New Cache, Sandia and Jefferies & Company, Inc..


10.27 Management Agreement dated November 14, 1996 by and between Canadian Abraxas and Cascade Oil & Gas Ltd. (Filed as Exhibit 10.36 to the Exchange Offer Registration Statement).

10.28 Agreement of Limited Partnership of Abraxas Wamsutter L.P. dated as of November 12, 1998 by and between Wamsutter Holdings, Inc. and TIFD III-X Inc. (Filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed November 30, 1998).

21.1 Subsidiaries of Abraxas. (Filed as Exhibit 21.1 to the Company's Annual Report on Form 10-K dated March 31, 1999)

23.1 Consent of Ernest & Young LLP. (Filed herewith).


** 23.2 Consent of DeGolyer & MacNaughton..

** 23.3  Consent of McDaniel & Associates Consultants, Ltd..


23.4 Consent of Ernst & Young LLP Chartered Accountants (Filed herewith).


** 23.5 Consent of Cox & Smith Incorporated (Included in Exhibit 5.1).

** 23.6 Consent of Bennett Jones (Included in Exhibit 5.2).

** 24.1 Power of Attorney of Franklin Burke.

** 24.2 Power of Attorney of Harold D. Carter.

** 24.3 Power of Attorney of Robert D. Gershen.

** 24.4 Power of Attorney of Richard M. Kleberg, III.

** 24.5 Power of Attorney of James C. Phelps.

** 24.6 Power of Attorney of Paul A. Powell, Jr..

** 24.7 Power of Attorney of Richard M. Riggs.

** 25.1 Form T-1 Statement Eligibility and Qualification of Norwest Bank Minnesota, National Association, as Trustee.


27.1 Financial Data Schedule. (Filed herewith).


* Management Compensatory Plan or Agreement.


** Previously Filed.

Item 22. Undertakings

         A. Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         B. Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by either of them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D. Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on June 25, 1999.



                                   ABRAXAS PETROLEUM CORPORATION



                                   By:      /s/ Robert L. G. Watson
                                     ------------------------------------------
                                     Robert L. G. Watson, Chairman of the Board,
                                     Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



Signature                      Name and Title                        Date

/s/ Robert L. G. Watson        Chairman of the Board,             June 25, 1999
---------------------------    President, Chief Executive Officer
                               (Principal Executive Officer) and
                               Director of the Company
Robert L.G. Watson

/s/ Chris E. Williford         Executive Vice President,          June 25, 1999
-----------------------------  Treasurer, Chief Financial
                               Officer and Director (Principal
                               Financial and Accounting Officer)
                               of the Company
Chris E. Williford


/s/ Robert W. Carington, Jr.   Executive Vice President and
Robert W. Carington, Jr.       Director of the Company            June 25, 1999


 *                             Director of the Company            June 25, 1999
-----------------------------
Franklin Burke

*                              Director of the Company            June 25, 1999
-----------------------------
Harold D. Carter

*                              Director of the Company            June 25, 1999
-----------------------------
Robert D. Gershen

*                              Director of the Company            June 25, 1999
-----------------------------
Richard M. Kleberg, III

 *                             Director of the Company            June 25, 1999
-----------------------------
James C. Phelps

 *                             Director of the Company            June 25, 1999
-----------------------------
Paul A. Powell, Jr.

*                              Director of the Company            June 25, 1999
-----------------------------
Richard M. Riggs


By: /s/ Chris E. Williford
Chris E. Williford
Attorney-in-fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on June 25, 1999.




                                   CANADIAN ABRAXAS PETROLEUM LIMITED


                                   By:      /s/ Robert L. G. Watson
                                      --------------------------------
                                       Robert L. G. Watson, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                       Name and Title                      Date

/s/ Robert L. G. Watson         Chairman of the Board,           June 25, 1999
---------------------------     President, and Director of
Robert L.G. Watson              Canadian Abraxas
                                (Principal Executive Officer)


/s/S. Blaire Patrick            Vice President of Finance        June 25 1999
-------------------------------
S. Blaire Patrick               of Canadian Abraxas
                                (Principal Accounting Officer)

/s/Donald A. Engle              Secretary and Director of        June 25, 1999
-------------------------------
Donald A. Engle                 Canadian Abraxas

/s/Roger L. Bruton              Executive Vice President and     June 25, 1999
-------------------------------
Roger L. Bruton                 Director of Canadian Abraxas

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on June 25, 1999.


                                    SANDIA OIL & GAS CORPORATION



                                    By:/s/ Robert L. G. Watson
                                       ---------------------------
                                    Robert L. G. Watson, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                       Name and Title                      Date


/s/ Robert L. G. Watson         President (Principal Executive
Robert L.G. Watson              Officer) and Director of          June 25, 1999
                                Sandia

/s/ Chris E. Williford          Vice President, and Director      June 25, 1999
Chris E. Williford              (Principal Financial and
                                Accounting Officer) of Sandia


/s/ Robert W. Carington, Jr.    Vice President and Director
Robert W. Carington, Jr.        of Sandia                         June 25, 1999

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on June 25, 1999.



                                  NEW CACHE PETROLEUMS LTD.



                                  By:      /s/ Robert L. G. Watson
                                     ------------------------------------
                                     Robert L. G. Watson, Chairman of the
                                     Board of Directors

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                       Name and Title                      Date

/s/ Robert L. G. Watson         Chairman of the Board and        June 25, 1999
---------------------------     Director of New Cache
                                (Principal Executive Officer)
Robert L.G. Watson


/s/Donald A. Engle              President and Director of        June 25, 1999
----------------------------    New Cache
Donald A. Engle


/s/S. Blaire Patrick            Vice President of Finance        June 25 1999
----------------------------    of New Cache
S. Blaire Patrick               (Principal Accounting Officer


/s/Roger L. Bruton              Executive Vice President and     June 25, 1999
----------------------------    Director of New Cache
Roger L. Bruton

                                  EXHIBIT INDEX

Exhibit Number:    Exhibit                                          Page Number

23.1               Consent of Ernst & Young LLP.

23.4               Consent of Ernst & Young LLP Chartered Accountants

27.1               Financial Data Schedule

                                                                 EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Abraxas Petroleum Corporation for the registration of $63,500,000 of 12-7/8% Senior Secured Notes due 2003 and to the inclusion therein of our report dated March 17, 1999, (except for Note 2, as to which the date is March 27, 1999), with respect to the consolidated financial statements of Abraxas Petroleum Corporation for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.



                                                     /s/ Ernst & Young LLP


San Antonio, Texas
June 25, 1999

                                                                  EXHIBIT 23.4

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Abraxas Petroleum Corporation for the registration of $63,500,000 of 12-7/8% Senior Secured Notes due 2003 and to the inclusion therein of our report dated March 12, 1999, with respect to the financial statements of New Cache Petroleums Ltd. for the year ended November 30, 1998, as filed with the Securities and Exchange Commission.









Calgary, Canada
June 24, 1999                                                Ernst & Young LLP